UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 11-K
ANNUAL REPORT
Pursuant to Section 15(d) of the
Securities Exchange Act of 1934
(Mark One):

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the plan year ended December 31, 2024
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from to
Commission file number 1-13881

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:
MARRIOTT RETIREMENT SAVINGS PLAN

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
MARRIOTT INTERNATIONAL, INC.
7750 Wisconsin Avenue
Bethesda, MD 20814

MARRIOTT RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE WITH REPORT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
December 31, 2024 and 2023

Report of Independent Registered Public Accounting Firm

To the Retirement Plan Committee and Plan Participants
Marriott Retirement Savings Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Marriott Retirement Savings Plan (the "Plan") as of December 31, 2024 and 2023, and the related statement of changes in net assets available for benefits for the year ended December 31, 2024, and the related notes to the financial statements (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the year December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purposes of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2024 has been subjected to audit procedures performed in conjunction with the audits of the Plan's financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ CohnReznick LLP

We have served as the Plan's auditor since 2024.

Bethesda, Maryland
June 24, 2025

MARRIOTT RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2024 AND 2023

	December 31,
	2024	2023
Assets
Investments, at fair value	$11,550,738,669	$—
Investments in Marriott International, Inc. Pooled Investment Trust for Participant-Directed Accounts, at fair value	—	10,080,524,469
	11,550,738,669	10,080,524,469
Receivables:
Notes receivable from participants	125,855,112	99,304,614
Employer contributions receivable	9,289,168	—
Total receivables	135,144,280	99,304,614
Total assets	11,685,882,949	10,179,829,083

Liabilities
Accrued expenses	723,336	592,908
Total liabilities	723,336	592,908

Net assets available for benefits	$11,685,159,613	$10,179,236,175

The accompanying notes are an integral part of these financial statements.

MARRIOTT RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2024

Additions
Interest and dividends	$85,189,849
Net appreciation in fair value of investments	1,597,508,965
Interest income on notes receivable from participants	9,577,511
Participants contributions	408,590,708
Rollover contributions	27,747,269
Marriott International, Inc. contributions	249,551,760
Total additions	2,378,166,062

Deductions
Benefits paid to participants	867,954,513
Administrative expenses	4,288,111
Total deductions	872,242,624

Net increase	1,505,923,438
Net assets available for benefits at beginning of year	10,179,236,175
Net assets available for benefits at end of year	$11,685,159,613

The accompanying notes are an integral part of these financial statements.

MARRIOTT RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2024 and 2023

NOTE 1:	DESCRIPTION OF THE PLAN
The following description of the Marriott Retirement Savings Plan (the “Plan”), formerly Marriott International, Inc. Employees’ Profit Sharing, Retirement and Savings Plan and Trust, sponsored by Marriott International, Inc. (the “Company”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
Effective October 1, 2024, plan administration and recordkeeping were transferred from Alight Solutions to Fidelity Investments ("Fidelity"), and trusteeship was transferred from The Northern Trust Company to Fidelity Management Trust Company ("FMTC").
General
The Plan is a defined contribution plan covering eligible employees of the Company and participating subsidiaries. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Effective January 1, 2024, the Plan became a safe harbor plan under Internal Revenue Services (“Code”) Sections 401(k)(12) and 401(m)(11).
Prior to January 1, 2024, the Plan’s assets were held and invested in the Marriott International, Inc. Pooled Investment Trust for Participant-Directed Accounts (the “Master Trust”) (see Note 3). Effective January 1, 2024, the Master Trust was dissolved and replaced with a single employer trust.
Effective October 1, 2024, participants can enroll in the Plan immediately upon becoming eligible. Prior to October 1, 2024, there was a 90-day waiting period for enrollment. Where no action is taken, newly hired, rehired, or newly eligible employees will be enrolled automatically after 90 days of service. Contributions will automatically start at 3% of pay, on a before-tax basis, and will be invested in the Vanguard Target Retirement Fund most appropriate for the associate's age (assuming a retirement age of 65). Associates can change or cancel enrollment at any time.
Contributions
Plan participants may contribute up to 80% of compensation per pay period to the Plan, subject to legal limits.
Participants may also contribute (rollover) amounts representing eligible rollover distributions from other eligible retirement plans, including qualified defined benefit or defined contribution plans or traditional IRAs.
Participants who are age 50 or older by the end of the applicable Plan year and have contributed the maximum contributions allowable by the Plan during the Plan year may make an additional catch-up contribution. The catch-up contribution is subject to the Code section 414(v) limitation of $7,500 for the year ended December 31, 2024.
The Company generally makes matching contributions equal to 100% of each eligible participant's contributions, up to 5% of the participant's eligible pay.
The Company also makes non-discretionary supplemental contributions at select locations to certain non-management, non-highly compensated hourly associates who are eligible for the Company matching contribution in the Plan but who are not, in most cases, in a collective bargaining agreement. For associates covered under collective bargaining agreements, the Company contributions vary based on the terms of the agreement. Contributions are subject to certain limitations.

Participant Accounts
Individual accounts are maintained for each participant. Each participant account is credited with the participant contributions, the Company matching contribution (if eligible), the Company supplemental contribution (if eligible), and the applicable earnings or losses for the investments selected by the participant. Each account is charged with an allocation of administrative expenses. The benefit to which a participant is entitled is the vested benefit in the participant’s account.
Vesting
Company contributions generally are 100% vested for all participants, with the exception of a small number of collectively bargained groups that have negotiated for a vesting schedule. All participants become fully vested upon death, termination of employment due to disability, or attainment of age 65.
Notes Receivable from Participants
Participants generally may take only one loan from their accounts at a time. The minimum loan amount is $1,000. The maximum is the lesser of (i) 50% of the vested account balance, or (ii) $50,000 minus the highest outstanding loan balance in the past 12 months. Loan terms range from 1 to 4 years, or up to 10 years for the purchase of a primary residence. The loans are collateralized by the vested balance in the participant’s account. The interest rate is fixed at the time the loan is granted. Prior to July 2, 2012, Plan loans bore interest at the prime rate published by the Wall Street Journal plus one percentage point. For loans issued on and after July 2, 2012, loans bear interest at the prime rate as of the last business day of the prior calendar quarter as published by the Wall Street Journal plus two percentage points, except that for the loans issued in third quarter of 2016, loans bear an interest rate as of the last business day of the prior calendar quarter as published by the Wall Street Journal plus one percentage point. For loans issued on or after July 1, 2020, loans bear interest at the prime rate as of the 15th of the month preceding the date of the loan as published by the Wall Street Journal plus two percentage points. Interest rates on outstanding loans range from 4.25% to 10.50%. For loans issued on or after October 1, 2024, loans bear interest at the prime rate as of the 15th of the month preceding the date of the loan as published by Reuters, plus two percentage points. Principal and interest are paid ratably through weekly or bi-weekly, after-tax payroll deductions.
In cases where payroll deductions are not available, loan repayments can be made via direct debit, certified check, cashiers’ check, or money order.
Payment of Benefits
A participant can take a distribution from the Plan upon termination of service, death, disability, attainment of age 59.5. If a participant’s account balance is greater than $5,000, the participant can elect to receive a lump sum amount, partial distributions or installment payments equal to the value of the participant’s vested interest in his or her account. If a participant’s account balance is at least $1,000, but not more than $5,000 and if the participant does not elect within time frames established by the Plan administrator to receive a lump sum cash distribution or to make a direct rollover, the participant’s vested account balance will be rolled over into an individual retirement account established by the Plan. The Plan provides for automatic lump sum distribution for participants who terminate employment with a vested account balance of less than $1,000.
Administration
The Retirement Plan Committee serves as the named fiduciary of the Plan, except with respect to the Company Stock Fund. Administration of the Plan is under the direction of (i) the Retirement Plan Committee, all of whom are members of senior management of the Company; (ii) a trustee; and (iii) a Plan administrator, who is an employee of the Company. Under section 404(c) of ERISA, the Plan offers participants the opportunity to direct their own investments. The Retirement Plan Committee is responsible for selecting and overseeing these investment options, other than the Company Stock Fund, and has delegated certain responsibilities to the Plan trustee and the investment adviser it has retained. The Stock Fund Investment Committee is the sole named fiduciary of the Plan with regards to the investment of the Company Stock Fund.

Administrative and Investment Expenses
To the extent not paid by the Company, administrative and investment expenses are paid from the Plan's forfeiture account and/or by the Plan participants, allocated based on account balances.
Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to modify, suspend, or discontinue its contributions at any time and to terminate the Plan, subject to the provisions of ERISA.
Investment Options
Upon enrollment in the Plan, a participant may allocate employer and employee contributions to any of the available investment options. Participants may change their investment options on a daily basis, subject to any trading restrictions imposed by individual investment funds.

NOTE 2:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The financial statements of the Plan are prepared on the accrual basis of accounting.
Use of Estimates
The preparation of financial statements in conformity with United States Generally Accepted Accounting Principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Accordingly, ultimate results could differ from those estimates.
Investments Valuation and Income Recognition
The Plan’s investments are stated at fair value. The fair value of the Plan’s interest in the Master Trust is based on the specific interest that the Plan has in underlying investments. The investments of the Master Trust are valued as described under Fair Value Measurements in Note 4.
Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold, as well as held during the year.
Payment of Benefits
Benefits are recorded when paid.
Fair Value Measurements
Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures establishes a framework for measuring fair value. This framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements), the next priority to quoted values based on observable inputs (Level 2 measurements), and the lowest priority to values based on unobservable inputs (Level 3 measurements).The three levels of the fair value hierarchy under ASC 820 are briefly described below:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access at the measurement date. For example, stocks listed on a recognized exchange or listed mutual funds.

Level 2	Inputs to the valuation methodology include:
•Quoted prices for similar assets or liabilities in active markets;
•Quoted prices for identical or similar assets or liabilities in inactive markets;
•Inputs other than quoted prices that are observable for the asset or liability;
•Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified contractual term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Level 3 inputs include unobservable inputs that reflect our assumptions about what factors market participants would use in pricing the asset or liability. We develop these inputs based on the best information available, including our own data.
Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
Following is a description of the valuation methodologies used for assets measured at fair value as of December 31, 2024 and 2023.
Cash and Cash Equivalents – The Plan considers all highly liquid investments with an initial maturity of three months or less at date of purchase to be cash equivalents.
Corporate Bonds – Valued using pricing models maximizing the use of observable inputs for similar securities. This includes basing value on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar bonds, the bond is valued under a discounted cash flows approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks or a broker quote if available.
Common and Preferred Stock – Securities are priced at the closing price reported on the active market on which individual securities are traded, or inputs other than quoted prices that are observable for the asset or liability.
Government Debt Securities – Valued using pricing models maximizing the use of observable inputs for similar securities.
Mutual and Registered Investment Funds – Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish their daily net asset value ("NAV") and to transact at that price. The mutual and registered investment funds held by the Plan are deemed to be actively traded.
Common Collective Trust – Valued at the NAV of units of a collective trust. The NAV, as provided by the custodian, is used as a practical expedient to estimate fair value. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities.

The Company Stock Fund (the “Stock Fund”) is tracked on a unitized basis. The Stock Fund consists of Marriott International, Inc. common stock and funds held in Fidelity Treasury Portfolio and Northern Trust Company Collective Short-Term Investment Fund respectively for years ended December 31, 2024 and 20023, sufficient to meet the Stock Fund’s daily cash needs, as well as interest and dividends receivable. Unitizing the Stock Fund allows for daily trades. The value of a unit reflects the combined market value of Marriott International, Inc. common stock, valued at its quoted market price, and the cash investments and receivables held by the Stock Fund. At December 31, 2024, 7,111,418 units were outstanding with a value of $278.94 per unit. At December 31, 2023, 7,465,609 units were outstanding with a value of $225.51 per unit.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date. There have been no changes in valuation methodologies from December 31, 2023 to December 31, 2024.
Notes Receivable from Participants
Notes receivable from participants are recorded at principal less repayments plus accrued interest. Interest income is recorded on the accrual basis. A loan generally is considered in default if (i) a payment is not made within 90 days after the due date, (ii) an outstanding loan balance is not repaid by the original due date, or (iii) there is a material misrepresentation in connection with the loan application. If the loan is deemed to be in default, the participant loan balance is reduced, and a benefit payment is recorded.
Contributions
Contributions from Plan participants and the matching contributions from the Company are recorded in the year in which the employee contributions are withheld from compensation.
Expenses
Certain expenses of maintaining the Plan are paid directly by the Company and are excluded from these financial statements. Fees related to the administration of notes receivable from participants are charged directly to the participant’s account and are included in administrative expenses. Investment related expenses are included in the "Net appreciation in fair value of investments" caption of the Statement of Changes in Net Assets Available for Benefits.

NOTE 3:	MASTER TRUST

The Northern Trust Company (“Northern Trust”)’s custodianship was terminated on September 30, 2024, and effective October 1, 2024, FMTC became the custodian of the Plan. Prior to January 1, 2024, the assets of the Plan were principally held and invested on a commingled basis in the Master Trust, which was originally established for the investment of the assets of the Plan and another tax-qualified retirement plan sponsored by the Company. For the Plan year ended December 31, 2023, the Plan’s overall interest in the net assets of the Master Trust was 100%. Effective January 1, 2024, the Master Trust was dissolved and replaced with a single employer trust.

The following table presents the net asset of the Master Trust as of December 31, 2023:

2023
Assets
Investments, at fair value	$10,092,075,816

Receivables:
Receivables from sale of investments	124,531
Accrued interest and dividends	858,658
Total receivables	983,189
Total assets	10,093,059,005

Liabilities
Accounts payable on investments purchased	10,188,209
Custodian and advisor fees payable	2,346,327
Total liabilities	12,534,536
Net assets available for benefits	$10,080,524,469

The following tables present the investments in the Master Trust that are measured at fair value on a recurring basis at December 31, 2023.

	Assets at Fair Value as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$1,115,462	$—	$—	$1,115,462
Corporate bonds	—	678,629,695	—	678,629,695
Preferred stock	5,322,139	1,525,175	—	6,847,314
Common stock - Marriott International, Inc.	1,683,569,486	—	—	1,683,569,486
Common stock - others	2,185,644,987	—	—	2,185,644,987
Foreign government debt securities	—	23,549,835	—	23,549,835
U.S. government debt securities	—	422,408,621	—	422,408,621
Mutual and registered investment funds	208,381,940	—	—	208,381,940
Total assets in the fair value hierarchy	4,082,918,552	1,126,113,326	—	5,210,147,340
Investments measured at net asset value (a)				4,881,928,476
Total investments at fair value				$10,092,075,816

NOTE 4:	FAIR VALUE MEASUREMENTS
The follow table presents the investments of the Plan that are measured at fair value on a recurring basis at December 31, 2024.

	Assets at Fair Value as of December 31, 2024
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$18,472,458	$—	$—	$18,472,458
Corporate bonds	—	578,350,781	—	578,350,781
Preferred stock	5,588,806	906,374	—	6,495,180
Common stock - Marriott International, Inc.	1,983,658,937	—	—	1,983,658,937
Common stock - others	2,424,616,428	107,399	—	2,424,723,827
Foreign government debt securities	—	2,662,816	—	2,662,816
U.S. government debt securities	—	520,647,825	—	520,647,825
Mutual and registered investment funds	298,193,495	—	—	298,193,495
Total assets in the fair value hierarchy	4,730,530,124	1,102,675,195	—	5,833,205,319
Investments measured at net asset value (a)				5,717,533,349
Total investments at fair value				$11,550,738,668

(a)In accordance with Subtopic 820-10, certain investments that were measured at NAV per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the Statements of Net Assets available for Benefits.
There were no Level 3 investments at December 31, 2024 and 2023.

The following table summarizes investments for which fair value is measured using NAV per share practical expedient as of December 31, 2024 and 2023. There are no participant redemption restrictions for these investments; the redemption notice period is applicable only to the Plan.
As of December 31, 2024 and 2023, there were no unfunded commitments.

	December 31, 2024	December 31, 2023	Redemption	Redemption
	Fair Value	Fair Value	Frequency (if currently eligible)	Notice Period
Arrowstreet International Equity EAFE CIT Class B	$117,378,902	$108,720,672	Daily	7 days
Axiom International Small Cap Trust 2	18,096,670	—	Daily	30 days
COLTV Short-term Investment Fund	—	82,555,946	Daily	30 days
Fidelity Contrafund CP Class F	744,447,041	530,599,971	Daily	30 days
Fidelity Pyramis Emerging Equity Small Cap	29,938,189	28,509,219	Daily	30 days
Fidelity Blue Chip Growth Fund	333,684,687	334,957,976	Daily	30 days
Northern Trust Collective Short-term Investment Fund	—	19,480,469	Daily	30 days
Northern Trust Collective S&P 500 Index Fund	775,888,038	559,985,848	Daily	30 days
Northern Trust Collective S&P 400 Index Fund	24,291,536	16,223,779	Daily	30 days
Northern Trust Collective Russell 2000 Index Fund	9,427,495	11,859,227	Daily	30 days
Northern Trust Collective Russell 1000 Index Fund	20,072,185	—	Daily	30 days
Northern Trust Collective MSCI Index Fund	—	6,135,741	Daily	30 days
Vanguard Retirement 2020	23,879,325	21,762,119	Daily	60 days
Vanguard Retirement 2025	742,454,137	740,056,798	Daily	60 days
Vanguard Retirement 2030	166,525,657	122,637,091	Daily	60 days
Vanguard Retirement 2035	917,745,784	804,214,381	Daily	60 days
Vanguard Retirement 2040	98,134,512	61,365,956	Daily	60 days
Vanguard Retirement 2045	789,589,923	675,576,021	Daily	60 days
Vanguard Retirement 2050	90,741,392	56,149,660	Daily	60 days
Vanguard Retirement 2055	382,484,586	305,107,328	Daily	60 days
Vanguard Retirement 2060	61,841,914	34,632,997	Daily	60 days
Vanguard Retirement 2065	52,733,203	30,169,832	Daily	60 days
Vanguard Retirement 2070	13,017,923	5,838,691	Daily	60 days
Vanguard Retirement Income	305,160,250	325,388,754	Daily	60 days
	$5,717,533,349	$4,881,928,476

NOTE 5:	PARTY-IN-INTEREST

The Plan may, at the direction of Plan participants, invest its assets in securities issued by the Company. The Plan through the Stock Fund held 7,111,418 and 7,465,609 shares of common stock of the Company as of December 31, 2024 and 2023, respectively. There were dividends of $17,918,206 on Marriott International, Inc. common stock for the year ended December 31, 2024. The closing share price as listed on the Nasdaq stock exchange as of December 31, 2024 and 2023 was $278.94 and $225.51, respectively.

Certain Plan investments were invested in funds managed by Fidelity and Northern Trust. Fidelity is the trustee at December 31, 2024 and Northern Trust was the trustee at December 31, 2023, as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions.

NOTE 6:	INCOME TAX STATUS

The Plan received its most recent determination letter from the Internal Revenue Service (“IRS”) dated December 16, 2019 stating that the Plan is qualified under Section 401(a) of the Code, and therefore, the related Trust is exempt from taxation under section 501(a) of the Code. Subsequent to this determination by the IRS, the Plan was amended, and Plan management believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code, and that the Plan and related Trust continue to be tax exempt.

U.S. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the organization has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no IRS audits for any tax periods in progress.

As of the date these financial statements were available to be issued, the nondiscrimination testing for the Plan year ended December 31, 2024, had not yet been completed. The Plan Administrator is in the process of completing the required testing. If the Plan fails any of the applicable tests, corrective actions, such as the return of excess contributions or qualified nonelective contributions, may be required. The financial impact of any such corrective actions, is not considered to be significant.

NOTE 7:	RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term, and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets available for Benefits.

NOTE 8:	RECONCILIATION OF FINANCIAL STATEMENTS AND FORM 5500
The following is a reconciliation of net assets available for benefits as reported in the financial statements to the Form 5500:

	December 31
	2024	2023
Net assets available for benefits as reported in financial statements	$11,685,159,613	$10,179,236,175
Loans deemed as distribution for financial statements reporting purposes	24,587,250	25,220,884
(Deemed distributions)/net recoveries during the year for Form 5500 purposes	(24,225,939)	1,019,653
Net assets available for benefits as reported in Form 5500	$11,685,520,924	$10,205,476,712

The following is a reconciliation of benefits paid to participants as reported in the financial statements to the Form 5500 for the year ended December 31, 2024:

Benefits paid to participants as reported in the financial statements	$867,954,513
Loans deemed as distribution for financial statements reporting purposes as of December 31, 2024	(24,587,250)
Loans deemed as distribution for financial statements reporting purposes as of December 31, 2023	25,220,884
Loans deemed as distribution for the Form 5500 purposes for year ended December 31, 2024	24,225,939
Net recoveries for the Form 5500 purposes for year ended December 31, 2023	1,019,653
Benefits paid to participants as reported in the Form 5500	$893,833,739

The following is a reconciliation of notes receivable from participants as reported in the financial statements to the Form 5500:

	December 31
	2024	2023
Notes receivable from participants per financial statements	$125,855,112	$99,304,614
Loans deemed as distribution for the purpose of financial statements	24,587,250	25,220,884
(Deemed distributions)/net recoveries during the year for Form 5500 purposes	(24,225,939)	1,019,653
Notes receivable from participants per Form 5500	$126,216,423	$125,545,151

The following is a reconciliation of the change in net assets available for benefits as reported in the financial statements to the Form 5500 for the year ended December 31, 2024:

Net increase in net assets available for benefits as reported in the financial statements	$1,505,923,438
Change in loans deemed as distribution for financial statements reporting purposes	(633,634)
Change in loans deemed as distribution for Form 5500 purposes	(25,245,592)
Net increase in net assets available for benefits as reported in the Form 5500	$1,480,044,212

NOTE 9:	SUBSEQUENT EVENTS

The Plan has evaluated events subsequent to December 31, 2024 and through June 24, 2025, the date the financial statements were issued and determined that there were no events that require adjustments to these financial statements.

SUPPLEMENTAL SCHEDULE
MARRIOTT RETIREMENT SAVINGS PLAN
EIN: 52-2055918; Plan No.: 004
Schedule H, Line 4i - Schedule of Assets (Held at End of Year)
December 31, 2024

	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
*	PARTICIPANT LOANS	INTEREST RATES RANGE FROM 4.25% TO 10.5%;VARYING MATURITIES		126,216,423

	CASH & CASH EQUILVALENTS			18,472,458
	NA	CASH ON HAND	**	9,221,764
	NA	EURO MONETARY UNIT.	**	9
	NA	FUTURES CASH COLLATERAL	**	1,511,000
	NA	NET PAYABLES AND RECEIVALBES	**	7,739,685

	COMMON STOCKS	Shares		4,408,382,764
	AAON INC	8,548	**	1,005,929
	ABM INDUSTRIES INC	35,959	**	1,840,382
	ACADIA HEALTHCARE CO INC	58,700	**	2,327,455
	ADIENT PLC	167,715	**	2,889,729
	ADMA BIOLOGICS INC	66,130	**	1,134,130
	ADOBE INC	2,709	**	1,204,638
	ADVANCE AUTO PARTS INC	66,392	**	3,139,678
	ADVANCED MICRO DEVICES INC	5,919	**	714,956
	AEGON LTD (NY REGD) NEW YORK REGISTERED SHARES	700,674	**	4,126,970
	AFFIRM HOLDINGS INC	2,850	**	173,565
	AGILENT TECHNOLOGIES INC	76,800	**	10,317,312
	AGILYSYS INC	15,623	**	2,057,705
	AIR PRODUCTS & CHEMICALS INC	40,500	**	11,746,620
	ALBANY INTERNATIONAL CORP CL A	18,200	**	1,455,454
	ALCON INC	61,100	**	5,186,779
	ALIGN TECHNOLOGY INC	18,900	**	3,940,839
	ALKAMI TECHNOLOGY INC	27,500	**	1,008,700
	ALNYLAM PHARMACEUTICALS INC	52,613	**	12,380,365
	ALPHABET INC CL A	314,810	**	59,593,533
	ALPHABET INC CL C	84,100	**	16,016,004
	AMAZON.COM INC	331,848	**	72,804,133
	AMERICAN ELECTRIC POWER CO INC	65,300	**	6,022,619
	AMERICAN WOODMARK	20,352	**	1,618,595
	AMERISAFE INC	15,250	**	785,985
	AMPHENOL CORPORATION CL A	93,014	**	6,459,822
	ANHEUSER-BUSCH INBEV SPN ADR	269,000	**	13,468,830
	APOLLO GLOBAL MANAGEMENT INC	31,657	**	5,228,470
	APPLE INC	214,659	**	53,754,907
	ARCELLX INC	20,354	**	1,560,948
	ARGENX SE SPONSORED ADR	6,360	**	3,911,400
	ASCENDIS PHARMA AS SPON ADR	94,408	**	12,997,149
	ASML HLDG NV (NY REG SHS) NEW YORK REGISTERED SHAR	1,430	**	991,104
	ASSOCIATED BANC CORP	79,355	**	1,896,585
	ASSURANT INC	38,000	**	8,102,360
	ASTERA LABS INC	16,609	**	2,199,862
	ATLASSIAN CORP PLC CLS A	23,503	**	5,720,160
	ATRICURE INC	44,100	**	1,347,696
	AURORA INNOVATION INC	46,013	**	289,882
	AVANTOR INC	987,500	**	20,806,625
	AVERY DENNISON CORP	39,300	**	7,354,209
	AVNET INC	45,362	**	2,373,340
	AXIS CAPITAL HOLDINGS LTD	39,793	**	3,526,456

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
BAKER HUGHES CO	296,600	**	12,166,532
BALDWIN INSURANCE GROUP INC/THE	34,895	**	1,352,530
BALL CORP	139,069	**	7,666,874
BANCFIRST CORP	6,100	**	714,798
BANK OF AMERICA CORPORATION	315,610	**	13,871,060
BANK OF NEW YORK MELLON CORP	282,300	**	21,689,109
BATH & BODY WORKS INC	97,584	**	3,783,332
BAXTER INTL INC	310,000	**	9,039,600
BECTON DICKINSON & CO	4,686	**	1,063,113
BIOGEN INC	25,800	**	3,945,336
BIOMARIN PHARMACEUTICAL INC	87,300	**	5,738,229
BIRKENSTOCK HOLDING LTD	40,393	**	2,288,667
BLOCK INC CL A	49,680	**	4,222,303
BLUEPRINT MEDICINES CORP	8,273	**	721,571
BOEING CO	6,359	**	1,125,543
BOSTON BEER COMPANY CL A	3,368	**	1,010,333
BRADY CORPORATION CL A	7,000	**	516,950
BRAZE INC	46,200	**	1,934,856
BREAD FINANCIAL HOLDINGS	30,380	**	1,855,003
BRIGHT HORIZONS FAMILY SOLUTIONS INC	35,200	**	3,901,920
BRIGHTHOUSE FINANCIAL INC	48,263	**	2,318,555
BRISTOL-MYERS SQUIBB CO	101,400	**	5,735,184
BROADCOM INC	44,710	**	10,365,566
BROADRIDGE FINANCIAL SOL	22,900	**	5,177,461
BRUKER CORP	89,246	**	5,231,601
BURLINGTON STORES INC	22,106	**	6,301,536
BWX TECHNOLOGIES INC	33,600	**	3,742,704
CAPITAL ONE FINANCIAL CORP	110,666	**	19,733,961
CARRIER GLOBAL CORP	95,000	**	6,484,700
CASEY GENERAL STORES	15,500	**	6,141,565
CAVA GROUP INC	15,869	**	1,790,023
CBOE GLOBAL MARKETS INC	26,900	**	5,256,260
CCC INTELLIGENT SOLUTIONS HOLD CL A	491,636	**	5,766,890
CELANESE CORP	82,600	**	5,716,746
CELSIUS HOLDINGS INC	55,800	**	1,469,772
CENTRAL GARDEN & PET CO CL A	26,700	**	882,435
CHARTER COMMUNICATIONS INC A	67,200	**	23,034,144
CHECK POINT SOFTWARE TECHS LTD	23,480	**	4,383,716
CHENIERE ENERGY INC	44,700	**	9,604,689
CHIPOTLE MEXICAN GRILL INC	93,232	**	5,621,890
CIGNA GROUP (THE)	60,973	**	16,837,084
CISCO SYSTEMS INC	159,200	**	9,424,640
CLEAR SECURE INC	31,190	**	830,902
CLEARWATER ANALYTICS HOLDINGS INC	56,161	**	1,545,551
CNO FINANCIAL GROUP INC	77,702	**	2,891,291
COGNEX CORP	44,000	**	1,577,840
COGNIZANT TECH SOLUTIONS CL A	127,600	**	9,812,440
COHERENT CORP	57,500	**	5,446,975
COLUMBIA BANKING SYSTEMS INC	70,680	**	1,909,067
COMCAST CORP CL A	462,400	**	17,353,872
COMFORT SYSTEMS USA INC	4,251	**	1,802,679
CONCENTRIX CORP	45,826	**	1,982,891
CONFLUENT INC	61,800	**	1,727,928
CONMED CORP	22,700	**	1,553,588
CONOCOPHILLIPS	72,400	**	7,179,908
CONSTELLATION BRANDS INC CL A	12,700	**	2,806,700
CONSTRUCTION PARTNERS INC CL A	7,813	**	691,138
COOPER COMPANIES INC	65,600	**	6,030,608
CORE SCIENTIFIC INC	44,177	**	620,687
CORPAY INC	17,700	**	5,990,034
COSTAR GROUP INC	60,416	**	4,325,181

	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
	COSTCO WHOLESALE CORP	8,830	**	8,090,664
	COUPANG INC A	59,862	**	1,315,767
	CRANE CO	7,990	**	1,212,483
	CREDO TECHNOLOGY GROUP HOLDING LTD	35,739	**	2,402,018
	CRINETICS PHARMACEUTICALS INC	16,205	**	828,562
	CRISPR THERAPEUTICS AG	29,372	**	1,156,082
	CULLEN FROST BANKERS INC	15,900	**	2,134,575
	CVS HEALTH CORP	418,000	**	18,764,020
	CYBER-ARK SOFTWARE LTD	6,405	**	2,133,826
	CYTOKINETICS INC	38,900	**	1,829,856
	DANA INC	132,264	**	1,528,972
	DANAHER CORP	5,002	**	1,148,209
	DESCARTES SYS GROUP INC	9,886	**	1,123,050
	DEXCOM INC	70,280	**	5,465,676
	DIAMONDROCK HOSPITALITY CO	89,851	**	811,355
	DOLLAR GENERAL CORP	13,798	**	1,046,164
	DOLLAR TREE INC	92,574	**	6,937,496
	DOMINION ENERGY INC	148,800	**	8,014,368
	DOMINOS PIZZA INC	23,704	**	9,949,991
	DOUGLAS DYNAMICS INC	69,469	**	1,641,552
	DOXIMITY INC	19,965	**	1,065,931
	DRAFTKINGS HOLDINGS INC	172,600	**	6,420,720
	DUOLINGO INC	6,321	**	2,049,458
	DUTCH BROS INC	15,083	**	790,048
	DYNATRACE INC	13,392	**	727,855
	ECHOSTAR CORP CL A	82,647	**	1,892,616
	ELANCO ANIMAL HEALTH INC	492,000	**	5,958,120
	ELF BEAUTY INC	15,400	**	1,933,470
	ELI LILLY & CO	13,652	**	10,539,344
	ENCOMPASS HEALTH CORP	15,900	**	1,468,365
	ENERPAC TOOL GROUP CORP CL A	21,200	**	871,108
	ENOVIS CORP	59,532	**	2,612,264
	ENTEGRIS INC	10,515	**	1,041,616
	ENVISTA HOLDINGS CORP	43,536	**	839,809
	EQT CORPORATION	141,100	**	6,506,121
	EQUIFAX INC	30,005	**	7,646,774
	ESAB CORP	73,958	**	8,870,523
	ESCO TECHNOLOGIES INC	17,900	**	2,384,459
	EVERCORE INC A	5,192	**	1,439,170
	EXACT SCIENCES CORP	32,200	**	1,809,318
	EXPAND ENERGY CORP	32,900	**	3,275,195
	FABRINET	3,618	**	795,526
	FAIR ISAAC CORP	3,579	**	7,125,538
	FEDEX CORP	82,500	**	23,209,725
	FERGUSON ENTERPRISES INC	19,900	**	3,454,043
*	FIDELITY NATL INFORM SVCS INC	204,000	**	16,477,080
	FIRST FINL BANKSHARES INC	47,800	**	1,723,190
	FIRST WATCH RESTAURANT GROUP INC	43,600	**	811,396
	FISERV INC	218,460	**	44,876,053
	FIVE BELOW INC	34,289	**	3,598,973
	FORTINET INC	63,900	**	6,037,272
	FORTIVE CORP	150,687	**	11,301,525
	FOX CORP CL A	136,215	**	6,617,325
	FOX CORPORATION B	78,866	**	3,607,331
	FRESHPET INC	18,186	**	2,693,528
	FTAI AVIATION LTD	12,911	**	1,859,700
	GAMING AND LEISURE PROPRTI INC	90,567	**	4,361,707
	GAP INC	200,800	**	4,744,904
	GARTNER INC	1,300	**	629,811
	GE AEROSPACE	94,800	**	15,811,692
	GE HEALTHCARE TECHNOLOGIES INC WI	94,700	**	7,403,646

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
GE VERNOVA INC	12,920	**	4,249,776
GENEDX HOLDINGS CORP-A	12,727	**	978,197
GENESCO INC	46,287	**	1,978,769
GERMAN AMERICAN BANCORP INC	20,900	**	840,598
GILEAD SCIENCES INC	217,600	**	20,099,712
GITLAB INC CL A	8,262	**	465,564
GLAUKOS CORP	15,490	**	2,322,571
GLOBAL-E ONLINE LTD	20,073	**	1,094,581
GLOBE LIFE INC	8,807	**	982,157
GLOBUS MEDICAL INC	19,105	**	1,580,175
GOLDMAN SACHS GROUP INC	24,500	**	14,029,190
GSK PLC SPONS ADR	455,500	**	15,405,010
GUIDEWIRE SOFTWARE INC	8,505	**	1,433,773
HALEON PLC SPONS ADR	1,150,148	**	10,972,412
HAMILTON LANE INC - A	8,876	**	1,314,092
HAVERTY FURNITURE COS INC	39,362	**	876,198
HAYWARD HOLDINGS INC	37,500	**	573,375
HELEN OF TROY LTD	29,351	**	1,756,070
HILTON WORLDWIDE HOLDINGS INC	35,400	**	8,749,464
HOLOGIC INC	164,600	**	11,866,014
HONDA MOTOR LTD SPON ADR	143,300	**	4,091,215
HOOKER FURNISHINGS CORP	36,912	**	517,137
HOWMET AEROSPACE INC	23,734	**	2,595,788
HP INC	223,900	**	7,305,857
HUBSPOT INC	2,014	**	1,403,295
HUMANA INC	61,000	**	15,476,310
HUNT J B TRANSPORT SERVICES IN	33,566	**	5,728,374
HUNTSMAN CORP	106,360	**	1,917,671
ICON PLC	18,770	**	3,936,257
IDEX CORPORATION	15,900	**	3,327,711
IMPINJ INC	5,039	**	731,965
INCYTE CORP	88,243	**	6,094,944
INGERSOLL RAND INC	102,581	**	9,279,477
INSMED INC	26,462	**	1,826,936
INSPIRE MEDICAL SYSTEMS INC	7,800	**	1,445,964
INTAPP INC	14,450	**	926,101
INTERCONTINENTAL EXCHANGE INC	35,300	**	5,260,053
INTERNATIONAL FLAVORS & FRAGRA	142,300	**	12,031,465
INTRA-CELLULAR THERAPIES INC	14,238	**	1,189,158
INTUIT INC	8,221	**	5,166,899
INTUITIVE SURGICAL INC	6,837	**	3,568,641
IONIS PHARMACEUTICALS INC	103,441	**	3,616,297
IRHYTHM TECHNOLOGIES INC	12,600	**	1,136,142
ITRON INC	11,673	**	1,267,454
ITT INC	9,000	**	1,285,920
J&J SNACKS FOOD CORP	6,300	**	977,319
JANUX THERAPEUTICS INC	28,298	**	1,515,075
JBT MAREL CORP	16,600	**	2,109,860
JELD-WEN HOLDING INC	238,555	**	1,953,765
JFROG LTD	42,500	**	1,249,925
JOHNSON CONTROLS INTERNATIONAL PLC	399,100	**	31,500,963
KADANT INC	755	**	260,467
KEYSIGHT TECHNOLOGIES INC	31,600	**	5,075,908
KKR & CO INC	3,900	**	576,849
KLAVIYO INC-A	23,228	**	957,923
KOPPERS HLDGS INC	51,728	**	1,675,987
KORN FERRY	43,435	**	2,929,691
KRATOS DEFENSE & SEC SOLTN INC	29,441	**	776,654
KRYSTAL BIOTECH INC	5,499	**	861,473
LAM RESEARCH CORP	57,260	**	4,135,890
LANCASTER COLONY CORP	7,800	**	1,350,492

	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
	LATTICE SEMICONDUCTOR CORP	151,800	**	8,599,470
	LEGEND BIOTECH CORP SPON ADR	123,358	**	4,014,069
	LIBERTY MEDIA CORP LIBERTY FORMULA ONE CL C	76,182	**	7,059,024
	LIBERTY MEDIA CORP LIBERTY LIVE CL C	12,000	**	816,720
	LIFE TIME GROUP HOLDINGS INC	48,972	**	1,083,261
	LITTELFUSE INC	4,000	**	942,600
	LOAR HOLDINGS INC	23,393	**	1,728,977
	LPL FINL HLDGS INC	1,100	**	359,161
	LUCKY STRIKE ENTERTAINMENT CORPORATION A	49,400	**	494,494
	LULULEMON ATHLETICA INC	5,064	**	1,936,524
	LYONDELLBASELL INDS CLASS A	98,700	**	7,330,449
	MACOM TECHNOLOGY SOLUTIONS HOLDINGS INC	8,658	**	1,124,761
	MADRIGAL PHARMACEUTICALS INC	1,498	**	462,238
	MAGIC LEAP INC A P/P	364	**	0
	MAKEMYTRIP LIMITED	12,722	**	1,428,426
	MALIBU BOATS INC CL A	58,941	**	2,215,592
	MAPLEBEAR INC	65,279	**	2,703,856
	MARCUS &MILLICHAP CO INC	26,891	**	1,028,850
	MARKEL GROUP INC	1,450	**	2,503,034
	MARKETAXESS HLDGS INC	20,900	**	4,724,236
*	MARRIOTT INTERNATIONAL INC A	7,111,418	**	1,983,658,937
	MARTIN MARIETTA MATERIALS INC	11,289	**	5,830,769
	MARVELL TECHNOLOGY INC	168,995	**	18,665,498
	MASTEC INC	5,391	**	733,931
	MASTERBRAND INC	86,561	**	1,264,656
	MASTERCARD INC CL A	11,035	**	5,810,700
	MATCH GROUP INC	89,277	**	2,920,251
	MCCORMICK & CO INC NON-VTG	30,900	**	2,355,816
	MEDTRONIC PLC	56,300	**	4,497,244
	MERCADOLIBRE INC	496	**	843,418
	META PLATFORMS INC CL A	78,589	**	46,014,645
	METLIFE INC	351,700	**	28,797,196
	METTLER-TOLEDO INTL INC	3,450	**	4,221,696
	MGP INGREDIENTS INC	21,000	**	826,770
	MICROCHIP TECHNOLOGY	154,300	**	8,849,105
	MICROSOFT CORP	176,859	**	74,546,054
	MIRION TECHNOLOGIES INC-A	47,622	**	831,004
	MIRUM PHARMACEUTICALS INC	12,417	**	513,443
	MODINE MANUFACTURING CO	13,502	**	1,565,287
	MOLINA HEALTHCARE INC	10,900	**	3,172,445
	MOLSON COORS BEVERAGE CO B	95,300	**	5,462,596
	MONDAY.COM LTD	6,633	**	1,561,674
	MONGODB INC CL A	4,800	**	1,117,488
	MONOLITHIC POWER SYS INC	1,800	**	1,065,060
	MOOG INC CL A	6,303	**	1,240,683
	MRC GLOBAL INC	230,584	**	2,946,864
	MSA SAFETY INC	12,200	**	2,022,394
	NATERA INC	12,628	**	1,999,012
	NEOGEN CORP	119,900	**	1,455,586
	NETFLIX INC	14,972	**	13,344,843
	NEUROCRINE BIOSCIENCES INC	17,800	**	2,429,700
	NEW YORK TIMES CO CL A	65,900	**	3,430,095
	NEWELL BRANDS INC	177,436	**	1,767,263
	NEWS CORP NEW CL A	69,000	**	1,900,260
	NORFOLK SOUTHERN CORP	77,000	**	18,071,900
	NOV INC	121,511	**	1,774,061
	NOVANTA INC	7,100	**	1,084,667
	NOVARTIS AG SPON ADR	84,300	**	8,203,233
	NUTANIX INC CL A	31,455	**	1,924,417
	NUVALENT INC-A	9,009	**	705,225
	NVIDIA CORP	447,166	**	60,049,922

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
NXP SEMICONDUCTORS NV	32,040	**	6,659,514
OCCIDENTAL PETROLEUM CORP	421,573	**	20,829,922
OCCIDENTAL PETROLEUM CORP WT 08/03/27	83,750	**	2,307,313
OLD DOMINION FREIGHT LINES INC	13,900	**	2,451,960
OLD NATIONAL BANCORP (IND)	132,604	**	2,878,170
OLIN CORP	72,826	**	2,461,519
OLLIES BARGAIN OUTLET HOLDINGS INC	18,124	**	1,988,747
OMNICELL INC	25,700	**	1,144,164
ON HOLDING AG	32,600	**	1,785,502
ONESTREAM INC	83,472	**	2,380,621
ORACLE CORP	36,560	**	6,092,358
ORION SA	163,533	**	2,582,186
PALOMAR HLDGS INC	14,300	**	1,509,937
PARSONS CORP	15,099	**	1,392,883
PAYLOCITY HOLDING CORP	33,950	**	6,772,007
PENUMBRA INC	13,600	**	3,229,728
PHIBRO ANIMAL HEALTH CORP CL A	68,570	**	1,439,970
PHREESIA INC	41,500	**	1,044,140
PIPER SANDLER COS	6,348	**	1,904,083
PJT PARTNERS INC	9,800	**	1,546,538
PLANET FITNESS INC CL A	67,700	**	6,693,499
PRIMO BRANDS CORP A	30,694	**	944,454
PRIMORIS SVCS CORP	7,877	**	601,803
PROCEPT BIOROBOTICS CORP	19,308	**	1,554,680
PROGRESSIVE CORP OHIO	38,100	**	9,129,141
PTC INC	56,500	**	10,388,655
PURE STORAGE INC CL A	102,600	**	6,302,718
PVH CORP	16,039	**	1,696,124
Q2 HOLDINGS INC	16,745	**	1,685,384
QUANTA SVCS INC	7,800	**	2,465,190
QUIDELORTHO CORP	63,841	**	2,844,117
RANGE RESOURCES CORP	67,500	**	2,428,650
RAYMOND JAMES FINANCIAL INC.	39,400	**	6,120,002
RB GLOBAL INC	16,500	**	1,488,465
RBC BEARINGS INC	3,800	**	1,136,732
REDDIT INC A	40,891	**	6,683,225
REGAL REXNORD CORP	19,620	**	3,043,651
REGENERON PHARMACEUTICALS INC	13,600	**	9,687,688
REMITLY GLOBAL INC	25,766	**	581,539
REPLIGEN	12,700	**	1,828,038
RESIDEO TECHNOLOGIES INC	113,262	**	2,610,689
REVOLUTION MEDICINES INC	28,500	**	1,246,590
REYNOLDS CONSUMER PRODUCTS INC	76,200	**	2,056,638
ROCHE HOLDING LTD SPON ADR	198,700	**	6,930,656
ROKU INC CLASS A	19,500	**	1,449,630
ROPER TECHNOLOGIES INC	3,500	**	1,819,475
ROSS STORES INC	63,231	**	9,564,953
RPM INTERNATIONAL INC	19,600	**	2,411,976
RTX CORP	302,200	**	34,970,584
RUBRIK INC	10,700	**	699,352
S&P GLOBAL INC	11,807	**	5,880,240
SALESFORCE INC	25,440	**	8,505,355
SANOFI SPON ADR	512,500	**	24,717,875
SAREPTA THERAPEUTICS INC	17,388	**	2,114,207
SBA COMMUNICATIONS CORP	44,000	**	8,967,200
SCANSOURCE INC	18,746	**	889,498
SCHLUMBERGER LTD	21,004	**	805,293
SCHWAB CHARLES CORP	554,862	**	41,065,337
SEALED AIR CORP	97,300	**	3,291,659
SELECTIVE INSURANCE GROUP INC	7,440	**	695,789
SENSIENT TECHNOLOGIES CORP	17,000	**	1,211,420

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
SENTINELONE INC	79,000	**	1,753,800
SERVICENOW INC	15,778	**	16,726,573
SERVICETITAN INC-A	4,375	**	450,056
SERVISFIRST BANCSHARES INC	23,000	**	1,949,020
SHAKE SHACK INC - CLASS A	9,661	**	1,253,998
SHOPIFY INC CL A	16,716	**	1,777,412
SI-BONE INC	46,500	**	651,930
SIMPLY GOOD FOODS CO	60,000	**	2,338,800
SIMPSON MANUFACTURING CO	5,700	**	945,231
SKYWARD SPECIALTY INSURANCE GROUP INC	28,000	**	1,415,120
SMARTSHEET INC	36,300	**	2,033,889
SONOVA HLDG AG UNSPON ADR	16,582	**	1,078,493
SPECTRUM BRANDS HOLDINGS INC	31,251	**	2,640,397
SPOTIFY TECHNOLOGY SA	11,200	**	5,010,656
SPRINGWORKS THERAPEUTICS INC	28,545	**	1,031,331
SPROUTS FMRS MKT INC	6,538	**	830,784
SPX TECHNOLOGIES INC	6,591	**	959,122
STANDARDAERO INC	59,788	**	1,480,351
STANDEX INTL CORP	9,745	**	1,822,218
STATE STREET CORP	55,200	**	5,417,880
STEELCASE INC CLASS A	192,625	**	2,276,828
STERLING INFRASTRUCTURE INC	7,470	**	1,258,322
STOCK YARDS BANCORP INC	15,700	**	1,124,277
STONEX GROUP INC	1,515	**	148,425
STRIDE INC	8,534	**	886,939
STRIPE INC CLASS B PP	3,904	**	107,399
STRYKER CORP	6,360	**	2,289,918
SUN COMMUNITIES INC - REIT	62,600	**	7,697,922
SWEETGREEN INC CL A	51,097	**	1,638,170
SYNOVUS FINANCIAL CORP.	32,212	**	1,650,221
TAIWAN SEMIC MFG CO LTD SP ADR	33,130	**	6,542,844
TANDEM DIABETES CARE INC	24,300	**	875,286
TARGET CORP	38,390	**	5,189,560
TARSUS PHARMACEUTICALS INC	23,038	**	1,275,614
TE CONNECTIVITY PLC	70,500	**	10,079,385
TECHNIPFMC PLC	241,419	**	6,986,666
TELEFLEX INC	58,451	**	10,403,109
TENABLE HOLDINGS INC	28,900	**	1,138,082
TESLA INC	31,300	**	12,640,192
TEXAS ROADHOUSE INC	3,500	**	631,505
TEXTRON INC	105,678	**	8,083,310
THE BOOKING HOLDINGS INC	4,036	**	20,052,543
THE SHYFT GROUP INC	141,647	**	1,662,936
T-MOBILE US INC	63,300	**	13,972,209
TOAST INC	126,600	**	4,614,570
TOPBUILD CORP	4,900	**	1,525,566
TPG INC	15,300	**	961,452
TRACTOR SUPPLY CO.	27,745	**	1,472,150
TRADE DESK INC	129,600	**	15,231,888
TRADEWEB MARKETS INC A	30,533	**	3,997,380
TRANSCAT INC	9,400	**	993,956
TRANSDIGM GROUP INC	10,259	**	13,001,026
TRANSUNION	32,334	**	2,997,685
TREEHOUSE FOODS INC	34,429	**	1,209,491
TRIMAS CORP	124,252	**	3,055,357
TRUEBLUE INC	137,110	**	1,151,724
TYLER TECHNOLOGIES INC	14,100	**	8,130,624
UBS GROUP AG	147,800	**	4,481,296
UL SOLUTIONS INC CL A	29,875	**	1,490,165
ULTA BEAUTY INC	5,492	**	2,388,636
UNION PACIFIC CORP	24,400	**	5,564,176

	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
	UNITED RENTALS INC	4,500	**	3,169,980
	UNITEDHEALTH GROUP INC	44,323	**	22,421,233
	UNIVERSAL CORP	46,283	**	2,538,160
	UNIVERSAL TECH INST INC	30,212	**	776,751
	UNIVEST FINANCIAL CORP	62,406	**	1,841,601
	USANA HEALTH SCIENCES INC	45,141	**	1,620,110
	UTZ BRANDS INC A	90,400	**	1,415,664
	VALVOLINE INC	16,600	**	600,588
	VAREX IMAGING CORP	147,442	**	2,151,179
	VARONIS SYSTEMS INC	15,798	**	701,905
	VAXCYTE INC	23,254	**	1,903,572
	VEEVA SYS INC CL A	49,770	**	10,464,143
	VERA THERAPEUTICS INC	22,791	**	963,831
	VERACYTE INC	13,900	**	550,440
	VERALTO CORP	31,200	**	3,177,720
	VERICEL CORP	10,945	**	600,990
	VERISK ANALYTICS INC	13,700	**	3,773,391
	VERTEX INC - CLASS A	30,836	**	1,645,101
	VERTIV HOLDINGS CO	70,640	**	8,025,410
	VF CORP	242,700	**	5,208,342
	VIKING HOLDINGS LTD	78,027	**	3,437,870
	VISA INC CL A	66,729	**	21,089,033
	VITA COCO CO INC/THE	14,600	**	538,886
	VITAL FARMS INC	19,548	**	736,764
	WASTE CONNECTIONS INC	13,900	**	2,384,962
	WATTS WATER TECH INC CL A	7,385	**	1,501,371
	WAYSTAR HOLDING CORP	23,470	**	861,349
	WEATHERFORD INTERNATIONAL PLC	27,600	**	1,976,988
	WEBSTER FINANCIAL	45,840	**	2,531,285
	WELLS FARGO & CO	458,500	**	32,205,040
	WEST PHARMACEUTICAL SVCS INC	5,974	**	1,956,843
	WILLIAMS COMPANIES INC	234,424	**	12,687,027
	WIX.COM LTD	8,154	**	1,749,441
	WSFS FINANCIAL CORP	61,456	**	3,265,157
	XPO INC	16,900	**	2,216,435
	YUM BRANDS INC	56,159	**	7,534,291
	ZETA GLOBAL HOLDINGS CORP	40,141	**	722,137
	ZIMMER BIOMET HLDGS INC	111,900	**	11,819,997
	ZOOM COMMUNICATIONS INC CL A	60,300	**	4,921,083

	COMMON/COLLECTIVE TRUST			5,717,533,349
	ARROWSTREET INTERNATIONAL EQUITY EAFE CIT CLASS B	ARROWSTREET INTERNATIONAL EQUITY EAFE CIT CLASS B	**	117,378,902
	AXIOM INTERNATIONAL SMALL CAP TRUST 2	AXIOM INTERNATIONAL SMALL CAP TRUST 2	**	18,096,670
*	FIAM EMERGING MARKETS EQUITY SMALL CAP COMMINGLED	FIAM EMERGING MARKETS EQUITY SMALL CAP COMMINGLED	**	29,938,189
*	FIDELITY BLUE CHIP GROWTH COMMINGLED POOL - CLASS	FIDELITY BLUE CHIP GROWTH COMMINGLED POOL - CLASS	**	333,684,687
*	NORTHERN TRUST COLLECTIVE RUSSELL 2000 INDEX FUND	NORTHERN TRUST COLLECTIVE RUSSELL 2000 INDEX FUND	**	9,427,495
*	NORTHERN TRUST COLLECTIVE S&P 400 INDEX FUND - DC	NORTHERN TRUST COLLECTIVE S&P 400 INDEX FUND - DC	**	24,291,536
*	NORTHERN TRUST COLLECTIVE S&P 500 INDEX FUND - DC	NORTHERN TRUST COLLECTIVE S&P 500 INDEX FUND - DC	**	775,888,038
*	NT COLLECTIVE RUSSELL 1000 GROWTH INDEX FUND - DC	NT COLLECTIVE RUSSELL 1000 GROWTH INDEX FUND - DC	**	20,072,185
	VANGUARD RETIREMENT RETIREMENT INCOME	VANGUARD RETIREMENT RETIREMENT INCOME	**	305,160,250
	VANGUARD RETIREMENT 2020	VANGUARD RETIREMENT 2020	**	23,879,325
	VANGUARD RETIREMENT 2025	VANGUARD RETIREMENT 2025	**	742,454,137
	VANGUARD RETIREMENT 2030	VANGUARD RETIREMENT 2030	**	166,525,657
	VANGUARD RETIREMENT 2035	VANGUARD RETIREMENT 2035	**	917,745,784
	VANGUARD RETIREMENT 2040	VANGUARD RETIREMENT 2040	**	98,134,512
	VANGUARD RETIREMENT 2045	VANGUARD RETIREMENT 2045	**	789,589,923
	VANGUARD RETIREMENT 2050	VANGUARD RETIREMENT 2050	**	90,741,392
	VANGUARD RETIREMENT 2055	VANGUARD RETIREMENT 2055	**	382,484,586
	VANGUARD RETIREMENT 2060	VANGUARD RETIREMENT 2060	**	61,841,914
	VANGUARD RETIREMENT 2065	VANGUARD RETIREMENT 2065	**	52,733,203

	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
	VANGUARD RETIREMENT 2070	VANGUARD RETIREMENT 2070	**	13,017,923
*	FID CONTRA POOL CL F	FID CONTRA POOL CL F	**	744,447,041

	CORPORATE BONDS			578,350,781
	ADVANCE AUTO PARTS INC 5.9% 03/09/2026	ADVANCE AUTO PARTS INC 5.9% 03/09/2026	**	735,063
	AERCAP IRELAND CAP LTD / AERCAP GLOBAL AVIATION TR	AERCAP IRELAND CAP LTD / AERCAP GLOBAL AVIATION TR	**	1,754,102
	AES CORP 3.3% 07/15/2025 144A	AES CORP 3.3% 07/15/2025 144A	**	722,981
	ALLY AUTO RECEIVABLES TR 2023-A B 6.01% 01/17/2034	ALLY AUTO RECEIVABLES TR 2023-A B 6.01% 01/17/2034	**	118,771
	ALLY AUTO RECEIVABLES TR 2023-A C 6.08% 01/17/2034	ALLY AUTO RECEIVABLES TR 2023-A C 6.08% 01/17/2034	**	262,976
	ALLY BK MIDVALE UTAH 24-A C 6.022% 05/17/2032 144A	ALLY BK MIDVALE UTAH 24-A C 6.022% 05/17/2032 144A	**	198,175
	ALLY BK MIDVALE UTAH 24-B C 5.215% 09/15/2032 144A	ALLY BK MIDVALE UTAH 24-B C 5.215% 09/15/2032 144A	**	233,375
	ALLY BK MIDVALE UTAH 4.97% 09/15/2032 144A	ALLY BK MIDVALE UTAH 4.97% 09/15/2032 144A	**	233,551
	ALLY BK MIDVALE UTAH 5.827% 05/17/2032 144A	ALLY BK MIDVALE UTAH 5.827% 05/17/2032 144A	**	197,910
	ALTRIA GROUP INC 2.625% 09/16/2026	ALTRIA GROUP INC 2.625% 09/16/2026	**	629,647
	AMCOR FLEXIBLES NORTH AMERICA INC 4% 05/17/2025	AMCOR FLEXIBLES NORTH AMERICA INC 4% 05/17/2025	**	697,401
	AMERICAN ELECTRIC POWER INC 5.2% 01/15/2029	AMERICAN ELECTRIC POWER INC 5.2% 01/15/2029	**	1,098,217
	AMERICAN ELECTRIC POWER INC 5.699% 08/15/2025	AMERICAN ELECTRIC POWER INC 5.699% 08/15/2025	**	677,909
	AMERICAN EXPRESS CO 2.25% 03/04/2025	AMERICAN EXPRESS CO 2.25% 03/04/2025	**	847,394
	AMERICAN EXPRESS CO 5.043%/VAR 07/26/2028	AMERICAN EXPRESS CO 5.043%/VAR 07/26/2028	**	552,880
	AMERICAN EXPRESS CO 5.098%/VAR 02/16/2028	AMERICAN EXPRESS CO 5.098%/VAR 02/16/2028	**	346,990
	AMERICAN EXPRESS CO 5.532%/VAR 04/25/2030	AMERICAN EXPRESS CO 5.532%/VAR 04/25/2030	**	682,196
	AMERICAN TOWER CORP 1.6% 04/15/2026	AMERICAN TOWER CORP 1.6% 04/15/2026	**	1,400,165
	AMERICAN TOWER CORP 2.4% 03/15/2025	AMERICAN TOWER CORP 2.4% 03/15/2025	**	611,750
	AMERICAN TOWER CORP 3.55% 07/15/2027	AMERICAN TOWER CORP 3.55% 07/15/2027	**	570,978
	AMERICREDIT AUTOMOBILE RECEIVABLES TR 20221 2.77%	AMERICREDIT AUTOMOBILE RECEIVABLES TR 20221 2.77%	**	1,674,668
	AMERICREDIT AUTOMOBILE RECEIVABLES TR 2022-1 D 3.2	AMERICREDIT AUTOMOBILE RECEIVABLES TR 2022-1 D 3.2	**	315,062
	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 1.06% 08/	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 1.06% 08/	**	83,320
	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2021-2 D	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2021-2 D	**	1,442,635
	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2022-2 4.	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2022-2 4.	**	1,651,023
	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2023-1 5.	AMERICREDIT AUTOMOBILE RECEIVABLES TRUST 2023-1 5.	**	341,044
	AMPHENOL CORPORATION NEW 2.05% 03/01/2025	AMPHENOL CORPORATION NEW 2.05% 03/01/2025	**	880,733
	AMPHENOL CORPORATION NEW 4.75% 03/30/2026	AMPHENOL CORPORATION NEW 4.75% 03/30/2026	**	345,198
	AMPHENOL CORPORATION NEW 5.05% 04/05/2027	AMPHENOL CORPORATION NEW 5.05% 04/05/2027	**	327,825
	AMSR 2020-SFR3 C TRUST 2.056% 09/17/2037 144A	AMSR 2020-SFR3 C TRUST 2.056% 09/17/2037 144A	**	686,238
	AMUR EQIPMENT FINANCE RECEIVABLES XIII LLC 5.38% 0	AMUR EQIPMENT FINANCE RECEIVABLES XIII LLC 5.38% 0	**	247,790
	AMUR EQIPMENT FINANCE RECEIVABLES XIII LLC 5.55% 0	AMUR EQIPMENT FINANCE RECEIVABLES XIII LLC 5.55% 0	**	201,585
	APIDOS CLO XVIII TSFR3M+115 10/22/2030 144A	APIDOS CLO XVIII TSFR3M+115 10/22/2030 144A	**	869,813
	APIDOS CLO XXV TSFR3M+115 10/20/2031 144A	APIDOS CLO XXV TSFR3M+115 10/20/2031 144A	**	1,100,797
	APPALACHIAN POWER CO 3.3% 06/01/2027	APPALACHIAN POWER CO 3.3% 06/01/2027	**	1,276,639
	APPLEBEE'S/IHOP FUNDING LLC 4.723% 06/05/2049 144A	APPLEBEE'S/IHOP FUNDING LLC 4.723% 06/05/2049 144A	**	739,137
	APTIV SWISS HOLDINGS LTD 4.65% 09/13/2029	APTIV SWISS HOLDINGS LTD 4.65% 09/13/2029	**	402,874
	ARBYS FUNDING 2015-1A LLC 3.237% 07/30/2050 144A	ARBYS FUNDING 2015-1A LLC 3.237% 07/30/2050 144A	**	1,449,944
	ARI FLEET LEASE TRUST 2023-A 5.41% 02/17/2032 144A	ARI FLEET LEASE TRUST 2023-A 5.41% 02/17/2032 144A	**	646,465
	ARI FLEET LEASE TRUST 2024-B 5.54% 04/15/2033 144A	ARI FLEET LEASE TRUST 2024-B 5.54% 04/15/2033 144A	**	720,898
	AT&T INC 4.1% 02/15/2028	AT&T INC 4.1% 02/15/2028	**	322,841
	ATHENE GLOBAL FUNDING 1.716% 01/07/2025 144A	ATHENE GLOBAL FUNDING 1.716% 01/07/2025 144A	**	1,619,352
	ATHENE GLOBAL FUNDING 4.86% 08/27/2026 144A	ATHENE GLOBAL FUNDING 4.86% 08/27/2026 144A	**	664,292
	ATHENE GLOBAL FUNDING 5.349% 07/09/2027 144A	ATHENE GLOBAL FUNDING 5.349% 07/09/2027 144A	**	661,412
	ATHENE GLOBAL FUNDING 5.684% 02/23/2026 144A	ATHENE GLOBAL FUNDING 5.684% 02/23/2026 144A	**	897,253
	ATLASSIAN CORP PLC 5.25% 05/15/2029	ATLASSIAN CORP PLC 5.25% 05/15/2029	**	337,494
	AUTOZONE INC 3.625% 04/15/2025	AUTOZONE INC 3.625% 04/15/2025	**	318,916
	AUXILIOR TERM FUNDING 2023-1 LLC 23-1A A2 6.18% 12	AUXILIOR TERM FUNDING 2023-1 LLC 23-1A A2 6.18% 12	**	832,001
	AUXILIOR TERM FUNDING 2024-1 LLC 24-1A A3 5.49% 07	AUXILIOR TERM FUNDING 2024-1 LLC 24-1A A3 5.49% 07	**	379,205
	AVIS BUDGET RENTCAR FDG AE LLC 6.12% 04/20/2028 14	AVIS BUDGET RENTCAR FDG AE LLC 6.12% 04/20/2028 14	**	1,595,849
	AVIS BUDGET RENTCAR FDG AE LLC 6.18% 10/20/2027 14	AVIS BUDGET RENTCAR FDG AE LLC 6.18% 10/20/2027 14	**	196,110
	AVIS BUDGET RENTCAR FDG AE LLC 6.24% 04/20/2027 14	AVIS BUDGET RENTCAR FDG AE LLC 6.24% 04/20/2027 14	**	271,593
	AVOLON HOLDINGS FUNDING LTD 2.125% 02/21/2026 144A	AVOLON HOLDINGS FUNDING LTD 2.125% 02/21/2026 144A	**	1,131,587
	AVOLON HOLDINGS FUNDING LTD 2.875% 02/15/2025 144A	AVOLON HOLDINGS FUNDING LTD 2.875% 02/15/2025 144A	**	961,831
	AVOLON HOLDINGS FUNDING LTD 5.75% 03/01/2029 144A	AVOLON HOLDINGS FUNDING LTD 5.75% 03/01/2029 144A	**	641,450
	AVOLON HOLDINGS FUNDING LTD 6.375% 05/04/2028 144A	AVOLON HOLDINGS FUNDING LTD 6.375% 05/04/2028 144A	**	308,353

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
BACARDI MARTINI BV YCP 0% 01/22/2025	BACARDI MARTINI BV YCP 0% 01/22/2025	**	1,705,009
BAE SYSTEMS PLC 5% 03/26/2027 144A	BAE SYSTEMS PLC 5% 03/26/2027 144A	**	718,042
BALLYROCK CLO 15 LTD TSFR3M+132.161 04/15/2034 144	BALLYROCK CLO 15 LTD TSFR3M+132.161 04/15/2034 144	**	365,001
BANCO DEL ESTADO DE CHILE 2.704% 01/09/2025 144A	BANCO DEL ESTADO DE CHILE 2.704% 01/09/2025 144A	**	259,272
BANCO SANTANDER MEXICO SA SAB DE CV 5.375% 04/17/2	BANCO SANTANDER MEXICO SA SAB DE CV 5.375% 04/17/2	**	1,652,749
BANCO SANTANDER SA 3.496% 03/24/2025	BANCO SANTANDER SA 3.496% 03/24/2025	**	997,643
BANCO SANTANDER SA 5.552%/VAR 03/14/2028	BANCO SANTANDER SA 5.552%/VAR 03/14/2028	**	605,262
BANK NEW YORK MELLON CORP 4.414%/VAR 07/24/2026	BANK NEW YORK MELLON CORP 4.414%/VAR 07/24/2026	**	832,781
BANK NEW YORK MELLON CORP 4.947%/VAR 04/26/2027	BANK NEW YORK MELLON CORP 4.947%/VAR 04/26/2027	**	913,796
BANK OF AMERICA CORPORATION 1.734%/VAR 07/22/2027	BANK OF AMERICA CORPORATION 1.734%/VAR 07/22/2027	**	386,097
BANK OF AMERICA CORPORATION 2.496%/VAR 02/13/2031	BANK OF AMERICA CORPORATION 2.496%/VAR 02/13/2031	**	575,933
BANK OF AMERICA CORPORATION 2.572%/VAR 10/20/2032	BANK OF AMERICA CORPORATION 2.572%/VAR 10/20/2032	**	379,697
BANK OF AMERICA CORPORATION 3.384%/VAR 04/02/2026	BANK OF AMERICA CORPORATION 3.384%/VAR 04/02/2026	**	513,006
BANK OF AMERICA CORPORATION 3.846%/VAR 03/08/2037	BANK OF AMERICA CORPORATION 3.846%/VAR 03/08/2037	**	2,192,346
BANK OF AMERICA CORPORATION 4.183% 11/25/2027	BANK OF AMERICA CORPORATION 4.183% 11/25/2027	**	883,433
BANK OF AMERICA CORPORATION 4.25% 10/22/2026	BANK OF AMERICA CORPORATION 4.25% 10/22/2026	**	594,851
BANK OF AMERICA CORPORATION 4.45% 03/03/2026	BANK OF AMERICA CORPORATION 4.45% 03/03/2026	**	149,378
BANK OF AMERICA CORPORATION 5.08%/VAR 01/20/2027	BANK OF AMERICA CORPORATION 5.08%/VAR 01/20/2027	**	345,999
BANK OF AMERICA CORPORATION 6.204%/VAR 11/10/2028	BANK OF AMERICA CORPORATION 6.204%/VAR 11/10/2028	**	258,828
BANK OF MONTREAL QUE 3.7% 06/07/2025	BANK OF MONTREAL QUE 3.7% 06/07/2025	**	1,348,758
BANK OF NEW YORK MELLON 5.148%/VAR 05/22/2026	BANK OF NEW YORK MELLON 5.148%/VAR 05/22/2026	**	665,863
BANQUE FED CRED MUTUEL PARIS 0.998% 02/04/2025 144	BANQUE FED CRED MUTUEL PARIS 0.998% 02/04/2025 144	**	1,086,307
BANQUE FED CRED MUTUEL PARIS 4.935% 01/26/2026 144	BANQUE FED CRED MUTUEL PARIS 4.935% 01/26/2026 144	**	601,029
BARCLAYS PLC 4.836% 05/09/2028	BARCLAYS PLC 4.836% 05/09/2028	**	1,853,829
BARCLAYS PLC 5.304%/VAR 08/09/2026	BARCLAYS PLC 5.304%/VAR 08/09/2026	**	495,933
BARCLAYS PLC 5.501%/VAR 08/09/2028	BARCLAYS PLC 5.501%/VAR 08/09/2028	**	1,263,505
BARCLAYS PLC 5.829%/VAR 05/09/2027	BARCLAYS PLC 5.829%/VAR 05/09/2027	**	707,538
BARCLAYS PLC 6.49%/VAR 09/13/2029	BARCLAYS PLC 6.49%/VAR 09/13/2029	**	520,045
BARCLAYS PLC 7.119%/VAR 06/27/2034	BARCLAYS PLC 7.119%/VAR 06/27/2034	**	212,250
BARCLAYS PLC 7.325%/VAR 11/02/2026	BARCLAYS PLC 7.325%/VAR 11/02/2026	**	600,604
BARINGS CLO LTD 2018-IV TSFR3M+180 10/15/2030 144A	BARINGS CLO LTD 2018-IV TSFR3M+180 10/15/2030 144A	**	1,226,083
BAT CAPITAL CORP 2.259% 03/25/2028	BAT CAPITAL CORP 2.259% 03/25/2028	**	459,351
BAT CAPITAL CORP 2.726% 03/25/2031	BAT CAPITAL CORP 2.726% 03/25/2031	**	474,623
BAT CAPITAL CORP 4.742% 03/16/2032	BAT CAPITAL CORP 4.742% 03/16/2032	**	1,154,235
BAT CAPITAL CORP 6.421% 08/02/2033	BAT CAPITAL CORP 6.421% 08/02/2033	**	1,321,171
BAT INTL FINANCE PLC 1.668% 03/25/2026	BAT INTL FINANCE PLC 1.668% 03/25/2026	**	817,739
BAT INTL FINANCE PLC 4.448% 03/16/2028	BAT INTL FINANCE PLC 4.448% 03/16/2028	**	1,608,651
BAYER US FIN II LLC 4.25% 12/15/2025 144A	BAYER US FIN II LLC 4.25% 12/15/2025 144A	**	1,092,586
BAYER US FIN II LLC 4.375% 12/15/2028 144A	BAYER US FIN II LLC 4.375% 12/15/2028 144A	**	2,043,573
BAYER US FIN LLC 6.5% 11/21/2033 144A	BAYER US FIN LLC 6.5% 11/21/2033 144A	**	203,482
BAYVIEW OPPORTUNITY MASTER FUND VII 2024-CAR1 LLC	BAYVIEW OPPORTUNITY MASTER FUND VII 2024-CAR1 LLC	**	296,291
BECTON DICKINSON & CO 4.693% 02/13/2028	BECTON DICKINSON & CO 4.693% 02/13/2028	**	1,318,470
BLUE OWL ASSET LEASING TRUST 2024-1 LLC 5.41% 03/1	BLUE OWL ASSET LEASING TRUST 2024-1 LLC 5.41% 03/1	**	169,902
BLUE OWL ASSET LEASING TRUST 2024-1A A2 LLC 5.05%	BLUE OWL ASSET LEASING TRUST 2024-1A A2 LLC 5.05%	**	746,556
BLUEMOUNTAIN CLO 2016-3 LTD TSFR3M+120 11/15/2030	BLUEMOUNTAIN CLO 2016-3 LTD TSFR3M+120 11/15/2030	**	1,205,522
BMW US CAPITAL LLC 4.6% 08/13/2027 144A	BMW US CAPITAL LLC 4.6% 08/13/2027 144A	**	1,477,583
BNP PARIBAS 2.588%/VAR 08/12/2035 144A	BNP PARIBAS 2.588%/VAR 08/12/2035 144A	**	230,265
BNP PARIBAS 4.375% 05/12/2026 144A	BNP PARIBAS 4.375% 05/12/2026 144A	**	1,557,604
BNP PARIBAS 4.375% 09/28/2025 144A	BNP PARIBAS 4.375% 09/28/2025 144A	**	2,258,883
BNP PARIBAS 4.625% 03/13/2027 144A	BNP PARIBAS 4.625% 03/13/2027 144A	**	1,596,297
BOEING CO 2.196% 02/04/2026	BOEING CO 2.196% 02/04/2026	**	489,744
BOEING CO 6.259% 05/01/2027	BOEING CO 6.259% 05/01/2027	**	1,273,588
BOSTON PPTYS LTD PARTNERSHIP 2.9% 03/15/2030	BOSTON PPTYS LTD PARTNERSHIP 2.9% 03/15/2030	**	198,706
BOSTON PPTYS LTD PARTNERSHIP 3.2% 01/15/2025	BOSTON PPTYS LTD PARTNERSHIP 3.2% 01/15/2025	**	274,779
BOSTON PPTYS LTD PARTNERSHIP 3.25% 01/30/2031	BOSTON PPTYS LTD PARTNERSHIP 3.25% 01/30/2031	**	1,582,865
BOSTON PPTYS LTD PARTNERSHIP 3.65% 02/01/2026	BOSTON PPTYS LTD PARTNERSHIP 3.65% 02/01/2026	**	665,289
BOSTON PPTYS LTD PARTNERSHIP 4.5% 12/01/2028	BOSTON PPTYS LTD PARTNERSHIP 4.5% 12/01/2028	**	1,289,289
BOSTON PPTYS LTD PARTNERSHIP 6.5% 01/15/2034	BOSTON PPTYS LTD PARTNERSHIP 6.5% 01/15/2034	**	288,170
BPCE SA 4.5% 03/15/2025 144A	BPCE SA 4.5% 03/15/2025 144A	**	1,282,618
BRAMBLES USA INC 4.125% 10/23/2025 144A	BRAMBLES USA INC 4.125% 10/23/2025 144A	**	908,519
BRE GRAND ISLANDER TIMESHARE ISSUER 2019-A LLC 3.2	BRE GRAND ISLANDER TIMESHARE ISSUER 2019-A LLC 3.2	**	130,502

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
BRIGHTHOUSE FINANCIAL GLOBAL FUNDING 1.55% 05/24/2	BRIGHTHOUSE FINANCIAL GLOBAL FUNDING 1.55% 05/24/2	**	219,408
BRUNSWICK CORP CP 0% 01/03/2025	BRUNSWICK CORP CP 0% 01/03/2025	**	1,714,353
CAIXABANK SA 6.684%/VAR 09/13/2027 144A	CAIXABANK SA 6.684%/VAR 09/13/2027 144A	**	1,272,588
CANADIAN NATL RESOURCES LTD 2.05% 07/15/2025	CANADIAN NATL RESOURCES LTD 2.05% 07/15/2025	**	1,462,699
CANADIAN PAC RY CO 1.75% 12/02/2026	CANADIAN PAC RY CO 1.75% 12/02/2026	**	501,883
CAPITAL ONE FINANCIAL CORP 2.636%/VAR 03/03/2026	CAPITAL ONE FINANCIAL CORP 2.636%/VAR 03/03/2026	**	756,771
CAPITAL ONE FINANCIAL CORP 4.2% 10/29/2025	CAPITAL ONE FINANCIAL CORP 4.2% 10/29/2025	**	1,634,232
CAPITAL ONE FINANCIAL CORP 4.927%/VAR 05/10/2028	CAPITAL ONE FINANCIAL CORP 4.927%/VAR 05/10/2028	**	672,828
CAPITAL ONE FINANCIAL CORP 4.985%/VAR 07/24/2026	CAPITAL ONE FINANCIAL CORP 4.985%/VAR 07/24/2026	**	644,491
CAPITAL ONE FINANCIAL CORP 5.268%/VAR 05/10/2033	CAPITAL ONE FINANCIAL CORP 5.268%/VAR 05/10/2033	**	365,166
CAPITAL ONE FINANCIAL CORP 6.312%/VAR 06/08/2029	CAPITAL ONE FINANCIAL CORP 6.312%/VAR 06/08/2029	**	676,352
CAPITAL ONE FINANCIAL CORP 7.149%/VAR 10/29/2027	CAPITAL ONE FINANCIAL CORP 7.149%/VAR 10/29/2027	**	394,333
CAPITAL ONE FINANCIAL CORP 7.624%/VAR 10/30/2031	CAPITAL ONE FINANCIAL CORP 7.624%/VAR 10/30/2031	**	1,104,105
CARMAX AUTO OWNER TR 1.5% 01/18/2028	CARMAX AUTO OWNER TR 1.5% 01/18/2028	**	1,458,846
CARMAX AUTO OWNER TR 2023-2 C 5.57% 11/15/2028	CARMAX AUTO OWNER TR 2023-2 C 5.57% 11/15/2028	**	967,473
CARMAX AUTO OWNER TR 2023-2 D 6.55% 10/15/2029	CARMAX AUTO OWNER TR 2023-2 D 6.55% 10/15/2029	**	648,797
CARMAX AUTO OWNER TRUST 2022-4 8.08% 04/16/2029	CARMAX AUTO OWNER TRUST 2022-4 8.08% 04/16/2029	**	632,991
CARMAX AUTO OWNER TRUST 2024-1 4.94% 08/15/2029	CARMAX AUTO OWNER TRUST 2024-1 4.94% 08/15/2029	**	246,287
CARMAX AUTO OWNER TRUST 2024-1 5.47% 08/15/2029	CARMAX AUTO OWNER TRUST 2024-1 5.47% 08/15/2029	**	480,618
CARMAX AUTO OWNER TRUST 2024-3 5.67% 01/15/2031	CARMAX AUTO OWNER TRUST 2024-3 5.67% 01/15/2031	**	195,155
CARMAX AUTO OWNER TRUST 2024-3 A4 4.85% 01/15/2030	CARMAX AUTO OWNER TRUST 2024-3 A4 4.85% 01/15/2030	**	155,671
CARMAX SELECT RECEIVABLES TRUST 2024-A 5.35% 01/15	CARMAX SELECT RECEIVABLES TRUST 2024-A 5.35% 01/15	**	212,072
CARMAX SELECT RECEIVABLES TRUST 2024-A 5.62% 01/15	CARMAX SELECT RECEIVABLES TRUST 2024-A 5.62% 01/15	**	897,739
CARMX 2023-3 A3 5.470% 02/15/2029	CARMX 2023-3 A3 5.470% 02/15/2029	**	364,147
CARMX 2023-3 A3 5.61% 02/15/2029	CARMX 2023-3 A3 5.61% 02/15/2029	**	1,089,109
CARMX 2023-3 A3 6.44% 12/16/2030	CARMX 2023-3 A3 6.44% 12/16/2030	**	351,965
CARVANA AUTO RECEIVABLES TRUST 2024-N2 B 5.67% 09/	CARVANA AUTO RECEIVABLES TRUST 2024-N2 B 5.67% 09/	**	637,877
CCO HLDGS LLC/CAP CORP 4.25% 01/15/2034 144A	CCO HLDGS LLC/CAP CORP 4.25% 01/15/2034 144A	**	2,231,048
CCO HLDGS LLC/CAP CORP 4.5% 05/01/2032	CCO HLDGS LLC/CAP CORP 4.5% 05/01/2032	**	903,171
CCO HLDGS LLC/CAP CORP 4.5% 06/01/2033 144A	CCO HLDGS LLC/CAP CORP 4.5% 06/01/2033 144A	**	252,416
CDW LLC / CDW FIN CORP 5.1% 03/01/2030	CDW LLC / CDW FIN CORP 5.1% 03/01/2030	**	241,298
CELANESE US HLDGS LLC 6.05% 03/15/2025	CELANESE US HLDGS LLC 6.05% 03/15/2025	**	487,340
CEMEX SAB DE CV 5.2% 09/17/2030 144A	CEMEX SAB DE CV 5.2% 09/17/2030 144A	**	3,771,680
CENCORA INC 4.625% 12/15/2027	CENCORA INC 4.625% 12/15/2027	**	509,979
CENCORA INC 4.85% 12/15/2029	CENCORA INC 4.85% 12/15/2029	**	273,213
CENTENE CORP 4.625% 12/15/2029	CENTENE CORP 4.625% 12/15/2029	**	576,914
CHARTER COMMUNICATIONS OPERATING LLC / CHARTER COM	CHARTER COMMUNICATIONS OPERATING LLC / CHARTER COM	**	6,405,526
CIFC FUNDING 2016-1A AR3 LTD TSFR3M+100 10/21/2031	CIFC FUNDING 2016-1A AR3 LTD TSFR3M+100 10/21/2031	**	1,205,000
CIFC FUNDING 2016-1A D1R3 LTD TSFR3M+250 10/21/203	CIFC FUNDING 2016-1A D1R3 LTD TSFR3M+250 10/21/203	**	480,000
CIGNA GROUP (THE) 4.375% 10/15/2028	CIGNA GROUP (THE) 4.375% 10/15/2028	**	1,102,818
CIGNA GROUP (THE) 7.875% 05/15/2027	CIGNA GROUP (THE) 7.875% 05/15/2027	**	170,984
CITIGROUP INC 3.106%/VAR 04/08/2026	CITIGROUP INC 3.106%/VAR 04/08/2026	**	1,781,374
CITIGROUP INC 4.125% 07/25/2028	CITIGROUP INC 4.125% 07/25/2028	**	607,651
CITIGROUP INC 4.412%/VAR 03/31/2031	CITIGROUP INC 4.412%/VAR 03/31/2031	**	408,495
CITIGROUP INC 5.174%/VAR 02/13/2030	CITIGROUP INC 5.174%/VAR 02/13/2030	**	604,540
CNH EQUIPMENT TRUST 2024-B 5.19% 09/17/2029	CNH EQUIPMENT TRUST 2024-B 5.19% 09/17/2029	**	389,953
CNH EQUIPMENT TRUST 2024-B 5.23% 11/17/2031	CNH EQUIPMENT TRUST 2024-B 5.23% 11/17/2031	**	338,912
CNO GLOBAL FUNDING 1.65% 01/06/2025 144A	CNO GLOBAL FUNDING 1.65% 01/06/2025 144A	**	1,104,587
CNO GLOBAL FUNDING 1.75% 10/07/2026 144A	CNO GLOBAL FUNDING 1.75% 10/07/2026 144A	**	1,035,029
COCA-COLA EUROPACIFIC PARTNERS PLC 1.5% 01/15/2027	COCA-COLA EUROPACIFIC PARTNERS PLC 1.5% 01/15/2027	**	186,531
COLUMBIA PIPELINES HOLDING CO LLC 6.055% 08/15/202	COLUMBIA PIPELINES HOLDING CO LLC 6.055% 08/15/202	**	147,046
CONSTELLATION BRANDS INC CP 0% 01/08/2025	CONSTELLATION BRANDS INC CP 0% 01/08/2025	**	1,703,193
CONSTELLATION ENERGY GENERATION LLC 5.6% 03/01/202	CONSTELLATION ENERGY GENERATION LLC 5.6% 03/01/202	**	540,567
COREBRIDGE FINANCIAL INC 3.5% 04/04/2025	COREBRIDGE FINANCIAL INC 3.5% 04/04/2025	**	1,763,669
COREBRIDGE GLOBAL FUNDING 4.65% 08/20/2027 144A	COREBRIDGE GLOBAL FUNDING 4.65% 08/20/2027 144A	**	308,864
COREBRIDGE GLOBAL FUNDING 5.2% 01/12/2029 144A	COREBRIDGE GLOBAL FUNDING 5.2% 01/12/2029 144A	**	306,690
CORPORACION NACIONAL DEL COBRE DE CHILE 3.625% 08/	CORPORACION NACIONAL DEL COBRE DE CHILE 3.625% 08/	**	1,327,869
COX COMMUNICATIONS INC 3.35% 09/15/2026 144A	COX COMMUNICATIONS INC 3.35% 09/15/2026 144A	**	600,199
COX COMMUNICATIONS INC 3.5% 08/15/2027 144A	COX COMMUNICATIONS INC 3.5% 08/15/2027 144A	**	2,823,054
COX COMMUNICATIONS INC 3.85% 02/01/2025 144A	COX COMMUNICATIONS INC 3.85% 02/01/2025 144A	**	1,128,810
COX COMMUNICATIONS INC 5.45% 09/15/2028 144A	COX COMMUNICATIONS INC 5.45% 09/15/2028 144A	**	227,331

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
CREDICORP LTD 2.75% 06/17/2025 144A	CREDICORP LTD 2.75% 06/17/2025 144A	**	197,264
CROSSROADS ASSET TRUST 2024-A 5.9% 08/20/2030 144A	CROSSROADS ASSET TRUST 2024-A 5.9% 08/20/2030 144A	**	321,490
CROWN CASTLE INC 1.05% 07/15/2026	CROWN CASTLE INC 1.05% 07/15/2026	**	1,072,392
CROWN CASTLE INC 2.9% 03/15/2027	CROWN CASTLE INC 2.9% 03/15/2027	**	892,885
CROWN CASTLE INC 4.45% 02/15/2026	CROWN CASTLE INC 4.45% 02/15/2026	**	871,715
CROWN CASTLE INC 5% 01/11/2028	CROWN CASTLE INC 5% 01/11/2028	**	164,853
CROWN CASTLE INC 5.6% 06/01/2029	CROWN CASTLE INC 5.6% 06/01/2029	**	489,286
CROWN CASTLE INC CP 0% 01/07/2025	CROWN CASTLE INC CP 0% 01/07/2025	**	1,049,020
CROWN CASTLE TOWERS LLC 4.241% 07/15/2048 144A	CROWN CASTLE TOWERS LLC 4.241% 07/15/2048 144A	**	274,363
CSL FINANCE PLC 3.85% 04/27/2027 144A	CSL FINANCE PLC 3.85% 04/27/2027 144A	**	170,911
CVS HEALTH CORP 1.3% 08/21/2027	CVS HEALTH CORP 1.3% 08/21/2027	**	1,504,129
CVS HEALTH CORP 2.875% 06/01/2026	CVS HEALTH CORP 2.875% 06/01/2026	**	640,916
CVS HEALTH CORP 3% 08/15/2026	CVS HEALTH CORP 3% 08/15/2026	**	188,890
CVS HEALTH CORP 3.75% 04/01/2030	CVS HEALTH CORP 3.75% 04/01/2030	**	91,596
CVS HEALTH CORP 4.125% 04/01/2040	CVS HEALTH CORP 4.125% 04/01/2040	**	33,587
CVS HEALTH CORP 4.78% 03/25/2038	CVS HEALTH CORP 4.78% 03/25/2038	**	663,203
CVS HEALTH CORP 5% 02/20/2026	CVS HEALTH CORP 5% 02/20/2026	**	1,358,592
CVS HEALTH CORP 5.05% 03/25/2048	CVS HEALTH CORP 5.05% 03/25/2048	**	177,277
CVS HEALTH CORP 7%/VAR 03/10/2055	CVS HEALTH CORP 7%/VAR 03/10/2055	**	1,655,536
CVS HEALTH CORP CP 0% 01/27/2025	CVS HEALTH CORP CP 0% 01/27/2025	**	1,703,910
CYRUSONE DATA CENTERS ISSUER I LLC2A A2 4.5% 05/2	CYRUSONE DATA CENTERS ISSUER I LLC2A A2 4.5% 05/2	**	1,038,713
DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5% 01/15/	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5% 01/15/	**	305,687
DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5.125% 09	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5.125% 09	**	538,127
DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5.15% 01/	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5.15% 01/	**	150,490
DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5.2% 01/1	DAIMLER TRUCKS FINANCE NORTH AMERICA LLC 5.2% 01/1	**	435,037
DANSKE BANK AS (UNGTD) 4.613%/VAR 10/02/2030 144A	DANSKE BANK AS (UNGTD) 4.613%/VAR 10/02/2030 144A	**	562,741
DANSKE BANK AS (UNGTD) 5.427%/VAR 03/01/2028 144A	DANSKE BANK AS (UNGTD) 5.427%/VAR 03/01/2028 144A	**	630,475
DANSKE BANK AS (UNGTD) 6.259%/VAR 09/22/2026 144A	DANSKE BANK AS (UNGTD) 6.259%/VAR 09/22/2026 144A	**	433,612
DARDEN RESTAURANTS INC 4.35% 10/15/2027	DARDEN RESTAURANTS INC 4.35% 10/15/2027	**	833,570
DCP MIDSTREAM OPER LP 5.375% 07/15/2025	DCP MIDSTREAM OPER LP 5.375% 07/15/2025	**	1,088,351
DELL EQUIP FIN TR 2023-2 5.65% 01/22/2029 144A	DELL EQUIP FIN TR 2023-2 5.65% 01/22/2029 144A	**	945,640
DELL EQUIP FIN TR 2024-2 5.29% 02/24/2031 144A	DELL EQUIP FIN TR 2024-2 5.29% 02/24/2031 144A	**	184,770
DELL EQUIP FIN TR 2024-2 B 4.82% 08/22/2030 144A	DELL EQUIP FIN TR 2024-2 B 4.82% 08/22/2030 144A	**	99,603
DELL EQUIPMENT FINANCE TRUST 24-1 D 6.12% 09/23/20	DELL EQUIPMENT FINANCE TRUST 24-1 D 6.12% 09/23/20	**	162,330
DELL INTL/EMC CORP 6.02% 06/15/2026	DELL INTL/EMC CORP 6.02% 06/15/2026	**	322,559
DIAMONDBACK ENERGY INC 5.2% 04/18/2027	DIAMONDBACK ENERGY INC 5.2% 04/18/2027	**	429,075
DLLAA 2023-1A 5.64% 02/22/2028 144A	DLLAA 2023-1A 5.64% 02/22/2028 144A	**	654,648
DLLST 2024-1 LLC 4.93% 04/22/2030 144A	DLLST 2024-1 LLC 4.93% 04/22/2030 144A	**	60,016
DLLST 2024-1 LLC 5.05% 08/20/2027 144A	DLLST 2024-1 LLC 5.05% 08/20/2027 144A	**	231,069
DOLLAR GEN CORP NEW 3.875% 04/15/2027	DOLLAR GEN CORP NEW 3.875% 04/15/2027	**	278,612
DOLLAR GEN CORP NEW 4.125% 05/01/2028	DOLLAR GEN CORP NEW 4.125% 05/01/2028	**	956,444
DOLLAR GEN CORP NEW 4.625% 11/01/2027	DOLLAR GEN CORP NEW 4.625% 11/01/2027	**	471,981
DOLLAR GEN CORP NEW 5.2% 07/05/2028	DOLLAR GEN CORP NEW 5.2% 07/05/2028	**	543,880
DRIVEN BRANDS FUNDING LLC 3.981% 10/20/2049 144A	DRIVEN BRANDS FUNDING LLC 3.981% 10/20/2049 144A	**	312,157
DRIVEN BRANDS FUNDING LLC 4.641% 04/20/2049 144A	DRIVEN BRANDS FUNDING LLC 4.641% 04/20/2049 144A	**	551,488
DRYDEN 77 CLO LTD TSFR3M+ 05/20/2034 144A	DRYDEN 77 CLO LTD TSFR3M+ 05/20/2034 144A	**	1,508,219
DRYDEN 86 CLO LTD / DRYDEN 86 CLO LLC 86A A1R TSFR	DRYDEN 86 CLO LTD / DRYDEN 86 CLO LLC 86A A1R TSFR	**	1,587,233
DTE ENERGY CO 4.95% 07/01/2027	DTE ENERGY CO 4.95% 07/01/2027	**	461,725
ELANCO ANIMAL HEALTH INC VAR 08/28/2028	ELANCO ANIMAL HEALTH INC VAR 08/28/2028	**	1,454,866
ELARA HGV TIMESHARE ISSUER 2019-A LLC 2.61% 01/25/	ELARA HGV TIMESHARE ISSUER 2019-A LLC 2.61% 01/25/	**	208,762
ELEMENT FLEET MANAGEMENT CORP 5.643% 03/13/2027 14	ELEMENT FLEET MANAGEMENT CORP 5.643% 03/13/2027 14	**	573,148
ELEVANCE HEALTH INC 2.25% 05/15/2030	ELEVANCE HEALTH INC 2.25% 05/15/2030	**	390,931
ELEVANCE HEALTH INC 4.75% 02/15/2030	ELEVANCE HEALTH INC 4.75% 02/15/2030	**	321,111
ELEVANCE HEALTH INC 5.35% 10/15/2025	ELEVANCE HEALTH INC 5.35% 10/15/2025	**	160,655
ENBRIDGE INC 2.5% 01/15/2025	ENBRIDGE INC 2.5% 01/15/2025	**	1,298,700
ENBRIDGE INC 2.5% 02/14/2025	ENBRIDGE INC 2.5% 02/14/2025	**	583,270
ENBRIDGE INC 5.9% 11/15/2026	ENBRIDGE INC 5.9% 11/15/2026	**	372,122
ENBRIDGE INC 6% 11/15/2028	ENBRIDGE INC 6% 11/15/2028	**	310,513
ENEL FINANCE INTL NV 6% 10/07/2039 144A	ENEL FINANCE INTL NV 6% 10/07/2039 144A	**	1,276,022
ENEL FINANCE INTL NV STEP 07/12/2026 144A	ENEL FINANCE INTL NV STEP 07/12/2026 144A	**	953,273
ENEL FINANCE INTL NV STEP 10/14/2025 144A	ENEL FINANCE INTL NV STEP 10/14/2025 144A	**	406,411

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
ENERGY TRANSFER LP 2.9% 05/15/2025	ENERGY TRANSFER LP 2.9% 05/15/2025	**	119,074
ENERGY TRANSFER LP 5.25% 07/01/2029	ENERGY TRANSFER LP 5.25% 07/01/2029	**	497,356
ENERGY TRANSFER LP 6.05% 12/01/2026	ENERGY TRANSFER LP 6.05% 12/01/2026	**	1,394,227
ENTERPRISE FLEET FINANCING 2024-3 LLC 4.98% 08/21/	ENTERPRISE FLEET FINANCING 2024-3 LLC 4.98% 08/21/	**	231,334
ENTERPRISE FLEET FINANCING 2024-3 LLC 5.06% 03/20/	ENTERPRISE FLEET FINANCING 2024-3 LLC 5.06% 03/20/	**	155,705
ENTERPRISE FLEET FINANCING 2024-4 LLC 4.7% 06/20/2	ENTERPRISE FLEET FINANCING 2024-4 LLC 4.7% 06/20/2	**	620,811
ENTERPRISE FLEET FING 2022-4 LLC 5.65% 10/22/2029	ENTERPRISE FLEET FING 2022-4 LLC 5.65% 10/22/2029	**	694,100
ENTERPRISE FLEET FING 2023-2 LLC 5.56% 04/22/2030	ENTERPRISE FLEET FING 2023-2 LLC 5.56% 04/22/2030	**	1,110,004
EQT CORP 3.125% 05/15/2026 144A	EQT CORP 3.125% 05/15/2026 144A	**	593,600
EQUATE PETROCHEMICAL CO KSC 5% 05/18/2025 REGS	EQUATE PETROCHEMICAL CO KSC 5% 05/18/2025 REGS	**	1,399,076
EQUINOR ASA 2.875% 04/06/2025	EQUINOR ASA 2.875% 04/06/2025	**	1,911,652
EQUITABLE FINANCIAL LIFE GLOBAL FUNDING 1% 01/09/2	EQUITABLE FINANCIAL LIFE GLOBAL FUNDING 1% 01/09/2	**	327,598
EQUITABLE FINANCIAL LIFE GLOBAL FUNDING 1.4% 07/07	EQUITABLE FINANCIAL LIFE GLOBAL FUNDING 1.4% 07/07	**	63,933
EQUITABLE FINANCIAL LIFE GLOBAL FUNDING 1.7% 11/12	EQUITABLE FINANCIAL LIFE GLOBAL FUNDING 1.7% 11/12	**	401,754
ERAC USA FIN LLC 4.6% 05/01/2028 144A	ERAC USA FIN LLC 4.6% 05/01/2028 144A	**	1,186,908
EXELON CORP 5.15% 03/15/2029	EXELON CORP 5.15% 03/15/2029	**	326,640
EXETER AUTOMOBILE RECEIVABLES 2024-4 5.48% 08/15/2	EXETER AUTOMOBILE RECEIVABLES 2024-4 5.48% 08/15/2	**	653,655
EXETER AUTOMOBILE RECEIVABLES TR 2022-1 2.56% 06/1	EXETER AUTOMOBILE RECEIVABLES TR 2022-1 2.56% 06/1	**	24,275
EXETER AUTOMOBILE RECEIVABLES TR 2022-5 6.51% 12/1	EXETER AUTOMOBILE RECEIVABLES TR 2022-5 6.51% 12/1	**	935,250
EXETER AUTOMOBILE RECEIVABLES TRUST 2022-4 5.98% 1	EXETER AUTOMOBILE RECEIVABLES TRUST 2022-4 5.98% 1	**	1,172,545
EXETER AUTOMOBILE RECEIVABLES TRUST 6.69% 06/15/20	EXETER AUTOMOBILE RECEIVABLES TRUST 6.69% 06/15/20	**	76,352
FEDEX CORP 3.25% 04/01/2026	FEDEX CORP 3.25% 04/01/2026	**	917,717
FIBERCOP SPA 7.2% 07/18/2036 144A	FIBERCOP SPA 7.2% 07/18/2036 144A	**	496,070
FIBERCOP SPA 7.721% 06/04/2038 144A	FIBERCOP SPA 7.721% 06/04/2038 144A	**	885,128
FIFTH THIRD BANCORP 4.895%/VAR 09/06/2030	FIFTH THIRD BANCORP 4.895%/VAR 09/06/2030	**	236,718
FINANCE OF AMERICA HECM BUYOUT 2024-HB1 4% 10/01/2	FINANCE OF AMERICA HECM BUYOUT 2024-HB1 4% 10/01/2	**	855,633
FIRSTENERGY CORP STEP 07/15/2027	FIRSTENERGY CORP STEP 07/15/2027	**	613,489
FIRSTENERGY TRANSMISSION LLC 4.55% 01/15/2030 144A	FIRSTENERGY TRANSMISSION LLC 4.55% 01/15/2030 144A	**	223,910
FIRSTKEY HOMES 2020-SFR1 TR 1.74% 08/17/2037 144A	FIRSTKEY HOMES 2020-SFR1 TR 1.74% 08/17/2037 144A	**	670,352
FIRSTKEY HOMES 2020-SFR1 TR 1.941% 08/17/2037 144A	FIRSTKEY HOMES 2020-SFR1 TR 1.941% 08/17/2037 144A	**	976,540
FIRSTKEY HOMES 2020-SFR2 1.567% 10/19/2037 144A	FIRSTKEY HOMES 2020-SFR2 1.567% 10/19/2037 144A	**	248,072
FIRSTKEY HOMES 2020-SFR2 1.968% 10/19/2037 144A	FIRSTKEY HOMES 2020-SFR2 1.968% 10/19/2037 144A	**	990,535
FISERV INC 5.15% 03/15/2027	FISERV INC 5.15% 03/15/2027	**	776,285
FMC CORP 3.45% 10/01/2029	FMC CORP 3.45% 10/01/2029	**	584,328
FOCUS BRANDS FUNDING LLC 5.093% 04/30/2047 144A	FOCUS BRANDS FUNDING LLC 5.093% 04/30/2047 144A	**	715,296
FORD CR AUTO OWNER TR 2020-REV1 2.29% 08/15/2031 1	FORD CR AUTO OWNER TR 2020-REV1 2.29% 08/15/2031 1	**	1,310,866
FORD CR FLOORPLN MAST OWN TR 2023-1 C 5.75% 05/15/	FORD CR FLOORPLN MAST OWN TR 2023-1 C 5.75% 05/15/	**	402,780
FORD CR FLOORPLN MAST OWN TR 2023-1 D 6.62% 05/15/	FORD CR FLOORPLN MAST OWN TR 2023-1 D 6.62% 05/15/	**	490,723
FORD CR FLOORPLN MAST OWN TR A 5.48% 04/15/2029 14	FORD CR FLOORPLN MAST OWN TR A 5.48% 04/15/2029 14	**	444,235
FORD CREDIT AUTO LEASE TRUST 2023-B B 6.2% 02/15/2	FORD CREDIT AUTO LEASE TRUST 2023-B B 6.2% 02/15/2	**	243,635
FORD CREDIT AUTO LEASE TRUST 2023-B C 6.43% 04/15/	FORD CREDIT AUTO LEASE TRUST 2023-B C 6.43% 04/15/	**	458,734
FORD CREDIT AUTO OWNER TRUST 2023-A 5.07% 01/15/20	FORD CREDIT AUTO OWNER TRUST 2023-A 5.07% 01/15/20	**	1,511,173
FORD CREDIT AUTO OWNER TRUST 22-C 5.22% 03/15/2030	FORD CREDIT AUTO OWNER TRUST 22-C 5.22% 03/15/2030	**	910,365
FORD MTR CR CO LLC 2.7% 08/10/2026	FORD MTR CR CO LLC 2.7% 08/10/2026	**	432,140
FORD MTR CR CO LLC 4.389% 01/08/2026	FORD MTR CR CO LLC 4.389% 01/08/2026	**	917,611
FORD MTR CR CO LLC 4.542% 08/01/2026	FORD MTR CR CO LLC 4.542% 08/01/2026	**	296,561
FORD MTR CR CO LLC 4.95% 05/28/2027	FORD MTR CR CO LLC 4.95% 05/28/2027	**	198,176
FORD MTR CR CO LLC 5.125% 06/16/2025	FORD MTR CR CO LLC 5.125% 06/16/2025	**	4,267,249
FORD MTR CR CO LLC 5.125% 11/05/2026	FORD MTR CR CO LLC 5.125% 11/05/2026	**	583,860
FORD MTR CR CO LLC 5.8% 03/05/2027	FORD MTR CR CO LLC 5.8% 03/05/2027	**	787,358
FORD MTR CR CO LLC 6.8% 05/12/2028	FORD MTR CR CO LLC 6.8% 05/12/2028	**	852,518
FORD MTR CR CO LLC 7.35% 11/04/2027	FORD MTR CR CO LLC 7.35% 11/04/2027	**	785,308
FORDO 2024-B 5.1% 04/15/2029	FORDO 2024-B 5.1% 04/15/2029	**	1,345,444
FORTINET INC 1% 03/15/2026	FORTINET INC 1% 03/15/2026	**	1,008,866
FORTIVE CORP 3.15% 06/15/2026	FORTIVE CORP 3.15% 06/15/2026	**	661,490
FORTRESS CREDIT BSL VII LTD TSFR3M+109 07/23/2032	FORTRESS CREDIT BSL VII LTD TSFR3M+109 07/23/2032	**	445,372
FORTRESS CREDIT BSL VII LTD TSFR3M+140 07/23/2032	FORTRESS CREDIT BSL VII LTD TSFR3M+140 07/23/2032	**	700,104
FORTRESS CREDIT BSL VII LTD TSFR3M+165 07/23/2032	FORTRESS CREDIT BSL VII LTD TSFR3M+165 07/23/2032	**	890,130
FORTRESS CREDIT BSL VIII LTD 19-2A A1AR TSFR3M+105	FORTRESS CREDIT BSL VIII LTD 19-2A A1AR TSFR3M+105	**	1,280,221
FORTRESS CREDIT BSL VIII LTD 19-2A A2R TSFR3M+140	FORTRESS CREDIT BSL VIII LTD 19-2A A2R TSFR3M+140	**	1,765,305
FORTRESS CREDIT BSL XV LTD 2022-2A AR TSFR3M+140 1	FORTRESS CREDIT BSL XV LTD 2022-2A AR TSFR3M+140 1	**	1,205,295

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
FOUNDRY JV HOLDCO LLC 5.9% 01/25/2030 144A	FOUNDRY JV HOLDCO LLC 5.9% 01/25/2030 144A	**	263,645
FREDDIE MAC STACR REMIC TRUST 2021-DNA1 SOFR30A+18	FREDDIE MAC STACR REMIC TRUST 2021-DNA1 SOFR30A+18	**	251,682
GATX CORP 3.25% 03/30/2025	GATX CORP 3.25% 03/30/2025	**	1,098,842
GATX CORP 3.25% 09/15/2026	GATX CORP 3.25% 09/15/2026	**	681,355
GATX CORP 3.85% 03/30/2027	GATX CORP 3.85% 03/30/2027	**	257,941
GATX CORP 5.4% 03/15/2027	GATX CORP 5.4% 03/15/2027	**	409,538
GE HEALTHCARE TECHNOLOGIES INC 5.905% 11/22/2032	GE HEALTHCARE TECHNOLOGIES INC 5.905% 11/22/2032	**	1,142,839
GENERAL MTRS FINL CO INC 2.9% 02/26/2025	GENERAL MTRS FINL CO INC 2.9% 02/26/2025	**	886,792
GENERAL MTRS FINL CO INC 4% 01/15/2025	GENERAL MTRS FINL CO INC 4% 01/15/2025	**	1,824,234
GENERAL MTRS FINL CO INC 5.35% 07/15/2027	GENERAL MTRS FINL CO INC 5.35% 07/15/2027	**	898,856
GENERAL MTRS FINL CO INC 5.4% 05/08/2027	GENERAL MTRS FINL CO INC 5.4% 05/08/2027	**	383,970
GENUINE PARTS CO 1.75% 02/01/2025	GENUINE PARTS CO 1.75% 02/01/2025	**	194,476
GM FINANCIAL AUTOMOBILE LEASING TRUST 2024-2 B 5.5	GM FINANCIAL AUTOMOBILE LEASING TRUST 2024-2 B 5.5	**	935,105
GM FINL AUTOMOBILE LEASING TR 2023-1 5.76% 01/20/2	GM FINL AUTOMOBILE LEASING TR 2023-1 5.76% 01/20/2	**	869,979
GM FINL CONSUMER AUTOMOBILE RECEIVABLES TR 2023-1	GM FINL CONSUMER AUTOMOBILE RECEIVABLES TR 2023-1	**	146,082
GM FINL CONSUMER AUTOMOBILE RECEIVABLES TR 2023-2	GM FINL CONSUMER AUTOMOBILE RECEIVABLES TR 2023-2	**	423,403
GMF FLOORPLAN OWNER REVOLVING TR 4.73% 11/15/2029	GMF FLOORPLAN OWNER REVOLVING TR 4.73% 11/15/2029	**	335,157
GMF FLOORPLAN OWNER REVOLVING TR 4.98% 11/15/2029	GMF FLOORPLAN OWNER REVOLVING TR 4.98% 11/15/2029	**	809,268
GMF FLOORPLAN OWNER REVOLVING TR 5.73% 06/15/2028	GMF FLOORPLAN OWNER REVOLVING TR 5.73% 06/15/2028	**	565,528
GOLDMAN SACHS GROUP INC (THE) 3.5% 04/01/2025	GOLDMAN SACHS GROUP INC (THE) 3.5% 04/01/2025	**	582,913
GOLDMAN SACHS GROUP INC (THE) 3.615%/VAR 03/15/202	GOLDMAN SACHS GROUP INC (THE) 3.615%/VAR 03/15/202	**	2,601,257
GOLDMAN SACHS GROUP INC (THE) 4.482%/VAR 08/23/202	GOLDMAN SACHS GROUP INC (THE) 4.482%/VAR 08/23/202	**	390,429
GOLDMAN SACHS GROUP INC (THE) 5.798%/VAR 08/10/202	GOLDMAN SACHS GROUP INC (THE) 5.798%/VAR 08/10/202	**	1,342,453
GRAY OAK PIPELINE LLC 2.6% 10/15/2025 144A	GRAY OAK PIPELINE LLC 2.6% 10/15/2025 144A	**	235,682
HARDEES FDG LLC / CARLS JR FDG LLC 2.865% 06/20/20	HARDEES FDG LLC / CARLS JR FDG LLC 2.865% 06/20/20	**	185,771
HARDEES FDG LLC / CARLS JR FDG LLC 3.981% 12/20/20	HARDEES FDG LLC / CARLS JR FDG LLC 3.981% 12/20/20	**	1,669,616
HARDEES FDG LLC / CARLS JR FDG LLC 5.71% 06/20/204	HARDEES FDG LLC / CARLS JR FDG LLC 5.71% 06/20/204	**	514,207
HCA INC 3.125% 03/15/2027	HCA INC 3.125% 03/15/2027	**	971,972
HCA INC 3.375% 03/15/2029	HCA INC 3.375% 03/15/2029	**	765,730
HCA INC 4.125% 06/15/2029	HCA INC 4.125% 06/15/2029	**	333,834
HCA INC 5.375% 02/01/2025	HCA INC 5.375% 02/01/2025	**	575,111
HCA INC 5.625% 09/01/2028	HCA INC 5.625% 09/01/2028	**	1,150,032
HCA INC 5.875% 02/15/2026	HCA INC 5.875% 02/15/2026	**	613,067
HEALTH CARE SVCS CORP 5.2% 06/15/2029 144A	HEALTH CARE SVCS CORP 5.2% 06/15/2029 144A	**	452,049
HEINEKEN NV 3.5% 01/29/2028 144A	HEINEKEN NV 3.5% 01/29/2028 144A	**	2,911,578
HILTON GRAND VACATIONS TRUST 2018-A 3.54% 02/25/20	HILTON GRAND VACATIONS TRUST 2018-A 3.54% 02/25/20	**	433,467
HILTON GRAND VACATIONS TRUST 2023-1A 6.11% 01/25/2	HILTON GRAND VACATIONS TRUST 2023-1A 6.11% 01/25/2	**	794,063
HILTON GRAND VACATIONS TRUST 2023-1A C 6.94% 01/25	HILTON GRAND VACATIONS TRUST 2023-1A C 6.94% 01/25	**	149,655
HOME PARTNERS AMER 2022-1 TR 3.93% 04/17/2039 144A	HOME PARTNERS AMER 2022-1 TR 3.93% 04/17/2039 144A	**	290,439
HONDA AUTO RECEIVABLES 2024-4 OWNER TR 4.33% 05/15	HONDA AUTO RECEIVABLES 2024-4 OWNER TR 4.33% 05/15	**	1,384,196
HPEFS EQIPMENT TR 2024-1 5.33% 05/20/2031 144A	HPEFS EQIPMENT TR 2024-1 5.33% 05/20/2031 144A	**	1,120,515
HPEFS EQUIP TR 2024-2A B 5.35% 10/20/2031 144A	HPEFS EQUIP TR 2024-2A B 5.35% 10/20/2031 144A	**	131,221
HPEFS EQUIP TR 2024-2A D 5.82% 04/20/2032 144A	HPEFS EQUIP TR 2024-2A D 5.82% 04/20/2032 144A	**	323,289
HPEFS EQUIPTMENT TRUST 23-1A C 5.91% 04/20/2028 14	HPEFS EQUIPTMENT TRUST 23-1A C 5.91% 04/20/2028 14	**	595,068
HPHT FINANCE 21 II LTD 1.5% 09/17/2026 REGS	HPHT FINANCE 21 II LTD 1.5% 09/17/2026 REGS	**	1,037,840
HSBC HOLDINGS PLC 1.645%/VAR 04/18/2026	HSBC HOLDINGS PLC 1.645%/VAR 04/18/2026	**	1,222,796
HSBC HOLDINGS PLC 2.099%/VAR 06/04/2026	HSBC HOLDINGS PLC 2.099%/VAR 06/04/2026	**	622,572
HSBC HOLDINGS PLC 2.357%/VAR 08/18/2031	HSBC HOLDINGS PLC 2.357%/VAR 08/18/2031	**	532,013
HSBC HOLDINGS PLC 2.848%/VAR 06/04/2031	HSBC HOLDINGS PLC 2.848%/VAR 06/04/2031	**	346,811
HSBC HOLDINGS PLC 4.762%/VAR 03/29/2033	HSBC HOLDINGS PLC 4.762%/VAR 03/29/2033	**	703,045
HSBC HOLDINGS PLC 5.13%/VAR 11/19/2028	HSBC HOLDINGS PLC 5.13%/VAR 11/19/2028	**	874,720
HSBC HOLDINGS PLC 5.597%/VAR 05/17/2028	HSBC HOLDINGS PLC 5.597%/VAR 05/17/2028	**	833,842
HSBC HOLDINGS PLC 6.254%/VAR 03/09/2034	HSBC HOLDINGS PLC 6.254%/VAR 03/09/2034	**	596,735
HSBC HOLDINGS PLC 6.5% 05/02/2036	HSBC HOLDINGS PLC 6.5% 05/02/2036	**	882,858
HSBC HOLDINGS PLC 6.5% 09/15/2037	HSBC HOLDINGS PLC 6.5% 09/15/2037	**	1,993,973
HSBC HOLDINGS PLC 8.113%/VAR 11/03/2033	HSBC HOLDINGS PLC 8.113%/VAR 11/03/2033	**	1,518,165
HUMANA INC 1.35% 02/03/2027	HUMANA INC 1.35% 02/03/2027	**	371,890
HUMANA INC 5.75% 03/01/2028	HUMANA INC 5.75% 03/01/2028	**	305,463
HUNTINGTON BANK AUTO CREDIT-LINKED NOTES SERIES 20	HUNTINGTON BANK AUTO CREDIT-LINKED NOTES SERIES 20	**	1,681,373
HUNTINGTON INGALLS INDUSTRIES INC 5.353% 01/15/203	HUNTINGTON INGALLS INDUSTRIES INC 5.353% 01/15/203	**	240,477
HYUNDAI AUTO RECEIVABLES TRUST 2024-C A3 4.41% 05/	HYUNDAI AUTO RECEIVABLES TRUST 2024-C A3 4.41% 05/	**	1,394,068

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
HYUNDAI CAP AMER 5.25% 01/08/2027 144A	HYUNDAI CAP AMER 5.25% 01/08/2027 144A	**	331,923
HYUNDAI CAP AMER 5.5% 03/30/2026 144A	HYUNDAI CAP AMER 5.5% 03/30/2026 144A	**	447,773
HYUNDAI CAP AMER 5.6% 03/30/2028 144A	HYUNDAI CAP AMER 5.6% 03/30/2028 144A	**	587,148
HYUNDAI CAP AMER 5.65% 06/26/2026 144A	HYUNDAI CAP AMER 5.65% 06/26/2026 144A	**	979,331
HYUNDAI CAP SVCS INC 2.125% 04/24/2025 144A	HYUNDAI CAP SVCS INC 2.125% 04/24/2025 144A	**	198,158
ICON INVESTMENTS SIX DESIGNATED ACTIVITY CO 5.809%	ICON INVESTMENTS SIX DESIGNATED ACTIVITY CO 5.809%	**	1,138,968
IMPERIAL BRANDS FINANCE PLC 3.875% 07/26/2029 144A	IMPERIAL BRANDS FINANCE PLC 3.875% 07/26/2029 144A	**	4,795,180
IMPERIAL BRANDS FINANCE PLC 4.25% 07/21/2025 144A	IMPERIAL BRANDS FINANCE PLC 4.25% 07/21/2025 144A	**	2,087,146
IMPERIAL BRANDS FINANCE PLC 5.5% 02/01/2030 144A	IMPERIAL BRANDS FINANCE PLC 5.5% 02/01/2030 144A	**	227,385
IMPERIAL BRANDS FINANCE PLC 5.875% 07/01/2034 144A	IMPERIAL BRANDS FINANCE PLC 5.875% 07/01/2034 144A	**	199,314
IMPERIAL BRANDS FINANCE PLC 6.125% 07/27/2027 144A	IMPERIAL BRANDS FINANCE PLC 6.125% 07/27/2027 144A	**	898,422
INTEL CORP 3.4% 03/25/2025	INTEL CORP 3.4% 03/25/2025	**	1,195,851
INTEL CORP 3.75% 08/05/2027	INTEL CORP 3.75% 08/05/2027	**	475,270
INTEL CORP 4% 08/05/2029	INTEL CORP 4% 08/05/2029	**	519,147
INTEL CORP 4.875% 02/10/2028	INTEL CORP 4.875% 02/10/2028	**	169,133
IQVIA INC 6.25% 02/01/2029	IQVIA INC 6.25% 02/01/2029	**	423,914
JACK IN THE BOX FUNDING LLC 3.445% 02/26/2052 144A	JACK IN THE BOX FUNDING LLC 3.445% 02/26/2052 144A	**	570,302
JACKSON NATL LIFE GLOBAL FDG 1.75% 01/12/2025 144A	JACKSON NATL LIFE GLOBAL FDG 1.75% 01/12/2025 144A	**	1,044,130
JACKSON NATL LIFE GLOBAL FDG 5.55% 07/02/2027 144A	JACKSON NATL LIFE GLOBAL FDG 5.55% 07/02/2027 144A	**	561,958
JACKSON NATL LIFE GLOBAL FDG 5.6% 04/10/2026 144A	JACKSON NATL LIFE GLOBAL FDG 5.6% 04/10/2026 144A	**	977,349
JERSEY MIKE'S FUNDING 4.433% 02/15/2050 144A	JERSEY MIKE'S FUNDING 4.433% 02/15/2050 144A	**	166,576
JPMORGAN CHASE & CO 2.083%/VAR 04/22/2026	JPMORGAN CHASE & CO 2.083%/VAR 04/22/2026	**	3,043,630
JPMORGAN CHASE & CO 2.522%/VAR 04/22/2031	JPMORGAN CHASE & CO 2.522%/VAR 04/22/2031	**	484,530
JPMORGAN CHASE & CO 2.956%/VAR 05/13/2031	JPMORGAN CHASE & CO 2.956%/VAR 05/13/2031	**	2,951,880
JPMORGAN CHASE & CO 4.08%/VAR 04/26/2026	JPMORGAN CHASE & CO 4.08%/VAR 04/26/2026	**	503,687
JPMORGAN CHASE & CO 4.125% 12/15/2026	JPMORGAN CHASE & CO 4.125% 12/15/2026	**	148,413
JPMORGAN CHASE & CO 4.25% 10/01/2027	JPMORGAN CHASE & CO 4.25% 10/01/2027	**	570,765
JPMORGAN CHASE & CO 4.493%/VAR 03/24/2031	JPMORGAN CHASE & CO 4.493%/VAR 03/24/2031	**	1,997,478
JPMORGAN CHASE & CO 4.979%/VAR 07/22/2028	JPMORGAN CHASE & CO 4.979%/VAR 07/22/2028	**	616,957
JPMORGAN CHASE & CO 5.04%/VAR 01/23/2028	JPMORGAN CHASE & CO 5.04%/VAR 01/23/2028	**	607,241
JPMORGAN CHASE & CO 8.75% 09/01/2030	JPMORGAN CHASE & CO 8.75% 09/01/2030	**	1,323,710
JPMORGAN CHASE & CO FRN SOFR+88.5 04/22/2027	JPMORGAN CHASE & CO FRN SOFR+88.5 04/22/2027	**	105,440
KILROY REALTY LP 4.375% 10/01/2025	KILROY REALTY LP 4.375% 10/01/2025	**	159,217
KINDER MORGAN ENERGY PTNRS LP 5% 08/15/2042	KINDER MORGAN ENERGY PTNRS LP 5% 08/15/2042	**	631,370
KINDER MORGAN ENERGY PTNRS LP 6.5% 09/01/2039	KINDER MORGAN ENERGY PTNRS LP 6.5% 09/01/2039	**	496,309
KINDER MORGAN ENERGY PTNRS LP 6.95% 01/15/2038	KINDER MORGAN ENERGY PTNRS LP 6.95% 01/15/2038	**	514,679
KINDER MORGAN INC DEL 5.05% 02/15/2046	KINDER MORGAN INC DEL 5.05% 02/15/2046	**	868,168
KOREA ELEC POWER CORP 5.375% 07/31/2026 144A	KOREA ELEC POWER CORP 5.375% 07/31/2026 144A	**	1,613,190
KOREA HSG FIN CORP 4.625% 02/24/2028 144A	KOREA HSG FIN CORP 4.625% 02/24/2028 144A	**	1,913,909
KOREA HYDRO & NUCLE PWR CO LTD 5% 07/18/2028 144A	KOREA HYDRO & NUCLE PWR CO LTD 5% 07/18/2028 144A	**	1,149,345
KROGER CO 2.65% 10/15/2026	KROGER CO 2.65% 10/15/2026	**	586,176
KROGER CO 3.7% 08/01/2027	KROGER CO 3.7% 08/01/2027	**	149,377
KT CORP 4% 08/08/2025 144A	KT CORP 4% 08/08/2025 144A	**	844,941
KT CORP 4.125% 02/02/2028 144A	KT CORP 4.125% 02/02/2028 144A	**	975,854
LLOYDS BANKING GROUP PLC 4.582% 12/10/2025	LLOYDS BANKING GROUP PLC 4.582% 12/10/2025	**	2,150,783
LLOYDS BANKING GROUP PLC 4.65% 03/24/2026	LLOYDS BANKING GROUP PLC 4.65% 03/24/2026	**	1,516,016
LLOYDS BANKING GROUP PLC 5.462%/VAR 01/05/2028	LLOYDS BANKING GROUP PLC 5.462%/VAR 01/05/2028	**	746,221
LLOYDS BANKING GROUP PLC 7.953%/VAR 11/15/2033	LLOYDS BANKING GROUP PLC 7.953%/VAR 11/15/2033	**	1,450,986
LOWES COS INC 3.35% 04/01/2027	LOWES COS INC 3.35% 04/01/2027	**	150,545
LOWES COS INC 4.8% 04/01/2026	LOWES COS INC 4.8% 04/01/2026	**	646,083
LPL HOLDINGS INC 5.7% 05/20/2027	LPL HOLDINGS INC 5.7% 05/20/2027	**	898,703
LPL HOLDINGS INC 6.75% 11/17/2028	LPL HOLDINGS INC 6.75% 11/17/2028	**	315,083
LYB INTERNATIONAL FINANCE III LLC 1.25% 10/01/2025	LYB INTERNATIONAL FINANCE III LLC 1.25% 10/01/2025	**	712,759
MADISON PARK FUNDING XXIII LTD 23A BR TSFR3M+181.1	MADISON PARK FUNDING XXIII LTD 23A BR TSFR3M+181.1	**	576,462
MADISON PARK FUNDING XXIII LTD TSFR3M+123.161 07/2	MADISON PARK FUNDING XXIII LTD TSFR3M+123.161 07/2	**	626,246
MADISON PARK FUNDING XXIV LTD TSFR3M+205 10/20/202	MADISON PARK FUNDING XXIV LTD TSFR3M+205 10/20/202	**	676,004
MADISON PARK FUNDING XXXIII LTD CME+129 10/15/2032	MADISON PARK FUNDING XXXIII LTD CME+129 10/15/2032	**	910,758
MADISON PK FDG XLII LTD TSFR3M+115 11/21/2030 144A	MADISON PK FDG XLII LTD TSFR3M+115 11/21/2030 144A	**	1,157,030
MADISON PK FDG XXIX LTD / MADISON PK FDG XXIX LLC	MADISON PK FDG XXIX LTD / MADISON PK FDG XXIX LLC	**	1,672,194
MARATHON STATIC CLO 2022-18 LTD SOFR90A+ 07/20/203	MARATHON STATIC CLO 2022-18 LTD SOFR90A+ 07/20/203	**	643,666
MARBLE POINT CLO XII LTD TSFR3M+127.161 07/16/2031	MARBLE POINT CLO XII LTD TSFR3M+127.161 07/16/2031	**	318,140

	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
	MARBLE POINT CLO XIV LTD TSFR3M+120 01/20/2032 144	MARBLE POINT CLO XIV LTD TSFR3M+120 01/20/2032 144	**	1,726,026
	MARBLE POINT CLO XV 1A A1R2 LTD TSFR3M+104 07/23/2	MARBLE POINT CLO XV 1A A1R2 LTD TSFR3M+104 07/23/2	**	1,106,353
	MARS INC 4.55% 04/20/2028 144A	MARS INC 4.55% 04/20/2028 144A	**	1,252,666
	MARSH & MCLENNAN COS INC 4.55% 11/08/2027	MARSH & MCLENNAN COS INC 4.55% 11/08/2027	**	1,104,143
	MATTEL INC 3.375% 04/01/2026 144A	MATTEL INC 3.375% 04/01/2026 144A	**	759,076
	MATTEL INC 5.875% 12/15/2027 144A	MATTEL INC 5.875% 12/15/2027 144A	**	756,370
	MERCEDES-BENZ FINANCE NORTH AMERICA LLC 4.8% 01/11	MERCEDES-BENZ FINANCE NORTH AMERICA LLC 4.8% 01/11	**	1,909,502
	MERCEDES-BENZ FINANCE NORTH AMERICA LLC 4.8% 03/30	MERCEDES-BENZ FINANCE NORTH AMERICA LLC 4.8% 03/30	**	685,663
	MICRON TECHNOLOGY INC 4.185% 02/15/2027	MICRON TECHNOLOGY INC 4.185% 02/15/2027	**	142,947
	MICRON TECHNOLOGY INC 4.975% 02/06/2026	MICRON TECHNOLOGY INC 4.975% 02/06/2026	**	150,154
	MICRON TECHNOLOGY INC 5.375% 04/15/2028	MICRON TECHNOLOGY INC 5.375% 04/15/2028	**	944,840
	MIDOCEAN CREDIT CLO 16-6A ARRR TSFR3M+123 04/20/20	MIDOCEAN CREDIT CLO 16-6A ARRR TSFR3M+123 04/20/20	**	609,164
	MMAF 2021-A 1.19% 11/13/2043 144A	MMAF 2021-A 1.19% 11/13/2043 144A	**	187,194
	MOHAWK INDUSTRIES INC 5.85% 09/18/2028	MOHAWK INDUSTRIES INC 5.85% 09/18/2028	**	503,878
	MORGAN STANLEY 2.188%/VAR 04/28/2026	MORGAN STANLEY 2.188%/VAR 04/28/2026	**	644,203
	MORGAN STANLEY 2.63%/VAR 02/18/2026	MORGAN STANLEY 2.63%/VAR 02/18/2026	**	473,606
	MORGAN STANLEY 6.138%/VAR 10/16/2026	MORGAN STANLEY 6.138%/VAR 10/16/2026	**	464,636
	MORGAN STANLEY BK NA SALT LAKE 4.754% 04/21/2026	MORGAN STANLEY BK NA SALT LAKE 4.754% 04/21/2026	**	770,824
	MVW 2021-2 LLC 1.43% 05/20/2039 144A	MVW 2021-2 LLC 1.43% 05/20/2039 144A	**	423,929
	MVW 2021-2 LLC 2.23% 05/20/2039 144A	MVW 2021-2 LLC 2.23% 05/20/2039 144A	**	66,046
	MVW 2023-1 LLC 4.93% 10/20/2040 144A	MVW 2023-1 LLC 4.93% 10/20/2040 144A	**	784,990
	MVWOT 2023-2A A 6.18% 11/20/2040 144A	MVWOT 2023-2A A 6.18% 11/20/2040 144A	**	206,642
	MVWOT 2023-2A B 6.33% 11/20/2040 144A	MVWOT 2023-2A B 6.33% 11/20/2040 144A	**	129,504
	NASDAQ INC 5.65% 06/28/2025	NASDAQ INC 5.65% 06/28/2025	**	123,515
	NATIONAL BANK OF CANADA 4.5% 10/10/2029	NATIONAL BANK OF CANADA 4.5% 10/10/2029	**	593,286
	NATWEST GROUP PLC 1.642%/VAR 06/14/2027	NATWEST GROUP PLC 1.642%/VAR 06/14/2027	**	1,097,324
	NATWEST GROUP PLC 5.516%/VAR 09/30/2028	NATWEST GROUP PLC 5.516%/VAR 09/30/2028	**	202,541
	NATWEST GROUP PLC 5.808%/VAR 09/13/2029	NATWEST GROUP PLC 5.808%/VAR 09/13/2029	**	2,039,438
	NATWEST GROUP PLC 6.475%/VAR 06/01/2034	NATWEST GROUP PLC 6.475%/VAR 06/01/2034	**	1,129,161
	NAVIENT STUDENT LOAN TRUST 2016-5A A SOFR30A+136.4	NAVIENT STUDENT LOAN TRUST 2016-5A A SOFR30A+136.4	**	6,715,726
	NAVISTAR FINL DEALER NT MASTER OWNER TR II 24-1 B	NAVISTAR FINL DEALER NT MASTER OWNER TR II 24-1 B	**	75,722
	NAVISTAR FINL DEALER NT MASTER OWNER TR II 24-1 C	NAVISTAR FINL DEALER NT MASTER OWNER TR II 24-1 C	**	121,088
	NAVISTAR FINL DEALER NT MASTER OWNER TR II 5.59% 0	NAVISTAR FINL DEALER NT MASTER OWNER TR II 5.59% 0	**	141,533
	NAVISTAR FINL DEALER NT MASTER OWNER TR II 6.18% 0	NAVISTAR FINL DEALER NT MASTER OWNER TR II 6.18% 0	**	822,434
	NEUBERGER BERMAN LOAN ADVISERS CLO 32 LTD TSFR3M+	NEUBERGER BERMAN LOAN ADVISERS CLO 32 LTD TSFR3M+	**	1,400,781
	NEUBERGER BERMAN LOAN ADVISERS CLO 32 LTD TSFR3M+1	NEUBERGER BERMAN LOAN ADVISERS CLO 32 LTD TSFR3M+1	**	444,898
	NEWMONT CORP / NEWCREST FINANCE PTY LTD 5.3% 03/15	NEWMONT CORP / NEWCREST FINANCE PTY LTD 5.3% 03/15	**	387,710
	NEXTERA ENERGY CAP HLDGS INC 1.875% 01/15/2027	NEXTERA ENERGY CAP HLDGS INC 1.875% 01/15/2027	**	1,025,208
	NEXTERA ENERGY CAP HLDGS INC 4.45% 06/20/2025	NEXTERA ENERGY CAP HLDGS INC 4.45% 06/20/2025	**	958,387
	NEXTERA ENERGY CAP HLDGS INC 4.625% 07/15/2027	NEXTERA ENERGY CAP HLDGS INC 4.625% 07/15/2027	**	1,148,440
	NEXTERA ENERGY CAP HLDGS INC 4.9% 03/15/2029	NEXTERA ENERGY CAP HLDGS INC 4.9% 03/15/2029	**	1,570,050
	NEXTERA ENERGY CAP HLDGS INC 5.749% 09/01/2025	NEXTERA ENERGY CAP HLDGS INC 5.749% 09/01/2025	**	452,743
	NEXTERA ENERGY CAP HLDGS INC 6.051% 03/01/2025	NEXTERA ENERGY CAP HLDGS INC 6.051% 03/01/2025	**	781,380
	NISOURCE INC 5.25% 03/30/2028	NISOURCE INC 5.25% 03/30/2028	**	312,686
	NISSAN MOTOR ACCEPTANCE CO LLC CP 0% 01/03/2025	NISSAN MOTOR ACCEPTANCE CO LLC CP 0% 01/03/2025	**	1,704,322
*	NORTHERN TRUST CORP 3.95% 10/30/2025	NORTHERN TRUST CORP 3.95% 10/30/2025	**	541,700
	NORTHWESTERN MUTUAL GLOBAL FUNDING 4.35% 09/15/202	NORTHWESTERN MUTUAL GLOBAL FUNDING 4.35% 09/15/202	**	788,605
	NORTHWOODS CAPITAL XIV-B LTD TSFR3M+125 11/13/2031	NORTHWOODS CAPITAL XIV-B LTD TSFR3M+125 11/13/2031	**	1,517,150
	NTT FINANCE CORP 4.239% 07/25/2025 144A	NTT FINANCE CORP 4.239% 07/25/2025 144A	**	199,499
	NUCOR CORP 3.95% 05/23/2025	NUCOR CORP 3.95% 05/23/2025	**	478,256
	NUTRIEN LTD 4.9% 03/27/2028	NUTRIEN LTD 4.9% 03/27/2028	**	399,839
	NXP B V/NXP FDG LLC/NXP USA INC 2.7% 05/01/2025	NXP B V/NXP FDG LLC/NXP USA INC 2.7% 05/01/2025	**	1,195,324
	NXP B V/NXP FDG LLC/NXP USA INC 3.15% 05/01/2027	NXP B V/NXP FDG LLC/NXP USA INC 3.15% 05/01/2027	**	62,468
	NXP B V/NXP FDG LLC/NXP USA INC 3.875% 06/18/2026	NXP B V/NXP FDG LLC/NXP USA INC 3.875% 06/18/2026	**	453,569
	NXP B V/NXP FDG LLC/NXP USA INC 4.4% 06/01/2027	NXP B V/NXP FDG LLC/NXP USA INC 4.4% 06/01/2027	**	69,264
	OCCIDENTAL PETROLEUM CORP 5% 08/01/2027	OCCIDENTAL PETROLEUM CORP 5% 08/01/2027	**	505,240
	OCCIDENTAL PETROLEUM CORP 5.2% 08/01/2029	OCCIDENTAL PETROLEUM CORP 5.2% 08/01/2029	**	357,175
	OCCIDENTAL PETROLEUM CORP 5.875% 09/01/2025	OCCIDENTAL PETROLEUM CORP 5.875% 09/01/2025	**	749,288
	OCTAGON INVESTMENT PARTNERS 36 LTD TSFR3M+ 04/15/2	OCTAGON INVESTMENT PARTNERS 36 LTD TSFR3M+ 04/15/2	**	642,785
	OCTAGON INVESTMENT PARTNERS 39 LTD TSFR3M+ 10/20/2	OCTAGON INVESTMENT PARTNERS 39 LTD TSFR3M+ 10/20/2	**	1,026,335
	OCTANE RECEIVABLE TRUST 5.68% 05/20/2030 144A	OCTANE RECEIVABLE TRUST 5.68% 05/20/2030 144A	**	294,473

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
OCTANE RECEIVABLES TR 2024-RVM1 5.01% 01/22/2046 1	OCTANE RECEIVABLES TR 2024-RVM1 5.01% 01/22/2046 1	**	285,064
OCTANE RECEIVABLES TRUST 2021-2A A 1.21% 09/20/202	OCTANE RECEIVABLES TRUST 2021-2A A 1.21% 09/20/202	**	44,978
OCTANE RECEIVABLES TRUST 2022-1A A2 4.18% 03/20/20	OCTANE RECEIVABLES TRUST 2022-1A A2 4.18% 03/20/20	**	18,633
OCTANE RECEIVABLES TRUST 2022-1A B 4.9% 05/22/2028	OCTANE RECEIVABLES TRUST 2022-1A B 4.9% 05/22/2028	**	344,855
OCTANE RECEIVABLES TRUST 2023 5.88% 06/20/2031 144	OCTANE RECEIVABLES TRUST 2023 5.88% 06/20/2031 144	**	538,178
OCTANE RECEIVABLES TRUST 2023-1 5.87% 05/21/2029 1	OCTANE RECEIVABLES TRUST 2023-1 5.87% 05/21/2029 1	**	714,433
OCTANE RECEIVABLES TRUST 2023-1 5.96% 07/20/2029 1	OCTANE RECEIVABLES TRUST 2023-1 5.96% 07/20/2029 1	**	368,382
OCTANE RECEIVABLES TRUST 2024-3 4.94% 05/20/2030 1	OCTANE RECEIVABLES TRUST 2024-3 4.94% 05/20/2030 1	**	255,352
OCTANE RECEIVABLES TRUST 2024-3 5.51% 10/20/2031 1	OCTANE RECEIVABLES TRUST 2024-3 5.51% 10/20/2031 1	**	214,479
OCTANE RECEIVABLES TRUST 5.11% 02/22/2028 144A	OCTANE RECEIVABLES TRUST 5.11% 02/22/2028 144A	**	164,484
ONEOK INC 4.25% 09/24/2027	ONEOK INC 4.25% 09/24/2027	**	1,162,864
ONEOK INC 5.55% 11/01/2026	ONEOK INC 5.55% 11/01/2026	**	678,345
ORACLE CORP 2.5% 04/01/2025	ORACLE CORP 2.5% 04/01/2025	**	3,196,482
ORACLE CORP 5.8% 11/10/2025	ORACLE CORP 5.8% 11/10/2025	**	272,674
OREILLY AUTOMOTIVE INC 5.75% 11/20/2026	OREILLY AUTOMOTIVE INC 5.75% 11/20/2026	**	1,756,874
OTIS WORLDWIDE CORP 2.056% 04/05/2025	OTIS WORLDWIDE CORP 2.056% 04/05/2025	**	744,214
OVINTIV INC 5.375% 01/01/2026	OVINTIV INC 5.375% 01/01/2026	**	329,144
OVINTIV INC 5.65% 05/15/2025	OVINTIV INC 5.65% 05/15/2025	**	761,772
OWENS CORNING NEW 3.4% 08/15/2026	OWENS CORNING NEW 3.4% 08/15/2026	**	388,275
OWENS CORNING NEW 5.5% 06/15/2027	OWENS CORNING NEW 5.5% 06/15/2027	**	544,221
OZLM FUNDING II LTD 12-2A A1A2 TSFR3M+120 07/30/20	OZLM FUNDING II LTD 12-2A A1A2 TSFR3M+120 07/30/20	**	652,852
OZLM XXI LTD TSFR3M+115 01/20/2031 144A	OZLM XXI LTD TSFR3M+115 01/20/2031 144A	**	1,095,665
PACIFIC GAS & ELECTRIC CO 3.15% 01/01/2026	PACIFIC GAS & ELECTRIC CO 3.15% 01/01/2026	**	393,028
PACIFIC GAS & ELECTRIC CO 3.5% 06/15/2025	PACIFIC GAS & ELECTRIC CO 3.5% 06/15/2025	**	511,339
PAYPAL HLDGS INC 2.85% 10/01/2029	PAYPAL HLDGS INC 2.85% 10/01/2029	**	880,431
PEACEHEALTH OBLIGATED GROUP 1.375% 11/15/2025	PEACEHEALTH OBLIGATED GROUP 1.375% 11/15/2025	**	116,277
PENSKE TRUCK LEASING CO LP /CORP 1.7% 06/15/2026 1	PENSKE TRUCK LEASING CO LP /CORP 1.7% 06/15/2026 1	**	71,600
PENSKE TRUCK LEASING CO LP /CORP 5.35% 01/12/2027	PENSKE TRUCK LEASING CO LP /CORP 5.35% 01/12/2027	**	317,176
PENSKE TRUCK LEASING CO LP /CORP 5.75% 05/24/2026	PENSKE TRUCK LEASING CO LP /CORP 5.75% 05/24/2026	**	1,601,165
PERNOD RICARD SA 3.25% 06/08/2026 144A	PERNOD RICARD SA 3.25% 06/08/2026 144A	**	1,184,933
PETROLEOS MEXICANOS 6.375% 01/23/2045	PETROLEOS MEXICANOS 6.375% 01/23/2045	**	1,119,109
PETROLEOS MEXICANOS 6.625% 06/15/2035	PETROLEOS MEXICANOS 6.625% 06/15/2035	**	176,963
PETROLEOS MEXICANOS 6.7% 02/16/2032	PETROLEOS MEXICANOS 6.7% 02/16/2032	**	3,933,428
PETROLEOS MEXICANOS 6.75% 09/21/2047	PETROLEOS MEXICANOS 6.75% 09/21/2047	**	171,875
PETROLEOS MEXICANOS 7.69% 01/23/2050	PETROLEOS MEXICANOS 7.69% 01/23/2050	**	5,188,800
PHILIP MORRIS INTL INC 4.875% 02/13/2029	PHILIP MORRIS INTL INC 4.875% 02/13/2029	**	99,876
PHILIP MORRIS INTL INC 5.125% 02/13/2031	PHILIP MORRIS INTL INC 5.125% 02/13/2031	**	300,022
PHILIP MORRIS INTL INC 5.375% 02/15/2033	PHILIP MORRIS INTL INC 5.375% 02/15/2033	**	701,355
PHILIP MORRIS INTL INC 5.625% 11/17/2029	PHILIP MORRIS INTL INC 5.625% 11/17/2029	**	257,505
PHILIP MORRIS INTL INC 5.75% 11/17/2032	PHILIP MORRIS INTL INC 5.75% 11/17/2032	**	308,476
PIONEER NATURAL RESOURCES CO 5.1% 03/29/2026	PIONEER NATURAL RESOURCES CO 5.1% 03/29/2026	**	837,730
PNC FINANCIAL SERVICES GRP INC 4.758%/VAR 01/26/20	PNC FINANCIAL SERVICES GRP INC 4.758%/VAR 01/26/20	**	908,760
PNC FINANCIAL SERVICES GRP INC 5.812%/VAR 06/12/20	PNC FINANCIAL SERVICES GRP INC 5.812%/VAR 06/12/20	**	341,421
POSCO 4.375% 08/04/2025 REGS	POSCO 4.375% 08/04/2025 REGS	**	896,108
POSCO 5.625% 01/17/2026 REGS	POSCO 5.625% 01/17/2026 REGS	**	1,006,127
POST RD EQUIP FIN 2024-1 5.59% 11/15/2029 144A	POST RD EQUIP FIN 2024-1 5.59% 11/15/2029 144A	**	90,138
PRINCIPAL LIFE GLOBAL FDG II 0.875% 01/12/2026 144	PRINCIPAL LIFE GLOBAL FDG II 0.875% 01/12/2026 144	**	480,611
PROGRESS RESIDENTIAL 2021 1.546% 04/19/2038 144A	PROGRESS RESIDENTIAL 2021 1.546% 04/19/2038 144A	**	365,815
PROGRESS RESIDENTIAL 2021-SFR1 TR 1.805% 04/17/203	PROGRESS RESIDENTIAL 2021-SFR1 TR 1.805% 04/17/203	**	641,620
PROGRESS RESIDENTIAL TRUST 2021-SFR8 1.931% 10/17/	PROGRESS RESIDENTIAL TRUST 2021-SFR8 1.931% 10/17/	**	1,260,738
PROSUS NV 3.061% 07/13/2031 144A	PROSUS NV 3.061% 07/13/2031 144A	**	1,828,370
PROSUS NV 3.68% 01/21/2030 144A	PROSUS NV 3.68% 01/21/2030 144A	**	2,490,563
PROSUS NV 4.85% 07/06/2027 144A	PROSUS NV 4.85% 07/06/2027 144A	**	2,230,751
PROSUS NV 4.987% 01/19/2052 144A	PROSUS NV 4.987% 01/19/2052 144A	**	1,674,313
PROTECTIVE LIFE GLOBAL FUNDING 3.218% 03/28/2025 1	PROTECTIVE LIFE GLOBAL FUNDING 3.218% 03/28/2025 1	**	318,950
QNB FINANCE LTD 2.625% 05/12/2025 REGS	QNB FINANCE LTD 2.625% 05/12/2025 REGS	**	1,603,184
REALTY INCOME CORP 5.05% 01/13/2026	REALTY INCOME CORP 5.05% 01/13/2026	**	124,924
REGAL REXNORD CORP 6.05% 02/15/2026	REGAL REXNORD CORP 6.05% 02/15/2026	**	1,540,766
REINSURANCE GRP OF AMERICA INC 3.95% 09/15/2026	REINSURANCE GRP OF AMERICA INC 3.95% 09/15/2026	**	641,901
REPUBLIC SERVICES INC 0.875% 11/15/2025	REPUBLIC SERVICES INC 0.875% 11/15/2025	**	241,859
RIO OIL FINANCE TR SER 2018-1 8.2% 04/06/2028 144A	RIO OIL FINANCE TR SER 2018-1 8.2% 04/06/2028 144A	**	190,477

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
RIO OIL FINANCE TRUST SERIES 2014-3 9.75% 01/06/20	RIO OIL FINANCE TRUST SERIES 2014-3 9.75% 01/06/20	**	1,205,547
ROCKFORD TOWER CLO 2019-2 LTD TSFR3M+113 08/20/203	ROCKFORD TOWER CLO 2019-2 LTD TSFR3M+113 08/20/203	**	1,506,452
ROGERS COMMUNICATIONS INC 2.95% 03/15/2025	ROGERS COMMUNICATIONS INC 2.95% 03/15/2025	**	1,511,652
ROGERS COMMUNICATIONS INC 3.2% 03/15/2027	ROGERS COMMUNICATIONS INC 3.2% 03/15/2027	**	1,077,179
ROGERS COMMUNICATIONS INC 5% 02/15/2029	ROGERS COMMUNICATIONS INC 5% 02/15/2029	**	919,105
ROMARK CLO II LTD 2018-2A A2R TSFR3M+165 07/25/203	ROMARK CLO II LTD 2018-2A A2R TSFR3M+165 07/25/203	**	1,676,348
ROPER TECHNOLOGIES INC 1% 09/15/2025	ROPER TECHNOLOGIES INC 1% 09/15/2025	**	136,586
ROSS STORES INC 0.875% 04/15/2026	ROSS STORES INC 0.875% 04/15/2026	**	809,360
ROSS STORES INC 4.6% 04/15/2025	ROSS STORES INC 4.6% 04/15/2025	**	2,042,436
RTX CORP 6% 03/15/2031	RTX CORP 6% 03/15/2031	**	472,064
RTX CORP 6.1% 03/15/2034	RTX CORP 6.1% 03/15/2034	**	500,173
S&P GLOBAL INC 2.45% 03/01/2027	S&P GLOBAL INC 2.45% 03/01/2027	**	1,424,591
SABINE PASS LIQUEFACTION LLC 5.625% 03/01/2025	SABINE PASS LIQUEFACTION LLC 5.625% 03/01/2025	**	254,097
SANTANDER BANK NA - SBCLN 22-B C 5.916% 08/16/2032	SANTANDER BANK NA - SBCLN 22-B C 5.916% 08/16/2032	**	2,723
SANTANDER BANK NA - SBCLN 23-B C 5.933% 12/15/2033	SANTANDER BANK NA - SBCLN 23-B C 5.933% 12/15/2033	**	1,337,763
SANTANDER BANK NA - SBCLN 24-A B 5.622% 06/15/2032	SANTANDER BANK NA - SBCLN 24-A B 5.622% 06/15/2032	**	272,265
SANTANDER BANK NA - SBCLN 24-A C 5.818% 06/15/2032	SANTANDER BANK NA - SBCLN 24-A C 5.818% 06/15/2032	**	322,440
SANTANDER BANK NA - SBCLN 5.644% 12/15/2033 144A	SANTANDER BANK NA - SBCLN 5.644% 12/15/2033 144A	**	169,101
SANTANDER BANK NA - SBCLN 6.451% 12/15/2032 144A	SANTANDER BANK NA - SBCLN 6.451% 12/15/2032 144A	**	155,435
SANTANDER BANK NA - SBCLN 6.493% 06/15/2033 144A	SANTANDER BANK NA - SBCLN 6.493% 06/15/2033 144A	**	351,565
SANTANDER BANK NA - SBCLN 6.736% 06/15/2033 144A	SANTANDER BANK NA - SBCLN 6.736% 06/15/2033 144A	**	100,500
SANTANDER BK AUTO CR LINKED NTS SER 2024-B 4.965%	SANTANDER BK AUTO CR LINKED NTS SER 2024-B 4.965%	**	249,458
SANTANDER BK AUTO CR LINKED NTS SER 2024-B 5.141%	SANTANDER BK AUTO CR LINKED NTS SER 2024-B 5.141%	**	249,457
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2022-2 C 3.	SANTANDER DRIVE AUTO RECEIVABLES TRUST 2022-2 C 3.	**	529,220
SANTANDER DRIVE AUTO RECEIVABLES TRUST 2022-5 4.74	SANTANDER DRIVE AUTO RECEIVABLES TRUST 2022-5 4.74	**	269,894
SANTANDER DRIVE AUTO RECEIVABLES TRUST 5.09% 05/15	SANTANDER DRIVE AUTO RECEIVABLES TRUST 5.09% 05/15	**	235,822
SANTANDER HLDGS USA INC 2.49%/VAR 01/06/2028	SANTANDER HLDGS USA INC 2.49%/VAR 01/06/2028	**	341,414
SANTANDER HLDGS USA INC 6.124%/VAR 05/31/2027	SANTANDER HLDGS USA INC 6.124%/VAR 05/31/2027	**	126,827
SBA TOWER TR 1.631% 05/15/2051 144A	SBA TOWER TR 1.631% 05/15/2051 144A	**	777,030
SBA TOWER TR 1.884% 07/15/2050 144A	SBA TOWER TR 1.884% 07/15/2050 144A	**	460,243
SBA TOWER TR 2.836% 01/15/2050 144A	SBA TOWER TR 2.836% 01/15/2050 144A	**	1,208,760
SBA TOWER TR 4.831% 10/15/2029 144A	SBA TOWER TR 4.831% 10/15/2029 144A	**	1,650,776
SBA TOWER TR 6.599% 11/15/2052 144A	SBA TOWER TR 6.599% 11/15/2052 144A	**	1,012,191
SBAP 2006-20G 1 6.07% 7/26	SBAP 2006-20G 1 6.07% 7/26	**	4,643
SBAP 2006-20H 1 5.7 8/26	SBAP 2006-20H 1 5.7 8/26	**	5,545
SBAP 2007-20E 1 5.31% 5/27	SBAP 2007-20E 1 5.31% 5/27	**	12,476
SBNA AUTO LEASE TRUST 2024-A 5.24% 01/22/2029 144A	SBNA AUTO LEASE TRUST 2024-A 5.24% 01/22/2029 144A	**	231,752
SBNA AUTO LEASE TRUST 2024-A 5.39% 11/20/2026 144A	SBNA AUTO LEASE TRUST 2024-A 5.39% 11/20/2026 144A	**	241,337
SBNA AUTO LEASE TRUST 2024-B A4 5.55% 12/20/2028 1	SBNA AUTO LEASE TRUST 2024-B A4 5.55% 12/20/2028 1	**	858,185
SCF EQUIPMENT LEASING 2023-1A A3 LLC 6.17% 05/20/2	SCF EQUIPMENT LEASING 2023-1A A3 LLC 6.17% 05/20/2	**	760,701
SCHWAB CHARLES CORP 2.45% 03/03/2027	SCHWAB CHARLES CORP 2.45% 03/03/2027	**	1,297,728
SCHWAB CHARLES CORP 5.643%/VAR 05/19/2029	SCHWAB CHARLES CORP 5.643%/VAR 05/19/2029	**	510,108
SCHWAB CHARLES CORP 5.853%/VAR 05/19/2034	SCHWAB CHARLES CORP 5.853%/VAR 05/19/2034	**	257,340
SCHWAB CHARLES CORP 6.136%/VAR 08/24/2034	SCHWAB CHARLES CORP 6.136%/VAR 08/24/2034	**	314,977
SCHWAB CHARLES CORP 6.196%/VAR 11/17/2029	SCHWAB CHARLES CORP 6.196%/VAR 11/17/2029	**	1,094,499
SEB FUNDING LLC 1A A2 7.386% 04/30/2054 144A	SEB FUNDING LLC 1A A2 7.386% 04/30/2054 144A	**	976,468
SEMPRA 3.3% 04/01/2025	SEMPRA 3.3% 04/01/2025	**	692,151
SEMPRA 5.4% 08/01/2026	SEMPRA 5.4% 08/01/2026	**	544,754
SFS AUTO RECEIVABLES SECURITIZATION TR 2024-1 4.95	SFS AUTO RECEIVABLES SECURITIZATION TR 2024-1 4.95	**	266,000
SFS AUTO RECEIVABLES SECURITIZATION TR 2024-1 5.51	SFS AUTO RECEIVABLES SECURITIZATION TR 2024-1 5.51	**	90,844
SFS AUTO RECEIVABLES SECURITIZATION TR 2024-2 A4 5	SFS AUTO RECEIVABLES SECURITIZATION TR 2024-2 A4 5	**	232,685
SFS AUTO RECEIVABLES SECURITIZATION TRUST 2023-1 5	SFS AUTO RECEIVABLES SECURITIZATION TRUST 2023-1 5	**	209,077
SHERWIN WILLIAMS CO 4.25% 08/08/2025	SHERWIN WILLIAMS CO 4.25% 08/08/2025	**	194,563
SHERWIN WILLIAMS CO 4.55% 03/01/2028	SHERWIN WILLIAMS CO 4.55% 03/01/2028	**	669,404
SIERRA TIMESHARE 2021-2 RECEIVABLES FUNDING LLC 1.	SIERRA TIMESHARE 2021-2 RECEIVABLES FUNDING LLC 1.	**	176,608
SLC STUDENT LN TR 2007 1 A5 SOFR90A+35.161 05/15/2	SLC STUDENT LN TR 2007 1 A5 SOFR90A+35.161 05/15/2	**	2,502,759
SLC STUDENT LN TR SOFR90A+42.161 12/15/2039	SLC STUDENT LN TR SOFR90A+42.161 12/15/2039	**	4,122,898
SLM STUDENT LN TR 2006 8 SOFR90A+42.161 01/25/2041	SLM STUDENT LN TR 2006 8 SOFR90A+42.161 01/25/2041	**	6,483,755
SLM STUDENT LOAN TRUST 2011-3 SOFR30A+121.448 08/2	SLM STUDENT LOAN TRUST 2011-3 SOFR30A+121.448 08/2	**	179,857
SMALL BUS ADMIN GTD DEV PARTN 5.36% 11/01/2025	SMALL BUS ADMIN GTD DEV PARTN 5.36% 11/01/2025	**	4,053
SMALL BUS ADMIN GTD DEV PARTN 5.82% 06/01/2026	SMALL BUS ADMIN GTD DEV PARTN 5.82% 06/01/2026	**	7,417

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
SMB PRIVATE ED LN TR 2022-DA A1A 5.37% 10/15/2058	SMB PRIVATE ED LN TR 2022-DA A1A 5.37% 10/15/2058	**	640,737
SMB PRIVATE ED LN TR 2023-B A1A 4.99% 10/16/2056 1	SMB PRIVATE ED LN TR 2023-B A1A 4.99% 10/16/2056 1	**	1,850,920
SMB PRIVATE EDUCATION LOAN TRUST 2017-B A2A 2.82%	SMB PRIVATE EDUCATION LOAN TRUST 2017-B A2A 2.82%	**	230,790
SMB PRIVATE EDUCATION LOAN TRUST 2023-D A1A 6.15%	SMB PRIVATE EDUCATION LOAN TRUST 2023-D A1A 6.15%	**	520,795
SMB PRIVATE EDUCATION LOAN TRUST 2024-A A1A 5.24%	SMB PRIVATE EDUCATION LOAN TRUST 2024-A A1A 5.24%	**	1,311,736
SOCIETE GENERALE FRANCE 5.519%/VAR 01/19/2028 144A	SOCIETE GENERALE FRANCE 5.519%/VAR 01/19/2028 144A	**	877,889
SOLVENTUM CORP 5.45% 02/25/2027 144A	SOLVENTUM CORP 5.45% 02/25/2027 144A	**	1,519,221
SOUND POINT CLO XXII LTD TSFR3M+165 01/20/2032 144	SOUND POINT CLO XXII LTD TSFR3M+165 01/20/2032 144	**	250,030
SOUTH BOW USA INFRASTRUCTURE HOLDINGS LLC 4.911% 0	SOUTH BOW USA INFRASTRUCTURE HOLDINGS LLC 4.911% 0	**	852,149
SOUTHERN CALIFORNIA GAS CO 2.95% 04/15/2027	SOUTHERN CALIFORNIA GAS CO 2.95% 04/15/2027	**	351,164
SOUTHERN COMPANY 3.25% 07/01/2026	SOUTHERN COMPANY 3.25% 07/01/2026	**	548,456
SOUTHERN COMPANY 3.75%/VAR 09/15/2051	SOUTHERN COMPANY 3.75%/VAR 09/15/2051	**	1,508,249
SOUTHERN COMPANY 4%/VAR 01/15/2051	SOUTHERN COMPANY 4%/VAR 01/15/2051	**	2,719,342
SOUTHERN COMPANY 4.85% 06/15/2028	SOUTHERN COMPANY 4.85% 06/15/2028	**	475,744
SOUTHERN COMPANY STEP 08/01/2027	SOUTHERN COMPANY STEP 08/01/2027	**	1,905,850
STANDARD CHARTERED PLC 4.3% 02/19/2027 144A	STANDARD CHARTERED PLC 4.3% 02/19/2027 144A	**	300,798
STANDARD CHARTERED PLC 5.688%/VAR 05/14/2028 144A	STANDARD CHARTERED PLC 5.688%/VAR 05/14/2028 144A	**	622,872
STARBUCKS CORP 4% 11/15/2028	STARBUCKS CORP 4% 11/15/2028	**	227,772
STATE BANK INDIA LONDON BRH 1.8% 07/13/2026 REGS	STATE BANK INDIA LONDON BRH 1.8% 07/13/2026 REGS	**	1,573,104
STATE STREET CORP 4.33% 10/22/2027	STATE STREET CORP 4.33% 10/22/2027	**	1,182,646
STATE STREET CORP 4.857%/VAR 01/26/2026	STATE STREET CORP 4.857%/VAR 01/26/2026	**	174,978
STATE STREET CORP 5.104%/VAR 05/18/2026	STATE STREET CORP 5.104%/VAR 05/18/2026	**	1,046,605
STATE STREET CORP 5.751%/VAR 11/04/2026	STATE STREET CORP 5.751%/VAR 11/04/2026	**	720,678
STRYKER CORP 4.25% 09/11/2029	STRYKER CORP 4.25% 09/11/2029	**	588,636
SYMPHONY CLO XXIII LTD TSFR3M+128.161 01/15/2034 1	SYMPHONY CLO XXIII LTD TSFR3M+128.161 01/15/2034 1	**	912,329
TAKE-TWO INTERACTV SOFTWR INC 3.55% 04/14/2025	TAKE-TWO INTERACTV SOFTWR INC 3.55% 04/14/2025	**	816,981
TAKE-TWO INTERACTV SOFTWR INC 5% 03/28/2026	TAKE-TWO INTERACTV SOFTWR INC 5% 03/28/2026	**	952,494
TARGA RES CORP 5.2% 07/01/2027	TARGA RES CORP 5.2% 07/01/2027	**	578,381
TCI-FLATIRON CLO 2018-1 LTD TSFR3M+ 01/29/2032 144	TCI-FLATIRON CLO 2018-1 LTD TSFR3M+ 01/29/2032 144	**	640,428
TELECOM ITALIA CAP 7.721% 06/04/2038	TELECOM ITALIA CAP 7.721% 06/04/2038	**	421,428
THL CREDIT WIND RIVER 18-2A A1R CLO LTD TSFR3M+120	THL CREDIT WIND RIVER 18-2A A1R CLO LTD TSFR3M+120	**	160,986
THL CREDIT WIND RIVER 2015-1 CLO LTD TSFR3M+120 10	THL CREDIT WIND RIVER 2015-1 CLO LTD TSFR3M+120 10	**	1,034,029
THL CREDIT WIND RIVER 2019-3 AR2 CLO LTD TSFR3M+10	THL CREDIT WIND RIVER 2019-3 AR2 CLO LTD TSFR3M+10	**	356,065
THL CREDIT WIND RIVER 2019-3 CLO LTD TSFR3M+155 04	THL CREDIT WIND RIVER 2019-3 CLO LTD TSFR3M+155 04	**	809,991
THL CREDIT WIND RIVER 2019-3A CR2 CLO LTD TSFR3M+2	THL CREDIT WIND RIVER 2019-3A CR2 CLO LTD TSFR3M+2	**	349,995
TIAA CLO I LTD TSFR3M+125 07/20/2031 144A	TIAA CLO I LTD TSFR3M+125 07/20/2031 144A	**	1,250,947
TIME WARNER CABLE LLC 6.75% 06/15/2039	TIME WARNER CABLE LLC 6.75% 06/15/2039	**	563,550
T-MOBILE USA INC 2.55% 02/15/2031	T-MOBILE USA INC 2.55% 02/15/2031	**	365,571
T-MOBILE USA INC 2.625% 04/15/2026	T-MOBILE USA INC 2.625% 04/15/2026	**	58,471
T-MOBILE USA INC 3.5% 04/15/2025	T-MOBILE USA INC 3.5% 04/15/2025	**	1,304,076
T-MOBILE USA INC 3.5% 04/15/2031	T-MOBILE USA INC 3.5% 04/15/2031	**	2,085,113
T-MOBILE USA INC 3.875% 04/15/2030	T-MOBILE USA INC 3.875% 04/15/2030	**	1,435,006
TOWD PT MTG TR 2019-1 3.75% 03/25/2058 144A	TOWD PT MTG TR 2019-1 3.75% 03/25/2058 144A	**	202,290
TOYOTA AUTO RECEIVABLES 2024-C OWNER TRUST 4.88% 0	TOYOTA AUTO RECEIVABLES 2024-C OWNER TRUST 4.88% 0	**	1,362,295
TOYOTA MOTOR CREDIT CORP 3.05% 03/22/2027	TOYOTA MOTOR CREDIT CORP 3.05% 03/22/2027	**	275,756
TRANSCANADA TRUST 5.3%/VAR 03/15/2077	TRANSCANADA TRUST 5.3%/VAR 03/15/2077	**	2,440,176
TRANSCANADA TRUST 5.5%/VAR 09/15/2079	TRANSCANADA TRUST 5.5%/VAR 09/15/2079	**	1,825,847
TRANSCANADA TRUST 5.625%/VAR 05/20/2075	TRANSCANADA TRUST 5.625%/VAR 05/20/2075	**	3,223,920
TRANSCANADA TRUST 5.875%/VAR 08/15/2076	TRANSCANADA TRUST 5.875%/VAR 08/15/2076	**	1,578,677
TRINITAS CLO IX LTD TSFR3M+ 01/20/2032 144A	TRINITAS CLO IX LTD TSFR3M+ 01/20/2032 144A	**	979,489
TRINITAS CLO VI LTD / TRINITAS CLO VI LLC TSFR3M+1	TRINITAS CLO VI LTD / TRINITAS CLO VI LLC TSFR3M+1	**	1,208,972
UBER TECHNOLOGIES INC 4.5% 08/15/2029 144A	UBER TECHNOLOGIES INC 4.5% 08/15/2029 144A	**	1,338,450
UBS GROUP AG 1.494%/VAR 08/10/2027 144A	UBS GROUP AG 1.494%/VAR 08/10/2027 144A	**	189,235
UBS GROUP AG 4.488%/VAR 05/12/2026 144A	UBS GROUP AG 4.488%/VAR 05/12/2026 144A	**	199,537
UBS GROUP AG 5.959%/VAR 01/12/2034 144A	UBS GROUP AG 5.959%/VAR 01/12/2034 144A	**	3,015,988
UBS GROUP AG 6.301%/VAR 09/22/2034 144A	UBS GROUP AG 6.301%/VAR 09/22/2034 144A	**	523,007
UBS GROUP AG 6.327%/VAR 12/22/2027 144A	UBS GROUP AG 6.327%/VAR 12/22/2027 144A	**	507,892
UBS GROUP AG 6.537%/VAR 08/12/2033 144A	UBS GROUP AG 6.537%/VAR 08/12/2033 144A	**	583,134
ULTRAPAR INTERNATIONL SA 5.25% 10/06/2026 144A	ULTRAPAR INTERNATIONL SA 5.25% 10/06/2026 144A	**	1,182,756
UNICREDIT SPA 5.459%/VAR 06/30/2035 144A	UNICREDIT SPA 5.459%/VAR 06/30/2035 144A	**	1,062,159
UNICREDIT SPA 7.296%/VAR 04/02/2034 144A	UNICREDIT SPA 7.296%/VAR 04/02/2034 144A	**	3,317,068

	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
	UNION PAC RR CO 2006 1 PT TR 5.866% 07/02/2030	UNION PAC RR CO 2006 1 PT TR 5.866% 07/02/2030	**	150,775
	UNUM GROUP 6.75% 12/15/2028	UNUM GROUP 6.75% 12/15/2028	**	78,989
	US BANCORP DEL 4.548%/VAR 07/22/2028	US BANCORP DEL 4.548%/VAR 07/22/2028	**	927,351
	US BANCORP DEL 5.727%/VAR 10/21/2026	US BANCORP DEL 5.727%/VAR 10/21/2026	**	488,262
	USCLN 2023-1 6.789% 08/25/2032 144A	USCLN 2023-1 6.789% 08/25/2032 144A	**	135,769
	UTAH ACQUISITION SUB INC 3.95% 06/15/2026	UTAH ACQUISITION SUB INC 3.95% 06/15/2026	**	899,481
	VENTAS RLTY LTD PARTNERSHIP 3.5% 02/01/2025	VENTAS RLTY LTD PARTNERSHIP 3.5% 02/01/2025	**	653,858
	VERDANT RECEIVABLES 2023-1 LLC 6.24% 01/13/2031 14	VERDANT RECEIVABLES 2023-1 LLC 6.24% 01/13/2031 14	**	416,589
	VERDANT RECEIVABLES 2024-1 LLC 5.68% 12/12/2031 14	VERDANT RECEIVABLES 2024-1 LLC 5.68% 12/12/2031 14	**	197,340
	VF CORPORATION 2.4% 04/23/2025	VF CORPORATION 2.4% 04/23/2025	**	1,388,693
	VF CORPORATION 2.8% 04/23/2027	VF CORPORATION 2.8% 04/23/2027	**	664,963
	VIATRIS INC 2.3% 06/22/2027	VIATRIS INC 2.3% 06/22/2027	**	637,681
	VISTRA OPERATIONS CO LLC 5.05% 12/30/2026 144A	VISTRA OPERATIONS CO LLC 5.05% 12/30/2026 144A	**	325,286
	VISTRA OPERATIONS CO LLC 5.125% 05/13/2025 144A	VISTRA OPERATIONS CO LLC 5.125% 05/13/2025 144A	**	297,668
	VITERRA FINANCE BV 2% 04/21/2026 144A	VITERRA FINANCE BV 2% 04/21/2026 144A	**	191,541
	VITERRA FINANCE BV 4.9% 04/21/2027 144A	VITERRA FINANCE BV 4.9% 04/21/2027 144A	**	965,981
	VMWARE INC 1.4% 08/15/2026	VMWARE INC 1.4% 08/15/2026	**	260,511
	VODAFONE GROUP PLC 7%/VAR 04/04/2079	VODAFONE GROUP PLC 7%/VAR 04/04/2079	**	1,792,124
	VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2023-1 5.02% 0	VOLKSWAGEN AUTO LOAN ENHANCED TRUST 2023-1 5.02% 0	**	472,708
	VOLKSWAGEN GROUP AMER FIN LLC 3.95% 06/06/2025 144	VOLKSWAGEN GROUP AMER FIN LLC 3.95% 06/06/2025 144	**	682,211
	VOLKSWAGEN GROUP AMER FIN LLC 4.85% 08/15/2027 144	VOLKSWAGEN GROUP AMER FIN LLC 4.85% 08/15/2027 144	**	1,034,217
	VOLKSWAGEN GROUP AMER FIN LLC 5.7% 09/12/2026 144A	VOLKSWAGEN GROUP AMER FIN LLC 5.7% 09/12/2026 144A	**	544,674
	VOLKSWAGEN GROUP AMER FIN LLC 5.8% 09/12/2025 144A	VOLKSWAGEN GROUP AMER FIN LLC 5.8% 09/12/2025 144A	**	633,828
	VOLKSWAGEN GROUP AMER FIN LLC 6% 11/16/2026 144A	VOLKSWAGEN GROUP AMER FIN LLC 6% 11/16/2026 144A	**	604,238
	VOYA CLO 2018-3 LTD TSFR3M+ 10/15/2031 144A	VOYA CLO 2018-3 LTD TSFR3M+ 10/15/2031 144A	**	986,667
	WELLFLEET CLO 2018-2 LTD TSFR3M+108 10/20/2031 144	WELLFLEET CLO 2018-2 LTD TSFR3M+108 10/20/2031 144	**	1,565,725
	WELLS FARGO & CO NEW 2.188%/VAR 04/30/2026	WELLS FARGO & CO NEW 2.188%/VAR 04/30/2026	**	2,571,505
	WELLS FARGO & CO NEW 2.393%/VAR 06/02/2028	WELLS FARGO & CO NEW 2.393%/VAR 06/02/2028	**	988,919
	WELLS FARGO & CO NEW 2.572%/VAR 02/11/2031	WELLS FARGO & CO NEW 2.572%/VAR 02/11/2031	**	485,035
	WELLS FARGO & CO NEW 3.908%/VAR 04/25/2026	WELLS FARGO & CO NEW 3.908%/VAR 04/25/2026	**	513,425
	WELLS FARGO & CO NEW 4.1% 06/03/2026	WELLS FARGO & CO NEW 4.1% 06/03/2026	**	934,761
	WELLS FARGO & CO NEW 4.3% 07/22/2027	WELLS FARGO & CO NEW 4.3% 07/22/2027	**	1,652,596
	WELLS FARGO & CO NEW 4.54%/VAR 08/15/2026	WELLS FARGO & CO NEW 4.54%/VAR 08/15/2026	**	503,991
	WELLS FARGO & CO NEW 4.897%/VAR 07/25/2033	WELLS FARGO & CO NEW 4.897%/VAR 07/25/2033	**	579,459
	WELLS FARGO & CO NEW 5.198%/VAR 01/23/2030	WELLS FARGO & CO NEW 5.198%/VAR 01/23/2030	**	576,636
	WESTERN UN CO 1.35% 03/15/2026	WESTERN UN CO 1.35% 03/15/2026	**	1,505,525
	WESTERN UN CO 2.85% 01/10/2025	WESTERN UN CO 2.85% 01/10/2025	**	2,183,909
	WILLIAMS COS INC 4.8% 11/15/2029	WILLIAMS COS INC 4.8% 11/15/2029	**	498,228
	WILLIAMS COS INC 5.4% 03/02/2026	WILLIAMS COS INC 5.4% 03/02/2026	**	1,620,856
	WOODSIDE FIN LTD 3.7% 09/15/2026 144A	WOODSIDE FIN LTD 3.7% 09/15/2026 144A	**	348,883
	WORKDAY INC 3.5% 04/01/2027	WORKDAY INC 3.5% 04/01/2027	**	424,026
	WORLD OMNI SELECT AUTO TR 2023-A 5.87% 08/15/2028	WORLD OMNI SELECT AUTO TR 2023-A 5.87% 08/15/2028	**	212,583
	WORLD OMNI SELECT AUTO TRUST - A 1.44% 11/15/2027	WORLD OMNI SELECT AUTO TRUST - A 1.44% 11/15/2027	**	155,381
	WRKCO INC 3.75% 03/15/2025	WRKCO INC 3.75% 03/15/2025	**	354,059
	ZOETIS INC 3% 09/12/2027	ZOETIS INC 3% 09/12/2027	**	905,641
	ZOETIS INC 4.5% 11/13/2025	ZOETIS INC 4.5% 11/13/2025	**	499,475

	FOREIGN GOVERNMENT DEBT SECURITIES			2,662,816
	REPUBLIC OF COLOMBIA	COLOMBIA REPUBLIC OF 5% 06/15/2045	**	301,595
	REPUBLIC OF COLOMBIA	COLOMBIA REPUBLIC OF 5.625% 02/26/2044	**	999,675
	REPUBLIC OF COLOMBIA	COLOMBIA REPUBLIC OF 7.75% 11/07/2036	**	878,436
	REPUBLIC OF COLOMBIA	COLOMBIA REPUBLIC OF 8.375% 11/07/2054	**	483,110

	MUTUAL AND REGISTERED INVESTMENT FUNDS			298,193,495
	AMERICAN FUNDS EUROPACIFIC GROWTH R6	AMERICAN FUNDS EUROPACIFIC GROWTH R6	**	77,720,095
	DREYFUS TRS PRIME;INST	DREYFUS TRS PRIME;INST	**	56,526,337
*	FIDELITY INVESTMENTS	FIDELITY INVESTMENTS MONEY MONEY PORTFOLIO	**	20,134,933
	T ROWE PRICE GOVERNMENT RESERVE INVESTMENT FUND	T ROWE PRICE GOVERNMENT RESERVE INVESTMENT FUND	**	9,437,548
	VANGUARD TREASURY MONEY MARKET INVESTOR	VANGUARD TREASURY MONEY MARKET	**	134,374,582

	PREFERRED STOCKS			6,495,181
	CITIGROUP CAP XIII 7.875%/VAR PFD PAR=25	CITIGROUP CAP XIII 7.875%/VAR PFD PAR=25	**	5,588,807

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
DATABRICKS INC SER G PC PP	DATABRICKS INC SER G PC PP	**	307,378
NURO INC/CA SER C PC PP	NURO INC/CA SER C PC PP	**	51,414
RAPPI INC SER E PFD PERP PP	RAPPI INC SER E PFD PERP PP	**	79,279
SILA NANOTECHNOLOGIES INC SER F 0% PC PP	SILA NANOTECHNOLOGIES INC SER F 0% PC PP	**	361,569
WAYMO LLC SER A2 0% PC PERP P/P	WAYMO LLC SER A2 0% PC PERP P/P	**	106,734

U.S. GOVERNMENT DEBT SECURITIES			520,647,825
ALEN 2021-ACEN MTG TR TSFR1M+126.448 04/15/2038 14	ALEN 2021-ACEN MTG TR TSFR1M+126.448 04/15/2038 14	**	329,262
ANGEL OAK MORTGAGE TRUST 2021-6 1.714% 09/25/2066	ANGEL OAK MORTGAGE TRUST 2021-6 1.714% 09/25/2066	**	477,359
ANGEL OAK MORTGAGE TRUST 2022-6 4.3% 07/25/2067 14	ANGEL OAK MORTGAGE TRUST 2022-6 4.3% 07/25/2067 14	**	1,512,927
ANGEL OAK MORTGAGE TRUST 2023-3 4.8% 09/26/2067 14	ANGEL OAK MORTGAGE TRUST 2023-3 4.8% 09/26/2067 14	**	1,321,661
ANGEL OAK MORTGAGE TRUST 2024-9 5.341% 09/25/2069	ANGEL OAK MORTGAGE TRUST 2024-9 5.341% 09/25/2069	**	980,419
ANGEL OAK MORTGAGE TRUST LLC VAR 01/25/2067 144A	ANGEL OAK MORTGAGE TRUST LLC VAR 01/25/2067 144A	**	924,753
ANGEL OAK MTG TR 2021-6 1.581% 09/25/2066 144A	ANGEL OAK MTG TR 2021-6 1.581% 09/25/2066 144A	**	477,001
ANGEL OAK MTG TR 2022-1 VAR 12/25/2066 144A	ANGEL OAK MTG TR 2022-1 VAR 12/25/2066 144A	**	372,311
BANK 2019-BNK19 2.263% 08/15/2061	BANK 2019-BNK19 2.263% 08/15/2061	**	16,772
BANK 2024-BNK47 A1 5.523% 06/15/2057	BANK 2024-BNK47 A1 5.523% 06/15/2057	**	145,715
BANK5 2024-5YR10 AS 5.637% 10/15/2057	BANK5 2024-5YR10 AS 5.637% 10/15/2057	**	444,327
BANK5 2024-5YR11 AS 6.139% 11/15/2057	BANK5 2024-5YR11 AS 6.139% 11/15/2057	**	496,593
BANK5 2024-5YR12 5.902% 12/15/2057	BANK5 2024-5YR12 5.902% 12/15/2057	**	298,703
BANK5 2024-5YR12 AS VAR 12/15/2057	BANK5 2024-5YR12 AS VAR 12/15/2057	**	784,200
BANK5 2024-5YR8 AS VAR 08/15/2057	BANK5 2024-5YR8 AS VAR 08/15/2057	**	587,838
BANK5 2024-5YR9 4.8894% 08/15/2057	BANK5 2024-5YR9 4.8894% 08/15/2057	**	664,887
BAYVIEW MSR OPPORTUNITY MASTER FUND TRUST 2022-1 A	BAYVIEW MSR OPPORTUNITY MASTER FUND TRUST 2022-1 A	**	283,744
BBCMS TRUST 5.502% 07/15/2057	BBCMS TRUST 5.502% 07/15/2057	**	39,171
BENCHMARK 2023-B39 C MTG TR 6.03532% 07/15/2056	BENCHMARK 2023-B39 C MTG TR 6.03532% 07/15/2056	**	200,250
BENCHMARK 2024-V11 AM MTG TR 6.201% 11/15/2057	BENCHMARK 2024-V11 AM MTG TR 6.201% 11/15/2057	**	426,522
BENCHMARK 2024-V6 MTG TR 5.56775% 03/15/2057	BENCHMARK 2024-V6 MTG TR 5.56775% 03/15/2057	**	131,279
BENCHMARK MORTGAGE TRUST 2024-V9 AS 6.06412% 08/15	BENCHMARK MORTGAGE TRUST 2024-V9 AS 6.06412% 08/15	**	791,610
BINOM SECURITIZATION TRUST 2021-INV1 A2 2.37% 06/2	BINOM SECURITIZATION TRUST 2021-INV1 A2 2.37% 06/2	**	364,184
BINOM SECURITIZATION TRUST 2021-INV1 A3 2.625% 06/	BINOM SECURITIZATION TRUST 2021-INV1 A3 2.625% 06/	**	113,786
BMARK 2024-V8 5.514% 07/15/2057	BMARK 2024-V8 5.514% 07/15/2057	**	353,128
BMO 2024-5C5 AS MTG TR CSTR 02/15/2057	BMO 2024-5C5 AS MTG TR CSTR 02/15/2057	**	826,497
BMO 2024-C8 A1 5.54224% 03/15/2057	BMO 2024-C8 A1 5.54224% 03/15/2057	**	230,093
BRAVO RESIDENTIAL FUNDING TRUST 2021-NQM3 1.699% 0	BRAVO RESIDENTIAL FUNDING TRUST 2021-NQM3 1.699% 0	**	605,206
BVINV 2021-5 A20 2.5% 11/25/2051 144A	BVINV 2021-5 A20 2.5% 11/25/2051 144A	**	600,205
BX COML MTG TR 2024-GPA3 TSFR1M+164.233 12/15/2039	BX COML MTG TR 2024-GPA3 TSFR1M+164.233 12/15/2039	**	504,684
BX COML MTG TR 2024-MDHS 6.8415% 05/15/2041 144A	BX COML MTG TR 2024-MDHS 6.8415% 05/15/2041 144A	**	639,564
BX COML MTG TR 2024-MDHS TSFR1M+184.1 05/15/2041 1	BX COML MTG TR 2024-MDHS TSFR1M+184.1 05/15/2041 1	**	636,978
BX COML MTG TR 2024-SLCT TSFR1M+239.195 01/15/2042	BX COML MTG TR 2024-SLCT TSFR1M+239.195 01/15/2042	**	758,101
BX COMMERCIAL MORTGAGE TRUST 2024-SLCT TSFR1M+ 01/	BX COMMERCIAL MORTGAGE TRUST 2024-SLCT TSFR1M+ 01/	**	294,448
BX TRUST 2023-LIFE 5.3908% 02/15/2028 144A	BX TRUST 2023-LIFE 5.3908% 02/15/2028 144A	**	1,621,302
CA ST 7.3% 10/01/39	CA ST 7.3% 10/01/39	**	1,309,397
CA ST 7.5% 4/1/34	CA ST 7.5% 4/1/34	**	855,644
CA ST 7.55% 4/1/39	CA ST 7.55% 4/1/39	**	295,508
CAMB COML MTG TR 2019-LIFE A TSFR1M+118.448 12/15/	CAMB COML MTG TR 2019-LIFE A TSFR1M+118.448 12/15/	**	720,360
CD 2017-CD6 MTG TR 2017-CD6 A5 3.456% 11/13/2050	CD 2017-CD6 MTG TR 2017-CD6 A5 3.456% 11/13/2050	**	1,461,269
CGCMT 2017-P7 A4 3.712% 04/01/2050	CGCMT 2017-P7 A4 3.712% 04/01/2050	**	1,484,158
COLT 2024-6 MORTGAGE LOAN TRUST 5.644% 11/25/2069	COLT 2024-6 MORTGAGE LOAN TRUST 5.644% 11/25/2069	**	916,905
COLT 2024-INV4 A3 MORTGAGE LOAN TRUST VAR 05/25/20	COLT 2024-INV4 A3 MORTGAGE LOAN TRUST VAR 05/25/20	**	878,390
COMM 2014-CCRE15 MTG TR VAR 02/10/2047	COMM 2014-CCRE15 MTG TR VAR 02/10/2047	**	295,285
CONNECTICUT AVENUE SECURITIES TRUST 2024-R06 1A1 S	CONNECTICUT AVENUE SECURITIES TRUST 2024-R06 1A1 S	**	1,438,694
CSAIL 2020-C19 COMMERCIAL MORTGAGE TRUST 1.2955% 0	CSAIL 2020-C19 COMMERCIAL MORTGAGE TRUST 1.2955% 0	**	204,642
DOLP TR 2021-NYC 2.956% 05/10/2041 144A	DOLP TR 2021-NYC 2.956% 05/10/2041 144A	**	749,042
EFMT 2024-INV2 5.035% 10/25/2069 144A	EFMT 2024-INV2 5.035% 10/25/2069 144A	**	701,352
EFMT 2024-INV2 5.289% 10/25/2069 144A	EFMT 2024-INV2 5.289% 10/25/2069 144A	**	401,901
EFMT 2024-NQM1 5.81% 11/25/2069 144A	EFMT 2024-NQM1 5.81% 11/25/2069 144A	**	1,411,977
ELLINGTON FINANCIAL MORTGAGE TRUST 2021-3 A3 1.55%	ELLINGTON FINANCIAL MORTGAGE TRUST 2021-3 A3 1.55%	**	505,306
FANNIE MAE CONN 30YR SOFR30A+366.448 07/25/2029	FANNIE MAE CONN 30YR SOFR30A+366.448 07/25/2029	**	404,861
FED HOME LOAN MTG CORP - GOLD SOFR30A+72.448 09/15	FED HOME LOAN MTG CORP - GOLD SOFR30A+72.448 09/15	**	476,275
FEDERAL HOME LN MTG 30YR 4.5% 10/46#CC2046	FEDERAL HOME LN MTG 30YR 4.5% 10/46#CC2046	**	81,121

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
FEDERAL HOME LN MTG MLT CTF GT 2% 02/15/2040	FEDERAL HOME LN MTG MLT CTF GT 2% 02/15/2040	**	13,075
FEDERAL HOME LN MTG MLT CTF GT 2.5% 04/25/2050	FEDERAL HOME LN MTG MLT CTF GT 2.5% 04/25/2050	**	4,048,688
FEDERAL HOME LN MTG MLT CTF GT 4.6% 06/25/2030	FEDERAL HOME LN MTG MLT CTF GT 4.6% 06/25/2030	**	516,169
FEDERAL HOME LN MTG MLT CTF GT 5.0% 02/15/2035	FEDERAL HOME LN MTG MLT CTF GT 5.0% 02/15/2035	**	358,756
FEDERAL HOME LN MTG MLT CTF GT 5.5% 04/15/2026	FEDERAL HOME LN MTG MLT CTF GT 5.5% 04/15/2026	**	17,360
FEDERAL HOME LN MTG MLT CTF GT CSTR 04/25/2027	FEDERAL HOME LN MTG MLT CTF GT CSTR 04/25/2027	**	31,946
FEDERAL HOME LN MTG MLT CTF GT CSTR 06/25/2027	FEDERAL HOME LN MTG MLT CTF GT CSTR 06/25/2027	**	29,630
FEDERAL HOME LN MTG MLT CTF GT CSTR 07/25/2027	FEDERAL HOME LN MTG MLT CTF GT CSTR 07/25/2027	**	66,386
FEDERAL HOME LN MTG MLT CTF GT VAR 03/15/2044	FEDERAL HOME LN MTG MLT CTF GT VAR 03/15/2044	**	157,534
FEDERAL HOME LN MTG MLT CTF GT VAR 03/25/2026	FEDERAL HOME LN MTG MLT CTF GT VAR 03/25/2026	**	7,516
FEDERAL HOME LN MTG MLT CTF GT VAR 05/25/2026	FEDERAL HOME LN MTG MLT CTF GT VAR 05/25/2026	**	3,160
FEDERAL HOME LN MTG MLT CTF GT VAR 12/15/2043	FEDERAL HOME LN MTG MLT CTF GT VAR 12/15/2043	**	54,902
FEDERAL HOME LN MTG MLT CTF GT VAR/.068895% 10/25/	FEDERAL HOME LN MTG MLT CTF GT VAR/.068895% 10/25/	**	299,437
FEDERAL HOME LN MTG MLT CTF GT X1 CSTR 01/25/2030	FEDERAL HOME LN MTG MLT CTF GT X1 CSTR 01/25/2030	**	306,381
FEDERAL HOME LN MTG MLT CTF GT X1 CSTR 01/25/2031	FEDERAL HOME LN MTG MLT CTF GT X1 CSTR 01/25/2031	**	364,716
FEDERAL NAT MTG ASN GTD REM PA 1ML 12/25/2043	FEDERAL NAT MTG ASN GTD REM PA 1ML 12/25/2043	**	270,356
FEDERAL NAT MTG ASN GTD REM PA 4.0% 02/25/2042	FEDERAL NAT MTG ASN GTD REM PA 4.0% 02/25/2042	**	43,540
FEDERAL NAT MTG ASN GTD REM PA 5.5% 07/25/2037	FEDERAL NAT MTG ASN GTD REM PA 5.5% 07/25/2037	**	14,501
FEDERAL NAT MTG ASN GTD REM PA 6% 04/25/2037	FEDERAL NAT MTG ASN GTD REM PA 6% 04/25/2037	**	35,026
FEDERAL NAT MTG ASN GTD REM PA 7% 10/25/2041	FEDERAL NAT MTG ASN GTD REM PA 7% 10/25/2041	**	23,025
FEDERAL NAT MTG ASN GTD REM PA SOFR30A+ 02/25/2044	FEDERAL NAT MTG ASN GTD REM PA SOFR30A+ 02/25/2044	**	172,870
FEDERAL NAT MTG ASN GTD REM PA SOFR30A+63.448 12/2	FEDERAL NAT MTG ASN GTD REM PA SOFR30A+63.448 12/2	**	470,922
FEDERAL NATL MTG AS GTD RE PTT 2017-90 KA 3% 11/25	FEDERAL NATL MTG AS GTD RE PTT 2017-90 KA 3% 11/25	**	193,149
FHL ARM 2.88% 10/01/44#849505	FHL ARM 2.88% 10/01/44#849505	**	69,585
FHLG 5.00% 8/40 #G05955	FHLG 5.00% 8/40 #G05955	**	15,685
FHLG 5.00% 8/40 #G05958	FHLG 5.00% 8/40 #G05958	**	59,719
FHLG 5.00% 11/33 #A15852	FHLG 5.00% 11/33 #A15852	**	1,312
FHLG 5.00% 11/33 #A15907	FHLG 5.00% 11/33 #A15907	**	1,735
FHLG 5.00% 11/33 #A15908	FHLG 5.00% 11/33 #A15908	**	1,444
FHLG 5.00% 11/33 #D86309	FHLG 5.00% 11/33 #D86309	**	2,559
FHLG 5.00% 12/35 #G01974	FHLG 5.00% 12/35 #G01974	**	654
FHLG 5.50% 1/35 #G01749	FHLG 5.50% 1/35 #G01749	**	73,277
FHLG 5.50% 1/40 #G06021	FHLG 5.50% 1/40 #G06021	**	24,465
FHLG 5.50% 2/40 #G05923	FHLG 5.50% 2/40 #G05923	**	46,077
FHLG 5.50% 5/40 #G06209	FHLG 5.50% 5/40 #G06209	**	7,234
FHLG 5.50% 10/38 #G04814	FHLG 5.50% 10/38 #G04814	**	15,798
FHLG 5.50% 12/39 #G06020	FHLG 5.50% 12/39 #G06020	**	13,469
FHLG 6.00% 2/35 #G01777	FHLG 6.00% 2/35 #G01777	**	126,727
FHLG 6.00% 6/35 #G02382	FHLG 6.00% 6/35 #G02382	**	13,555
FHLG 6.00% 6/38 #H09203	FHLG 6.00% 6/38 #H09203	**	2,996
FHLG 6.00% 8/38 #G04653	FHLG 6.00% 8/38 #G04653	**	6,317
FHLG 6.00% 9/35 #G01899	FHLG 6.00% 9/35 #G01899	**	7,759
FHLG 6.00% 10/32 #C72128	FHLG 6.00% 10/32 #C72128	**	240
FHLG 6.00% 12/36 #G02462	FHLG 6.00% 12/36 #G02462	**	21,000
FHLG 6.50% 8/37 #A64639	FHLG 6.50% 8/37 #A64639	**	5,909
FHLG 6.50% 9/37 #H09069	FHLG 6.50% 9/37 #H09069	**	13,195
FHLG 6.50% 9/37 #H09070	FHLG 6.50% 9/37 #H09070	**	5,670
FHLG 6.50% 11/37 #H09117	FHLG 6.50% 11/37 #H09117	**	5,591
FHLG 6.50% 12/31 #G01768	FHLG 6.50% 12/31 #G01768	**	5,152
FHLG 7.00% 6/32 #C68205	FHLG 7.00% 6/32 #C68205	**	312
FHLG 7.00% 6/32 #C68248	FHLG 7.00% 6/32 #C68248	**	474
FHLG 15YR 1.5% 02/01/2036#RC1756	FHLG 15YR 1.5% 02/01/2036#RC1756	**	424,773
FHLG 15YR 1.5% 02/01/2036#SB0869	FHLG 15YR 1.5% 02/01/2036#SB0869	**	108,112
FHLG 15YR 3% 01/01/2033#ZS7930	FHLG 15YR 3% 01/01/2033#ZS7930	**	228,708
FHLG 15YR 3% 11/01/2034#SB0222	FHLG 15YR 3% 11/01/2034#SB0222	**	70,888
FHLG 15YR 4.5% 06/01/2026#G14694	FHLG 15YR 4.5% 06/01/2026#G14694	**	1,166
FHLG 20YR 2% 12/01/2041#QK1220	FHLG 20YR 2% 12/01/2041#QK1220	**	1,339,793
FHLG 20YR 3.5% 10/01/2035#C91853	FHLG 20YR 3.5% 10/01/2035#C91853	**	121,184
FHLG 20YR 4% 04/01/2034#ZS9057	FHLG 20YR 4% 04/01/2034#ZS9057	**	169,317
FHLG 20YR 4.0% 10/01/2031#C91402	FHLG 20YR 4.0% 10/01/2031#C91402	**	49,735
FHLG 20YR 4.5% 07/01/2032#G30689	FHLG 20YR 4.5% 07/01/2032#G30689	**	141,865

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
FHLG 20YR 4.5% 12/01/2030#C91349	FHLG 20YR 4.5% 12/01/2030#C91349	**	46,531
FHLG 20YR 6.5% 01/01/2027#G30317	FHLG 20YR 6.5% 01/01/2027#G30317	**	9,138
FHLG 20YR 6.5% 09/01/2027#C91109	FHLG 20YR 6.5% 09/01/2027#C91109	**	27,171
FHLG 20YR 6.5% 12/01/2026#C91008	FHLG 20YR 6.5% 12/01/2026#C91008	**	1,114
FHLG 30YR 2% 04/01/2051#SD8140	FHLG 30YR 2% 04/01/2051#SD8140	**	1,119,375
FHLG 30YR 2% 07/01/2050#RA2958	FHLG 30YR 2% 07/01/2050#RA2958	**	1,028,205
FHLG 30YR 2% 07/01/2050#RA3053	FHLG 30YR 2% 07/01/2050#RA3053	**	1,625,957
FHLG 30YR 2% 08/01/2050#RA3404	FHLG 30YR 2% 08/01/2050#RA3404	**	3,792,387
FHLG 30YR 2% 09/01/2050#RA3454	FHLG 30YR 2% 09/01/2050#RA3454	**	436,517
FHLG 30YR 2% 09/01/2050#SD8090	FHLG 30YR 2% 09/01/2050#SD8090	**	26,896
FHLG 30YR 2% 11/01/2050#SD0513	FHLG 30YR 2% 11/01/2050#SD0513	**	2,853,284
FHLG 30YR 2% 12/01/2050#RA4119	FHLG 30YR 2% 12/01/2050#RA4119	**	5,188,856
FHLG 30YR 2.5% 01/01/2052#RA6623	FHLG 30YR 2.5% 01/01/2052#RA6623	**	806,100
FHLG 30YR 2.5% 02/01/2052#SD8194	FHLG 30YR 2.5% 02/01/2052#SD8194	**	3,647,452
FHLG 30YR 2.5% 05/01/2051#SI2106	FHLG 30YR 2.5% 05/01/2051#SI2106	**	1,862,254
FHLG 30YR 2.5% 05/01/2052#SD8212	FHLG 30YR 2.5% 05/01/2052#SD8212	**	404,797
FHLG 30YR 2.5% 09/01/2052#SD1581	FHLG 30YR 2.5% 09/01/2052#SD1581	**	4,478,067
FHLG 30YR 2.5% 11/01/2050#SD7530	FHLG 30YR 2.5% 11/01/2050#SD7530	**	11,013,923
FHLG 30YR 3% 05/01/2052#SD1080	FHLG 30YR 3% 05/01/2052#SD1080	**	551,115
FHLG 30YR 3% 06/01/2052#SD8220	FHLG 30YR 3% 06/01/2052#SD8220	**	985,676
FHLG 30YR 3.5% 04/01/2052#QE0768	FHLG 30YR 3.5% 04/01/2052#QE0768	**	641,336
FHLG 30YR 3.5% 04/01/2052#RA7063	FHLG 30YR 3.5% 04/01/2052#RA7063	**	6,534,584
FHLG 30YR 3.5% 05/01/2052#QE2001	FHLG 30YR 3.5% 05/01/2052#QE2001	**	431,687
FHLG 30YR 3.5% 05/01/2052#QE2008	FHLG 30YR 3.5% 05/01/2052#QE2008	**	2,552,897
FHLG 30YR 3.5% 05/01/2052#SD8214	FHLG 30YR 3.5% 05/01/2052#SD8214	**	4,160,983
FHLG 30YR 3.5% 06/01/2052#SD1933	FHLG 30YR 3.5% 06/01/2052#SD1933	**	2,527,476
FHLG 30YR 3.5% 06/52#SD8221	FHLG 30YR 3.5% 06/52#SD8221	**	1,476,186
FHLG 30YR 3.5% 07/01/2052#QE7330	FHLG 30YR 3.5% 07/01/2052#QE7330	**	2,690,803
FHLG 30YR 3.5% 07/01/2052#RA7656	FHLG 30YR 3.5% 07/01/2052#RA7656	**	4,621,643
FHLG 30YR 3.5% 07/01/2052#SD3139	FHLG 30YR 3.5% 07/01/2052#SD3139	**	1,918,450
FHLG 30YR 3.5% 08/01/2052#QE7119	FHLG 30YR 3.5% 08/01/2052#QE7119	**	2,570,131
FHLG 30YR 3.5% 08/01/2052#SD1546	FHLG 30YR 3.5% 08/01/2052#SD1546	**	819,031
FHLG 30YR 3.5% 09/01/2052#SD8243	FHLG 30YR 3.5% 09/01/2052#SD8243	**	1,239,068
FHLG 30YR 3.5% 12/01/2052#SD2253	FHLG 30YR 3.5% 12/01/2052#SD2253	**	2,005,728
FHLG 30YR 4% 03/01/2046#Q39499	FHLG 30YR 4% 03/01/2046#Q39499	**	997,960
FHLG 30YR 4% 09/01/2052#SD8244	FHLG 30YR 4% 09/01/2052#SD8244	**	9,964,278
FHLG 30YR 4% 10/01/2052#SD8256	FHLG 30YR 4% 10/01/2052#SD8256	**	7,751,009
FHLG 30YR 4% 11/01/2047#G61220	FHLG 30YR 4% 11/01/2047#G61220	**	133,540
FHLG 30YR 4% 12/49#RA1906	FHLG 30YR 4% 12/49#RA1906	**	28,309
FHLG 30YR 4.5% 02/45#G60034	FHLG 30YR 4.5% 02/45#G60034	**	86,169
FHLG 30YR 4.5% 03/01/2042#G07107	FHLG 30YR 4.5% 03/01/2042#G07107	**	68,699
FHLG 30YR 4.5% 03/01/2044#G07686	FHLG 30YR 4.5% 03/01/2044#G07686	**	52,433
FHLG 30YR 4.5% 03/47#G61030	FHLG 30YR 4.5% 03/47#G61030	**	320,174
FHLG 30YR 4.5% 03/47#G61080	FHLG 30YR 4.5% 03/47#G61080	**	1,098,214
FHLG 30YR 4.5% 04/01/2047#V83157	FHLG 30YR 4.5% 04/01/2047#V83157	**	176,886
FHLG 30YR 4.5% 05/01/2041#G06447	FHLG 30YR 4.5% 05/01/2041#G06447	**	257,280
FHLG 30YR 4.5% 05/01/2042#G60342	FHLG 30YR 4.5% 05/01/2042#G60342	**	257,394
FHLG 30YR 4.5% 07/01/2041#G07504	FHLG 30YR 4.5% 07/01/2041#G07504	**	32,478
FHLG 30YR 4.5% 08/01/2044#G07892	FHLG 30YR 4.5% 08/01/2044#G07892	**	212,848
FHLG 30YR 4.5% 08/01/2044#G07943	FHLG 30YR 4.5% 08/01/2044#G07943	**	194,665
FHLG 30YR 4.5% 09/01/2041#G07568	FHLG 30YR 4.5% 09/01/2041#G07568	**	159,851
FHLG 30YR 4.5% 09/01/2052#SD8245	FHLG 30YR 4.5% 09/01/2052#SD8245	**	2,333,284
FHLG 30YR 4.5% 10/01/2040#A94663	FHLG 30YR 4.5% 10/01/2040#A94663	**	14,279
FHLG 30YR 4.5% 11/01/2043#G07598	FHLG 30YR 4.5% 11/01/2043#G07598	**	109,591
FHLG 30YR 4.5% 11/01/2045#G60480	FHLG 30YR 4.5% 11/01/2045#G60480	**	130,593
FHLG 30YR 4.5% 12/01/2043#G07612	FHLG 30YR 4.5% 12/01/2043#G07612	**	35,849
FHLG 30YR 4.5% 12/01/2052#SD8275	FHLG 30YR 4.5% 12/01/2052#SD8275	**	1,058,420
FHLG 30YR 5% 04/01/2040#A91947	FHLG 30YR 5% 04/01/2040#A91947	**	1,547
FHLG 30YR 5% 06/01/2040#A92485	FHLG 30YR 5% 06/01/2040#A92485	**	15,648
FHLG 30YR 5% 07/01/2033#	FHLG 30YR 5% 07/01/2033#	**	187
FHLG 30YR 5% 12/01/2041#ZS3941	FHLG 30YR 5% 12/01/2041#ZS3941	**	33,216

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
FHLG 30YR 5.0% 07/01/2040#A93101	FHLG 30YR 5.0% 07/01/2040#A93101	**	9,672
FHLG 30YR 5.0% 08/01/2035#G08072	FHLG 30YR 5.0% 08/01/2035#G08072	**	18,819
FHLG 30YR 5.5% 06/01/2037#H09204	FHLG 30YR 5.5% 06/01/2037#H09204	**	4,892
FHLG 30YR 6% 08/01/2038#A81039	FHLG 30YR 6% 08/01/2038#A81039	**	6,208
FHLG 30YR 6.0% 09/01/2034#A26586	FHLG 30YR 6.0% 09/01/2034#A26586	**	1,189
FHLG 30YR 7% 03/39#G62030	FHLG 30YR 7% 03/39#G62030	**	27,046
FHLG 30YR 7% 04/01/2032#	FHLG 30YR 7% 04/01/2032#	**	165
FHLG 30YR 7% 11/01/2030#	FHLG 30YR 7% 11/01/2030#	**	755
FHLG 30YR 7.5% 06/38#G62031	FHLG 30YR 7.5% 06/38#G62031	**	25,222
FHLG 4.5% 7/40 #A92792	FHLG 4.5% 7/40 #A92792	**	49,089
FHLG ARM 0% 07/01/2044#2B2791	FHLG ARM 0% 07/01/2044#2B2791	**	23,409
FHLG ARM 2.88% 11/01/2044#2B3527	FHLG ARM 2.88% 11/01/2044#2B3527	**	132,410
FHLM ARM 0% 01/45#849625	FHLM ARM 0% 01/45#849625	**	59,843
FHLM ARM 0% 02/01/2037#1N1433	FHLM ARM 0% 02/01/2037#1N1433	**	15,192
FHLM ARM 0% 04/01/2037#1G1684	FHLM ARM 0% 04/01/2037#1G1684	**	33,396
FHLM ARM 0% 05/01/2044#849312	FHLM ARM 0% 05/01/2044#849312	**	16,137
FHLM ARM 0% 08/01/2042#849207	FHLM ARM 0% 08/01/2042#849207	**	28,244
FHLM ARM 0% 08/01/2046#840419	FHLM ARM 0% 08/01/2046#840419	**	74,736
FHLM ARM 0% 08/46#840380	FHLM ARM 0% 08/46#840380	**	76,030
FHLM ARM 0% 10/01/2045#849820	FHLM ARM 0% 10/01/2045#849820	**	49,687
FHLM ARM 0% 11/01/2039#1Q1535	FHLM ARM 0% 11/01/2039#1Q1535	**	38,410
FHLM ARM 0% 12/01/2045#2B4962	FHLM ARM 0% 12/01/2045#2B4962	**	83,754
FHLM ARM 0.0% 02/01/2037#1G1496	FHLM ARM 0.0% 02/01/2037#1G1496	**	2,244
FHLM ARM 0.0% 05/01/2037#1G1921	FHLM ARM 0.0% 05/01/2037#1G1921	**	2,167
FHLM ARM 0.0% 05/01/2038#847962	FHLM ARM 0.0% 05/01/2038#847962	**	7,764
FHLM ARM 2.21% 8/36 #1Q0142	FHLM ARM 2.21% 8/36 #1Q0142	**	18,650
FHLM ARM 2.37% 1/36 #1H2581	FHLM ARM 2.37% 1/36 #1H2581	**	12,169
FHLM ARM 2.54% 01/01/2042#849254	FHLM ARM 2.54% 01/01/2042#849254	**	22,105
FHLM ARM 2.57% 9/35 #1Q0107	FHLM ARM 2.57% 9/35 #1Q0107	**	3,214
FHLM ARM 2.756% 05/01/2046#840286	FHLM ARM 2.756% 05/01/2046#840286	**	128,290
FHLM ARM 2.785% 10/45#849849	FHLM ARM 2.785% 10/45#849849	**	53,448
FHLM ARM 2.822% 07/01/2046#2B5468	FHLM ARM 2.822% 07/01/2046#2B5468	**	289,343
FHLM ARM 2.896% 02/01/45#2B3797	FHLM ARM 2.896% 02/01/45#2B3797	**	166,142
FHLM ARM 3.06% 05/01/2044#849327	FHLM ARM 3.06% 05/01/2044#849327	**	326,186
FHLM ARM 3.078% 04/01/2044#849278	FHLM ARM 3.078% 04/01/2044#849278	**	28,593
FHLM ARM 3.134% 05/44#849399	FHLM ARM 3.134% 05/44#849399	**	151,117
FHLM ARM 4.60% 6/38 #1G2860	FHLM ARM 4.60% 6/38 #1G2860	**	15,104
FHLM ARM 4.69% 9/35 #1G1114	FHLM ARM 4.69% 9/35 #1G1114	**	1,888
FHLM ARM 5.02% 3/36 #1Q0081	FHLM ARM 5.02% 3/36 #1Q0081	**	4,581
FHLM ARM 5.21% 2/37 #1J0248	FHLM ARM 5.21% 2/37 #1J0248	**	1,348
FHLM ARM 5.55% 10/36 #1G2603	FHLM ARM 5.55% 10/36 #1G2603	**	6,186
FHLM ARM 5.74% 10/37 #1G2241	FHLM ARM 5.74% 10/37 #1G2241	**	9,937
FHLM ARM 5.78% 2/37 #1Q0196	FHLM ARM 5.78% 2/37 #1Q0196	**	5,628
FHLM ARM 5.90% 1/37 #1B3203	FHLM ARM 5.90% 1/37 #1B3203	**	12,126
FHLM ARM 5.93% 12/36 #1G1353	FHLM ARM 5.93% 12/36 #1G1353	**	1,779
FHLM ARM 5.98% 10/36 #1H1351	FHLM ARM 5.98% 10/36 #1H1351	**	349
FHLM ARM 6.01% 11/36 #1G1326	FHLM ARM 6.01% 11/36 #1G1326	**	2,284
FHLM ARM RFT1Y+208.3 2/38 #1J0889	FHLM ARM RFT1Y+208.3 2/38 #1J0889	**	10,403
FHR 2456 CJ 6.5% 6/32	FHR 2456 CJ 6.5% 6/32	**	26,508
FNGT 01-T1 A1 7.5 10/40	FNGT 01-T1 A1 7.5 10/40	**	27,123
FNMA 4.50% 5/41 #AI1888	FNMA 4.50% 5/41 #AI1888	**	154,824
FNMA 5.00% 6/40 #AD6438	FNMA 5.00% 6/40 #AD6438	**	41,224
FNMA 5.00% 10/33 #254903	FNMA 5.00% 10/33 #254903	**	34,945
FNMA 5.50% 1/36 #745283	FNMA 5.50% 1/36 #745283	**	8,849
FNMA 5.50% 1/36 #745428	FNMA 5.50% 1/36 #745428	**	40,744
FNMA 5.50% 1/37 #888688	FNMA 5.50% 1/37 #888688	**	28,617
FNMA 5.50% 1/38 #961181	FNMA 5.50% 1/38 #961181	**	23,411
FNMA 5.50% 2/35 #735228	FNMA 5.50% 2/35 #735228	**	6,579
FNMA 5.50% 3/36 #745353	FNMA 5.50% 3/36 #745353	**	2,652
FNMA 5.50% 4/35 #357748	FNMA 5.50% 4/35 #357748	**	3,244
FNMA 5.50% 4/37 #AD0249	FNMA 5.50% 4/37 #AD0249	**	99,995

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
FNMA 5.50% 5/35 #735500	FNMA 5.50% 5/35 #735500	**	10,437
FNMA 5.50% 5/36 #745516	FNMA 5.50% 5/36 #745516	**	11,316
FNMA 5.50% 5/37 #190379	FNMA 5.50% 5/37 #190379	**	8,825
FNMA 5.50% 5/38 #889624	FNMA 5.50% 5/38 #889624	**	44,858
FNMA 5.50% 5/39 #995838	FNMA 5.50% 5/39 #995838	**	3,083
FNMA 5.50% 6/38 #889588	FNMA 5.50% 6/38 #889588	**	4,963
FNMA 5.50% 6/39 #AD0527	FNMA 5.50% 6/39 #AD0527	**	24,087
FNMA 5.50% 7/40 #AE0098	FNMA 5.50% 7/40 #AE0098	**	23,151
FNMA 5.50% 8/37 #889565	FNMA 5.50% 8/37 #889565	**	1,090
FNMA 5.50% 8/37 #995023	FNMA 5.50% 8/37 #995023	**	1,981
FNMA 5.50% 8/37 #AE0188	FNMA 5.50% 8/37 #AE0188	**	6,766
FNMA 5.50% 9/36 #995788	FNMA 5.50% 9/36 #995788	**	93,808
FNMA 5.50% 9/38 #AD0198	FNMA 5.50% 9/38 #AD0198	**	102,855
FNMA 5.50% 10/36 #AE0099	FNMA 5.50% 10/36 #AE0099	**	53,820
FNMA 5.50% 11/34 #725946	FNMA 5.50% 11/34 #725946	**	9,659
FNMA 5.50% 11/36 #745946	FNMA 5.50% 11/36 #745946	**	3,711
FNMA 5.50% 12/35 #745412	FNMA 5.50% 12/35 #745412	**	12,358
FNMA 5.50% 12/35 #888884	FNMA 5.50% 12/35 #888884	**	68,096
FNMA 5.50% 8/37 #995024	FNMA 5.50% 8/37 #995024	**	27,540
FNMA 6.00% 2/34 #725162	FNMA 6.00% 2/34 #725162	**	17,203
FNMA 6.00% 2/36 #745256	FNMA 6.00% 2/36 #745256	**	45,491
FNMA 6.00% 2/36 #888086	FNMA 6.00% 2/36 #888086	**	102,871
FNMA 6.00% 3/33 #555285	FNMA 6.00% 3/33 #555285	**	17,753
FNMA 6.00% 3/34 #725229	FNMA 6.00% 3/34 #725229	**	36,834
FNMA 6.00% 3/34 #725330	FNMA 6.00% 3/34 #725330	**	56,802
FNMA 6.00% 3/37 #888268	FNMA 6.00% 3/37 #888268	**	12,583
FNMA 6.00% 3/37 #889506	FNMA 6.00% 3/37 #889506	**	10,942
FNMA 6.00% 3/37 #995051	FNMA 6.00% 3/37 #995051	**	49,132
FNMA 6.00% 4/35 #735502	FNMA 6.00% 4/35 #735502	**	2,433
FNMA 6.00% 5/38 #889579	FNMA 6.00% 5/38 #889579	**	1,763
FNMA 6.00% 6/35 #745398	FNMA 6.00% 6/35 #745398	**	44,616
FNMA 6.00% 8/34 #725704	FNMA 6.00% 8/34 #725704	**	2,457
FNMA 6.00% 8/38 #929836	FNMA 6.00% 8/38 #929836	**	14,958
FNMA 6.00% 10/38 #889983	FNMA 6.00% 10/38 #889983	**	4,918
FNMA 6.00% 10/38 #AD0220	FNMA 6.00% 10/38 #AD0220	**	9,912
FNMA 6.00% 11/34 #255459	FNMA 6.00% 11/34 #255459	**	3,191
FNMA 6.00% 11/34 #735061	FNMA 6.00% 11/34 #735061	**	3,836
FNMA 6.00% 11/34 #AD0163	FNMA 6.00% 11/34 #AD0163	**	106,300
FNMA 6.00% 11/36 #745950	FNMA 6.00% 11/36 #745950	**	10,567
FNMA 6.00% 12/33 #254984	FNMA 6.00% 12/33 #254984	**	5,245
FNMA 6.00% 12/34 #735115	FNMA 6.00% 12/34 #735115	**	1,366
FNMA 6.00% 12/35 #888433	FNMA 6.00% 12/35 #888433	**	5,850
FNMA 6.50% 2/38 #310048	FNMA 6.50% 2/38 #310048	**	59,801
FNMA 6.50% 3/35 #735417	FNMA 6.50% 3/35 #735417	**	30,728
FNMA 6.50% 3/35 #735570	FNMA 6.50% 3/35 #735570	**	19,433
FNMA 6.50% 7/38 #889782	FNMA 6.50% 7/38 #889782	**	19,718
FNMA 6.50% 8/39 #AD0130	FNMA 6.50% 8/39 #AD0130	**	93,118
FNMA 6.50% 10/35 #889341	FNMA 6.50% 10/35 #889341	**	16,450
FNMA 6.50% 11/36 #902382	FNMA 6.50% 11/36 #902382	**	1,210
FNMA 6.50% 11/37 #899859	FNMA 6.50% 11/37 #899859	**	189
FNMA 6.50% 12/36 #901646	FNMA 6.50% 12/36 #901646	**	1,462
FNMA 6.50% 12/36 #905906	FNMA 6.50% 12/36 #905906	**	3,558
FNMA 7.00% 8/37 #256851	FNMA 7.00% 8/37 #256851	**	12,759
FNMA 7.00% 9/29 #511384	FNMA 7.00% 9/29 #511384	**	194
FNMA 7.00% 10/37 #256939	FNMA 7.00% 10/37 #256939	**	6,793
FNMA 7.00% 11/37 #256985	FNMA 7.00% 11/37 #256985	**	9,965
FNMA 15YR 5.00% 9/25 #AE0552	FNMA 15YR 5.00% 9/25 #AE0552	**	109
FNMA 15YR 3% 02/01/2035#	FNMA 15YR 3% 02/01/2035#	**	76,873
FNMA 15YR 3% 09/01/2028#AU6682	FNMA 15YR 3% 09/01/2028#AU6682	**	90,811
FNMA 15YR 3% 12/01/2034#CA4885	FNMA 15YR 3% 12/01/2034#CA4885	**	166,829
FNMA 15YR 3.5% 02/01/2031#AL9063	FNMA 15YR 3.5% 02/01/2031#AL9063	**	89,883

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
FNMA 15YR 3.5% 04/01/2034#BM5721	FNMA 15YR 3.5% 04/01/2034#BM5721	**	26,536
FNMA 15YR 3.5% 11/01/2025#AE7919	FNMA 15YR 3.5% 11/01/2025#AE7919	**	137
FNMA 15YR 3.5% 11/01/2026#AJ5340	FNMA 15YR 3.5% 11/01/2026#AJ5340	**	15,274
FNMA 15YR 4.5% #AL4147	FNMA 15YR 4.5% #AL4147	**	45
FNMA 20YR 3% 09/01/2042#FS3743	FNMA 20YR 3% 09/01/2042#FS3743	**	2,975,721
FNMA 20YR 3.5% 03/01/2037#MA2923	FNMA 20YR 3.5% 03/01/2037#MA2923	**	1,136,986
FNMA 20YR 3.5% 04/37#MA2962	FNMA 20YR 3.5% 04/37#MA2962	**	421,006
FNMA 20YR 4% 01/01/2037#MA2880	FNMA 20YR 4% 01/01/2037#MA2880	**	122,811
FNMA 20YR 4% 05/01/2032#AX3726	FNMA 20YR 4% 05/01/2032#AX3726	**	39,585
FNMA 20YR 4% 11/01/2035#MA2455	FNMA 20YR 4% 11/01/2035#MA2455	**	333,980
FNMA 20YR 4.0% 04/01/34#MA1858	FNMA 20YR 4.0% 04/01/34#MA1858	**	486,591
FNMA 20YR 4.0% 07/01/2035#MA2366	FNMA 20YR 4.0% 07/01/2035#MA2366	**	308,663
FNMA 20YR 4.0% 09/01/2034 #MA2055	FNMA 20YR 4.0% 09/01/2034 #MA2055	**	366,176
FNMA 20YR 4.0% 09/01/2034#MA2019	FNMA 20YR 4.0% 09/01/2034#MA2019	**	131,114
FNMA 20YR 4.0% 10/01/2032#AL4778	FNMA 20YR 4.0% 10/01/2032#AL4778	**	123,267
FNMA 20YR 4.0% 11/1/30 #AB1763	FNMA 20YR 4.0% 11/1/30 #AB1763	**	193,547
FNMA 20YR 4.5% #AL4165	FNMA 20YR 4.5% #AL4165	**	286,599
FNMA 20YR 4.5% #AL5861	FNMA 20YR 4.5% #AL5861	**	38,747
FNMA 20YR 4.5% 01/01/2031#MA0634	FNMA 20YR 4.5% 01/01/2031#MA0634	**	86,576
FNMA 20YR 4.5% 09/01/2031#AI8900	FNMA 20YR 4.5% 09/01/2031#AI8900	**	39,292
FNMA 20YR 4.5% 09/01/30#MA0511	FNMA 20YR 4.5% 09/01/30#MA0511	**	204,371
FNMA 20YR 4.5% 12/33 #AL4577	FNMA 20YR 4.5% 12/33 #AL4577	**	104,818
FNMA 20YRS 4.00% 9/31 #MA3894	FNMA 20YRS 4.00% 9/31 #MA3894	**	39,220
FNMA 30YR 6.00% 3/36 #888956	FNMA 30YR 6.00% 3/36 #888956	**	38,942
FNMA 30YR 2% 01/01/2051#CA8473	FNMA 30YR 2% 01/01/2051#CA8473	**	3,149,534
FNMA 30YR 2% 01/01/2051#MA4237	FNMA 30YR 2% 01/01/2051#MA4237	**	1,898,344
FNMA 30YR 2% 02/01/2051#CA8813	FNMA 30YR 2% 02/01/2051#CA8813	**	2,334,535
FNMA 30YR 2% 02/01/2051#FM5997	FNMA 30YR 2% 02/01/2051#FM5997	**	598,567
FNMA 30YR 2% 07/01/2050#CA6388	FNMA 30YR 2% 07/01/2050#CA6388	**	2,000,314
FNMA 30YR 2% 09/01/2050#CA6902	FNMA 30YR 2% 09/01/2050#CA6902	**	8,388,555
FNMA 30YR 2% 09/01/2050#CA6925	FNMA 30YR 2% 09/01/2050#CA6925	**	1,054,522
FNMA 30YR 2% 10/01/2050#MA4158	FNMA 30YR 2% 10/01/2050#MA4158	**	23,466
FNMA 30YR 2% 12/01/2051#MA4492	FNMA 30YR 2% 12/01/2051#MA4492	**	876,768
FNMA 30YR 2.5% 01/01/2052#	FNMA 30YR 2.5% 01/01/2052#	**	578,458
FNMA 30YR 2.5% 02/01/2051#FM8768	FNMA 30YR 2.5% 02/01/2051#FM8768	**	1,242,209
FNMA 30YR 2.5% 03/01/2051#FM8215	FNMA 30YR 2.5% 03/01/2051#FM8215	**	4,451
FNMA 30YR 2.5% 03/01/2052#BV4119	FNMA 30YR 2.5% 03/01/2052#BV4119	**	254,256
FNMA 30YR 2.5% 07/01/2050#CA6238	FNMA 30YR 2.5% 07/01/2050#CA6238	**	2,919,441
FNMA 30YR 2.5% 07/01/2050#CA6329	FNMA 30YR 2.5% 07/01/2050#CA6329	**	4,470,626
FNMA 30YR 2.5% 07/01/2050#CA6401	FNMA 30YR 2.5% 07/01/2050#CA6401	**	3,128,438
FNMA 30YR 2.5% 08/01/2050#FM4228	FNMA 30YR 2.5% 08/01/2050#FM4228	**	900,489
FNMA 30YR 2.5% 09/01/2050#CA6990	FNMA 30YR 2.5% 09/01/2050#CA6990	**	5,737,908
FNMA 30YR 2.5% 11/01/2050#FM7733	FNMA 30YR 2.5% 11/01/2050#FM7733	**	2,504,780
FNMA 30YR 3% 03/01/2052#FS0980	FNMA 30YR 3% 03/01/2052#FS0980	**	812,543
FNMA 30YR 3% 05/01/2052#CB3576	FNMA 30YR 3% 05/01/2052#CB3576	**	5,422,286
FNMA 30YR 3.5% 01/01/2051#FM7599	FNMA 30YR 3.5% 01/01/2051#FM7599	**	6,329,556
FNMA 30YR 3.5% 01/01/2052#	FNMA 30YR 3.5% 01/01/2052#	**	21,871
FNMA 30YR 3.5% 02/01/2048#BH9277	FNMA 30YR 3.5% 02/01/2048#BH9277	**	998,908
FNMA 30YR 3.5% 04/01/2052#BU8931	FNMA 30YR 3.5% 04/01/2052#BU8931	**	695,660
FNMA 30YR 3.5% 05/01/2052#CB3593	FNMA 30YR 3.5% 05/01/2052#CB3593	**	3,667,562
FNMA 30YR 3.5% 05/01/2052#MA4600	FNMA 30YR 3.5% 05/01/2052#MA4600	**	4,340,553
FNMA 30YR 3.5% 06/01/2052#	FNMA 30YR 3.5% 06/01/2052#	**	2,824,302
FNMA 30YR 3.5% 06/01/2052#BV9913	FNMA 30YR 3.5% 06/01/2052#BV9913	**	210,905
FNMA 30YR 3.5% 06/01/2052#FS2140	FNMA 30YR 3.5% 06/01/2052#FS2140	**	7,021,801
FNMA 30YR 3.5% 07/01/2052#FS2343	FNMA 30YR 3.5% 07/01/2052#FS2343	**	2,996,039
FNMA 30YR 3.5% 07/01/2052#MA4654	FNMA 30YR 3.5% 07/01/2052#MA4654	**	1,013,905
FNMA 30YR 3.5% 08/01/2052#CB4361	FNMA 30YR 3.5% 08/01/2052#CB4361	**	1,239,568
FNMA 30YR 3.5% 12/01/2045#MA2471	FNMA 30YR 3.5% 12/01/2045#MA2471	**	18,179
FNMA 30YR 3.5% 12/01/45#MA2495	FNMA 30YR 3.5% 12/01/45#MA2495	**	140,821
FNMA 30YR 4% 01/01/2047#AL9717	FNMA 30YR 4% 01/01/2047#AL9717	**	35,500
FNMA 30YR 4% 01/01/2047#BM1687	FNMA 30YR 4% 01/01/2047#BM1687	**	603,607

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
FNMA 30YR 4% 04/01/2044#FM2162	FNMA 30YR 4% 04/01/2044#FM2162	**	187,177
FNMA 30YR 4% 06/01/2052#BW0490	FNMA 30YR 4% 06/01/2052#BW0490	**	4,697,214
FNMA 30YR 4% 07/01/2053#FS7754	FNMA 30YR 4% 07/01/2053#FS7754	**	1,106,501
FNMA 30YR 4% 08/01/2052#MA4700	FNMA 30YR 4% 08/01/2052#MA4700	**	1,303,951
FNMA 30YR 4% 09/01/2047#MA3121	FNMA 30YR 4% 09/01/2047#MA3121	**	11,416
FNMA 30YR 4% 09/01/2052#MA4732	FNMA 30YR 4% 09/01/2052#MA4732	**	2,480,246
FNMA 30YR 4% 10/01/2047#BM2003	FNMA 30YR 4% 10/01/2047#BM2003	**	46,587
FNMA 30YR 4% 10/01/2048#BM5811	FNMA 30YR 4% 10/01/2048#BM5811	**	12,758
FNMA 30YR 4% 11/49#CA4571	FNMA 30YR 4% 11/49#CA4571	**	26,086
FNMA 30YR 4% 12/01/2049#CA4823	FNMA 30YR 4% 12/01/2049#CA4823	**	8,630
FNMA 30YR 4.5% 01/43#BM1357	FNMA 30YR 4.5% 01/43#BM1357	**	205,434
FNMA 30YR 4.5% 02/01/2041#AL5440	FNMA 30YR 4.5% 02/01/2041#AL5440	**	66,424
FNMA 30YR 4.5% 02/01/2045#AL7147	FNMA 30YR 4.5% 02/01/2045#AL7147	**	108,754
FNMA 30YR 4.5% 02/01/2046#AL9128	FNMA 30YR 4.5% 02/01/2046#AL9128	**	82,794
FNMA 30YR 4.5% 02/46#AL9781	FNMA 30YR 4.5% 02/46#AL9781	**	171,486
FNMA 30YR 4.5% 03/01/2048#CA1390	FNMA 30YR 4.5% 03/01/2048#CA1390	**	268,236
FNMA 30YR 4.5% 03/01/2050#FS3871	FNMA 30YR 4.5% 03/01/2050#FS3871	**	258,493
FNMA 30YR 4.5% 03/01/2052#BF0045	FNMA 30YR 4.5% 03/01/2052#BF0045	**	319,207
FNMA 30YR 4.5% 05/01/2049#CA3514	FNMA 30YR 4.5% 05/01/2049#CA3514	**	67,621
FNMA 30YR 4.5% 06/01/2046#AL8840	FNMA 30YR 4.5% 06/01/2046#AL8840	**	203,883
FNMA 30YR 4.5% 06/01/2048#BJ9262	FNMA 30YR 4.5% 06/01/2048#BJ9262	**	695,497
FNMA 30YR 4.5% 07/46#AL8816	FNMA 30YR 4.5% 07/46#AL8816	**	363,979
FNMA 30YR 4.5% 09/01/2042#AL2280	FNMA 30YR 4.5% 09/01/2042#AL2280	**	6,167
FNMA 30YR 4.5% 09/01/2048#MA3468	FNMA 30YR 4.5% 09/01/2048#MA3468	**	12,552
FNMA 30YR 4.5% 10/01/2048#CA2483	FNMA 30YR 4.5% 10/01/2048#CA2483	**	97,793
FNMA 30YR 4.5% 11/01/2048#CA2643	FNMA 30YR 4.5% 11/01/2048#CA2643	**	365,998
FNMA 30YR 4.5% 12/01/2048#MA3537	FNMA 30YR 4.5% 12/01/2048#MA3537	**	41,482
FNMA 30YR 5% 03/01/2049#MA3617	FNMA 30YR 5% 03/01/2049#MA3617	**	96,514
FNMA 30YR 5% 08/01/2054#CB8976	FNMA 30YR 5% 08/01/2054#CB8976	**	583,239
FNMA 30YR 5% 09/01/2053#FS8870	FNMA 30YR 5% 09/01/2053#FS8870	**	3,351,553
FNMA 30YR 5% 10/01/2052#MA4785	FNMA 30YR 5% 10/01/2052#MA4785	**	1,176,632
FNMA 30YR 5% 10/01/2053#CB7235	FNMA 30YR 5% 10/01/2053#CB7235	**	1,606,689
FNMA 30YR 5.0% 07/01/2041#AL0546	FNMA 30YR 5.0% 07/01/2041#AL0546	**	69,532
FNMA 30YR 5.5% 01/01/2036#849077	FNMA 30YR 5.5% 01/01/2036#849077	**	18,046
FNMA 30YR 5.5% 01/01/2036#888223	FNMA 30YR 5.5% 01/01/2036#888223	**	26,655
FNMA 30YR 5.5% 02/01/2038#AE0287	FNMA 30YR 5.5% 02/01/2038#AE0287	**	41,565
FNMA 30YR 5.5% 03/01/2054#FS7426	FNMA 30YR 5.5% 03/01/2054#FS7426	**	894,798
FNMA 30YR 5.5% 04/01/2037#AE0601	FNMA 30YR 5.5% 04/01/2037#AE0601	**	66,657
FNMA 30YR 5.5% 05/01/2040#AE0549	FNMA 30YR 5.5% 05/01/2040#AE0549	**	9,361
FNMA 30YR 5.5% 06/01/2040#890245	FNMA 30YR 5.5% 06/01/2040#890245	**	58,190
FNMA 30YR 5.5% 08/01/2037#889633	FNMA 30YR 5.5% 08/01/2037#889633	**	264,559
FNMA 30YR 5.5% 08/01/2053#SD3630	FNMA 30YR 5.5% 08/01/2053#SD3630	**	814,115
FNMA 30YR 5.5% 09/01/2041#AL5590	FNMA 30YR 5.5% 09/01/2041#AL5590	**	2,057
FNMA 30YR 5.5% 10/01/2054#FS9533	FNMA 30YR 5.5% 10/01/2054#FS9533	**	1,019,699
FNMA 30YR 5.5% 12/01/2034#804395	FNMA 30YR 5.5% 12/01/2034#804395	**	11,540
FNMA 30YR 6% 02/01/2037#889396	FNMA 30YR 6% 02/01/2037#889396	**	5,730
FNMA 30YR 6% 02/01/2039#AL1849	FNMA 30YR 6% 02/01/2039#AL1849	**	14,650
FNMA 30YR 6% 02/01/2049#FM1095	FNMA 30YR 6% 02/01/2049#FM1095	**	260,760
FNMA 30YR 6% 06/01/2054#CB8772	FNMA 30YR 6% 06/01/2054#CB8772	**	1,097,164
FNMA 30YR 6% 09/01/2038#AL6965	FNMA 30YR 6% 09/01/2038#AL6965	**	5,313
FNMA 30YR 6% 09/01/2053#SD3916	FNMA 30YR 6% 09/01/2053#SD3916	**	1,004,102
FNMA 30YR 6.0% 02/37#AB0299	FNMA 30YR 6.0% 02/37#AB0299	**	458
FNMA 30YR 6.0% 07/01/2039#AL3598	FNMA 30YR 6.0% 07/01/2039#AL3598	**	102,919
FNMA 30YR 6.5% 02/01/2054#MA5273	FNMA 30YR 6.5% 02/01/2054#MA5273	**	8,655,394
FNMA 30YR 6.5% 03/01/2031#535761	FNMA 30YR 6.5% 03/01/2031#535761	**	10,891
FNMA 30YR 6.5% 04/01/2038#889474	FNMA 30YR 6.5% 04/01/2038#889474	**	26,830
FNMA 30YR 6.5% 08/01/2036#887303	FNMA 30YR 6.5% 08/01/2036#887303	**	866
FNMA 30YR 6.5% 08/01/2038#AL6966	FNMA 30YR 6.5% 08/01/2038#AL6966	**	8,198
FNMA 30YR 6.5% 11/01/2037#953390	FNMA 30YR 6.5% 11/01/2037#953390	**	293
FNMA 30YR 6.5% 11/01/2037#954717	FNMA 30YR 6.5% 11/01/2037#954717	**	11,262
FNMA 30YR 6.5% 12/01/2032#995629	FNMA 30YR 6.5% 12/01/2032#995629	**	10,604

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
FNMA 5.50% 12/39 #AD0494	FNMA 5.50% 12/39 #AD0494	**	21,820
FNMA 5.50% 2/38 #AE0105	FNMA 5.50% 2/38 #AE0105	**	6,666
FNMA 5.50% 4/36 #745418	FNMA 5.50% 4/36 #745418	**	24,282
FNMA 5.50% 6/33 #555531	FNMA 5.50% 6/33 #555531	**	16,062
FNMA 6.00% #AE0801	FNMA 6.00% #AE0801	**	42,641
FNMA 6.00% 11/32 #545993	FNMA 6.00% 11/32 #545993	**	3,194
FNMA 6.00% 8/37 #AD0217	FNMA 6.00% 8/37 #AD0217	**	31,458
FNMA 6.50% 10/41 #AL0885	FNMA 6.50% 10/41 #AL0885	**	15,276
FNMA 6.50% 7/32 #545759	FNMA 6.50% 7/32 #545759	**	15,502
FNMA ARM 5.77% 8/37 #949782	FNMA ARM 5.77% 8/37 #949782	**	1,553
FNMA ARM 5.79% 12/37 #966635	FNMA ARM 5.79% 12/37 #966635	**	23,345
FNMA ARM 5.92% 12/36 #905196	FNMA ARM 5.92% 12/36 #905196	**	7,363
FNMA ARM 0% 01/01/2046#AL7899	FNMA ARM 0% 01/01/2046#AL7899	**	43,158
FNMA ARM 0% 01/01/2046#AX5655	FNMA ARM 0% 01/01/2046#AX5655	**	23,227
FNMA ARM 0% 01/01/2049#BM5402	FNMA ARM 0% 01/01/2049#BM5402	**	593,762
FNMA ARM 0% 04/01/2042#AO0824	FNMA ARM 0% 04/01/2042#AO0824	**	9,459
FNMA ARM 0% 04/01/2046#AL8267	FNMA ARM 0% 04/01/2046#AL8267	**	133,500
FNMA ARM 0% 04/01/2049#BM5750	FNMA ARM 0% 04/01/2049#BM5750	**	262,329
FNMA ARM 0% 05/01/2035#825252	FNMA ARM 0% 05/01/2035#825252	**	3,243
FNMA ARM 0% 06/01/2034#777133	FNMA ARM 0% 06/01/2034#777133	**	18,837
FNMA ARM 0% 07/01/2052#841463	FNMA ARM 0% 07/01/2052#841463	**	995,838
FNMA ARM 0% 08/01/2038#981434	FNMA ARM 0% 08/01/2038#981434	**	6,988
FNMA ARM 0% 09/01/2035#832729	FNMA ARM 0% 09/01/2035#832729	**	12,693
FNMA ARM 0% 09/01/2046#AL9011	FNMA ARM 0% 09/01/2046#AL9011	**	33,083
FNMA ARM 0% 10/01/2048#BM4873	FNMA ARM 0% 10/01/2048#BM4873	**	435,576
FNMA ARM 0% 11/01/2044#AX0875	FNMA ARM 0% 11/01/2044#AX0875	**	34,516
FNMA ARM 0% 12/01/2038#AE0557	FNMA ARM 0% 12/01/2038#AE0557	**	132,073
FNMA ARM 0% 12/01/2049#BM6222	FNMA ARM 0% 12/01/2049#BM6222	**	483,542
FNMA ARM 2.181% 04/01/2044#AL6208	FNMA ARM 2.181% 04/01/2044#AL6208	**	20,371
FNMA ARM 2.198% 06/42#AO5135	FNMA ARM 2.198% 06/42#AO5135	**	54,624
FNMA ARM 2.907% 09/01/2044#AT7040	FNMA ARM 2.907% 09/01/2044#AT7040	**	20,604
FNMA ARM 2.919% 12/01/2049#BM6181	FNMA ARM 2.919% 12/01/2049#BM6181	**	2,549,380
FNMA ARM 2.938% 01/01/2045 #AL6377	FNMA ARM 2.938% 01/01/2045 #AL6377	**	73,862
FNMA ARM 3.03% 11/35 #745216	FNMA ARM 3.03% 11/35 #745216	**	2,400
FNMA ARM 3.27% 1/33 #677052	FNMA ARM 3.27% 1/33 #677052	**	3,318
FNMA ARM 3.359% 10/01/2049#BM6149	FNMA ARM 3.359% 10/01/2049#BM6149	**	495,176
FNMA ARM 4.453% 10/01/2033#725693	FNMA ARM 4.453% 10/01/2033#725693	**	26,004
FNMA ARM 4.817% 08/01/2053#841607	FNMA ARM 4.817% 08/01/2053#841607	**	1,420,667
FNMA ARM 4.84% 7/35 #832100	FNMA ARM 4.84% 7/35 #832100	**	16,205
FNMA ARM 4.90% 3/36 #879052	FNMA ARM 4.90% 3/36 #879052	**	11,005
FNMA ARM 4.92% 8/38 #983349	FNMA ARM 4.92% 8/38 #983349	**	10,335
FNMA ARM 5.04% 7/35 #834927	FNMA ARM 5.04% 7/35 #834927	**	20,996
FNMA ARM 5.48% 12/35 #848522	FNMA ARM 5.48% 12/35 #848522	**	1,665
FNMA ARM 5.51% 7/36 #745777	FNMA ARM 5.51% 7/36 #745777	**	10,206
FNMA ARM 5.99% 8/36 #745761	FNMA ARM 5.99% 8/36 #745761	**	8,799
FNMA ARM RFT1Y+159 09/45#AX5628	FNMA ARM RFT1Y+159 09/45#AX5628	**	29,931
FNMA ARM RFT1Y+169 6 5/38 #979931	FNMA ARM RFT1Y+169 6 5/38 #979931	**	3,173
FNMA ARM RFT1Y+178.8 7 5/38 #908482	FNMA ARM RFT1Y+178.8 7 5/38 #908482	**	1,359
FNMA ARM RFT1Y+183 8 4/38 #956679	FNMA ARM RFT1Y+183 8 4/38 #956679	**	14,270
FNMA ARM RFT1Y+188.1 84 5/38#963117	FNMA ARM RFT1Y+188.1 84 5/38#963117	**	283
FNMA FHAL 6% 03/01/2039#AB8053	FNMA FHAL 6% 03/01/2039#AB8053	**	21,497
FNR 2002-33 A1 7% 6/32	FNR 2002-33 A1 7% 6/32	**	27,557
FNR 2002-90 A1 6.5 6/42	FNR 2002-90 A1 6.5 6/42	**	61,526
FNW 2001-W3 A 7% 9/41	FNW 2001-W3 A 7% 9/41	**	13,166
FNW 2002-W6 2A1 + 06/42	FNW 2002-W6 2A1 + 06/42	**	43,717
FNW 2004-W9 2A1 6.5% 2/44	FNW 2004-W9 2A1 6.5% 2/44	**	10,177
FNW 2006-W1 1A1 6.5 12/45	FNW 2006-W1 1A1 6.5 12/45	**	48,016
FNW 2006-W1 1A4 8% 12/25/45	FNW 2006-W1 1A4 8% 12/25/45	**	11,331
FREDDIE MAC STACR REMIC TRUST 2021-DNA1 M2 SOFR30A	FREDDIE MAC STACR REMIC TRUST 2021-DNA1 M2 SOFR30A	**	934,396
FREDDIE MAC STACR REMIC TRUST 2021-DNA1 SOFR30A+29	FREDDIE MAC STACR REMIC TRUST 2021-DNA1 SOFR30A+29	**	267,324
FSPC T-48 1A CSTR 7/33	FSPC T-48 1A CSTR 7/33	**	28,390

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
FSPC T-51 1A CSTR 9/43	FSPC T-51 1A CSTR 9/43	**	315,694
FSPC T-54 3A 7% 2/43	FSPC T-54 3A 7% 2/43	**	237,762
GALTON FUNDING MORTGAGE TRUST 2019-1 A32 4% 02/25/	GALTON FUNDING MORTGAGE TRUST 2019-1 A32 4% 02/25/	**	10,350
GINNIE MAE I POOL 30YR 5.5% 09/45#784653	GINNIE MAE I POOL 30YR 5.5% 09/45#784653	**	102,682
GNII II 4.50% 7/40 #004746	GNII II 4.50% 7/40 #004746	**	23,314
GNII II 5.00% 2/40 #004637	GNII II 5.00% 2/40 #004637	**	6,178
GNII II 5.00% 11/39 #004578	GNII II 5.00% 11/39 #004578	**	146,961
GNII II 5.00% 12/35 #003795	GNII II 5.00% 12/35 #003795	**	3,975
GNII II 3% 09/20/2047#MA4718	GNII II 3% 09/20/2047#MA4718	**	702,334
GNII II 4% 04/20/2050#BS6831	GNII II 4% 04/20/2050#BS6831	**	3,918
GNII II 4% 04/20/2050#BS6832	GNII II 4% 04/20/2050#BS6832	**	4,880
GNII II 4% 04/20/2050#BS6833	GNII II 4% 04/20/2050#BS6833	**	981
GNII II 4% 04/20/2050#BS9707	GNII II 4% 04/20/2050#BS9707	**	2,307
GNII II 4% 04/20/2050#BS9717	GNII II 4% 04/20/2050#BS9717	**	11,485
GNII II 4% 10/20/2050#MA6934	GNII II 4% 10/20/2050#MA6934	**	335,381
GNII II 4.5% 03/20/2044#MA1762	GNII II 4.5% 03/20/2044#MA1762	**	282,742
GNII II 5% 01/20/2048#MA4965	GNII II 5% 01/20/2048#MA4965	**	177,334
GNII II 5% 02/20/2048#MA5022	GNII II 5% 02/20/2048#MA5022	**	52,588
GNII II 5% 1/36 #003805	GNII II 5% 1/36 #003805	**	3,246
GNII II 5% 12/34 #003651	GNII II 5% 12/34 #003651	**	6,196
GNII II 5% 5/36 #003850	GNII II 5% 5/36 #003850	**	3,831
GNII II 5.5% 02/20/2049#MA5766	GNII II 5.5% 02/20/2049#MA5766	**	109,425
GNII II 5.5% 03/20/2048#MA5081	GNII II 5.5% 03/20/2048#MA5081	**	17,902
GNII II 5.5% 03/20/2049#MA5820	GNII II 5.5% 03/20/2049#MA5820	**	8,122
GNII II 5.5% 12/20/2048#MA5654	GNII II 5.5% 12/20/2048#MA5654	**	28,980
GNII II 8.5% 07/20/2026#002250	GNII II 8.5% 07/20/2026#002250	**	114
GNMA II 3.5% 03/43 #AD8825	GNMA II 3.5% 03/43 #AD8825	**	72,979
GNMA II 3.5% 07/20/2052#MA8149	GNMA II 3.5% 07/20/2052#MA8149	**	1,710,250
GNMA II 4% 03/48#BE6823	GNMA II 4% 03/48#BE6823	**	14,082
GNMA II 4% 04/20/2050#BT2982	GNMA II 4% 04/20/2050#BT2982	**	3,895
GNMA II 4% 04/20/2050#BT2983	GNMA II 4% 04/20/2050#BT2983	**	4,638
GNMA II 4% 04/20/2050#BU2156	GNMA II 4% 04/20/2050#BU2156	**	10,035
GNMA II 4% 04/20/2050#BU2157	GNMA II 4% 04/20/2050#BU2157	**	7,978
GNMA II 4% 10/20/2052#MA8346	GNMA II 4% 10/20/2052#MA8346	**	539,447
GNMA II 5.5% 09/20/2054#MA9906	GNMA II 5.5% 09/20/2054#MA9906	**	1,388,424
GNR 2022-H09 FA SOFR30A+67 04/20/2072	GNR 2022-H09 FA SOFR30A+67 04/20/2072	**	2,799,927
GOVERNMENT NAT MTG AS REMIC PT SOFR30A+ 03/20/2072	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+ 03/20/2072	**	749,767
GOVERNMENT NAT MTG AS REMIC PT SOFR30A+ 06/20/2068	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+ 06/20/2068	**	1,915,986
GOVERNMENT NAT MTG AS REMIC PT SOFR30A+ 12/20/2071	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+ 12/20/2071	**	1,176,881
GOVERNMENT NAT MTG AS REMIC PT SOFR30A+75 03/20/20	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+75 03/20/20	**	3,023,198
GOVERNMENT NAT MTG AS REMIC PT SOFR30A+85 01/20/20	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+85 01/20/20	**	1,175,047
GOVERNMENT NAT MTG AS REMIC PT SOFR30A+97 05/20/20	GOVERNMENT NAT MTG AS REMIC PT SOFR30A+97 05/20/20	**	701,383
GOVERNMENT NAT MTG AS REMIC PT TSFR12M+ 02/20/2068	GOVERNMENT NAT MTG AS REMIC PT TSFR12M+ 02/20/2068	**	683,467
GOVERNMENT NAT MTG AS REMIC PT TSFR12M+117.513 07/	GOVERNMENT NAT MTG AS REMIC PT TSFR12M+117.513 07/	**	1,369,534
GOVERNMENT NAT MTG ASSN HECM DF TSFR12M+73.513 07/	GOVERNMENT NAT MTG ASSN HECM DF TSFR12M+73.513 07/	**	443,956
GOVERNMENT NAT MTG ASSN HECM TSFR12M+ 02/20/2069	GOVERNMENT NAT MTG ASSN HECM TSFR12M+ 02/20/2069	**	378,386
GOVERNMENT NAT MTG ASSN HECM TSFR12M+ 11/20/2066	GOVERNMENT NAT MTG ASSN HECM TSFR12M+ 11/20/2066	**	806,183
GOVERNMENT NAT MTG ASSN HECM TSFR12M+76.513 02/20/	GOVERNMENT NAT MTG ASSN HECM TSFR12M+76.513 02/20/	**	510,283
GOVERNMENT NAT MTG ASSN HECM TSFR12M+79.513 05/20/	GOVERNMENT NAT MTG ASSN HECM TSFR12M+79.513 05/20/	**	285,999
GOVERNMENT NAT MTG ASSN HECM TSFR12M+96.513 09/20/	GOVERNMENT NAT MTG ASSN HECM TSFR12M+96.513 09/20/	**	5,757,742
GOVERNMENT NAT MTG ASSN HECM TSFR1M+ 09/20/2069	GOVERNMENT NAT MTG ASSN HECM TSFR1M+ 09/20/2069	**	1,474,444
GS MTG SECS TR 2017-GS6 3.433% 05/10/2050	GS MTG SECS TR 2017-GS6 3.433% 05/10/2050	**	688,951
GS MTG-BACKED SECS TR 2014-EB1A 2A1 CSTR 07/25/204	GS MTG-BACKED SECS TR 2014-EB1A 2A1 CSTR 07/25/204	**	3,139
HILT COMMERCIAL MORTGAGE TRUST 2024-ORL B TSFR1M+1	HILT COMMERCIAL MORTGAGE TRUST 2024-ORL B TSFR1M+1	**	765,000
HYT COMMERCIAL MORTGAGE TRUST 2024-RGCY TSFR1M+184	HYT COMMERCIAL MORTGAGE TRUST 2024-RGCY TSFR1M+184	**	525,325
IL ST TAXMUNI 5.1% 6/01/33	IL ST TAXMUNI 5.1% 6/01/33	**	2,718,737
IMPERIAL FUND MORTGAGE TRUST 1.516% 09/25/2056 144	IMPERIAL FUND MORTGAGE TRUST 1.516% 09/25/2056 144	**	153,852
IMPERIAL FUND MORTGAGE TRUST 2022-NQM4 A1 4.767% 0	IMPERIAL FUND MORTGAGE TRUST 2022-NQM4 A1 4.767% 0	**	541,988
J P MORGAN CHASE COML MTG SECS TR 2019-BROOK C TSF	J P MORGAN CHASE COML MTG SECS TR 2019-BROOK C TSF	**	426,251
J P MORGAN CHASE COML MTG SECS TR 2020-609M TSFR1M	J P MORGAN CHASE COML MTG SECS TR 2020-609M TSFR1M	**	198,000
LSTAR COML MTG TR 2017-5 4.021% 03/10/2050 144A	LSTAR COML MTG TR 2017-5 4.021% 03/10/2050 144A	**	1,405,226

(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c ) Description of Investment Including Maturity Date, Rate of Interest, Collateral, Par, or Maturity Value	(d) Cost**	$ Current Value
MED COML MTG TR 2024-MOB A TSFR1M+159.151 05/15/20	MED COML MTG TR 2024-MOB A TSFR1M+159.151 05/15/20	**	379,722
METLIFE SECURITIZATION TR 2017-1 3% 04/25/2055 144	METLIFE SECURITIZATION TR 2017-1 3% 04/25/2055 144	**	244,029
MFA 2021-NQM2 A1 TR 1.029% 11/25/2064 144A	MFA 2021-NQM2 A1 TR 1.029% 11/25/2064 144A	**	271,213
MFA 2023-INV2 TRUST STEP 10/25/2058 144A	MFA 2023-INV2 TRUST STEP 10/25/2058 144A	**	510,174
MORGAN STANLEY CAPITAL I 2.782% 08/15/2049	MORGAN STANLEY CAPITAL I 2.782% 08/15/2049	**	1,241,603
NEW JERSEY ST TPK AUTH TPK REVBUILD AMERICA BDS-TA	NEW JERSEY ST TPK AUTH TPK REVBUILD AMERICA BDS-TA	**	143,200
NEW JERSEY ST TPK AUTH TPK REVBUILD AMERICA BONDS-	NEW JERSEY ST TPK AUTH TPK REVBUILD AMERICA BONDS-	**	1,982,279
NEW RESIDENTIAL MTG LN TR 2021-INV2 2.5% 09/25/205	NEW RESIDENTIAL MTG LN TR 2021-INV2 2.5% 09/25/205	**	544,102
OBX 2024-NQM17 TRUST 6.015% 11/25/2064 144A	OBX 2024-NQM17 TRUST 6.015% 11/25/2064 144A	**	526,596
OSS 2024-H6 MTG TR 5.383% 09/25/2069 144A	OSS 2024-H6 MTG TR 5.383% 09/25/2069 144A	**	1,232,826
RCKT MORTGAGE TRUST 2024-CES9 STEP 12/25/2044 144A	RCKT MORTGAGE TRUST 2024-CES9 STEP 12/25/2044 144A	**	128,999
SDR COMMERCIAL MORTGAGE TRUST 2024-DSNY TSFR1M+174	SDR COMMERCIAL MORTGAGE TRUST 2024-DSNY TSFR1M+174	**	629,375
SEASONED CREDIT RISK TRANSFER TRUST SERIES 2016-1	SEASONED CREDIT RISK TRANSFER TRUST SERIES 2016-1	**	262,929
SEQUOIA MTG TR 2018-CH2 A3 4% 06/25/2048 144A	SEQUOIA MTG TR 2018-CH2 A3 4% 06/25/2048 144A	**	37,688
SEQUOIA MTG TR 2018-CH3 4.5% 08/25/2048 144A	SEQUOIA MTG TR 2018-CH3 4.5% 08/25/2048 144A	**	1,653
STARWOOD MORTGAGE RESIDENTIAL TRUST 2021-4 1.162%	STARWOOD MORTGAGE RESIDENTIAL TRUST 2021-4 1.162%	**	762,243
SYMPHONY STATIC CLO I LTD TSFR3M+171.161 10/25/202	SYMPHONY STATIC CLO I LTD TSFR3M+171.161 10/25/202	**	750,511
TOORAK MORTGAGE CORP 2018-1 LTD 1.562% 07/25/2056	TOORAK MORTGAGE CORP 2018-1 LTD 1.562% 07/25/2056	**	281,600
TOWD POINT MORTGAGE TRUST 2019-HY3 M1 TSFR1M+161.4	TOWD POINT MORTGAGE TRUST 2019-HY3 M1 TSFR1M+161.4	**	268,648
TX TR 2024-HOU B TSFR1M+209.066 06/15/2029 144A	TX TR 2024-HOU B TSFR1M+209.066 06/15/2029 144A	**	834,567
UNITED STATES TREASURY BOND 2.875% 05/15/2052	UNITED STATES TREASURY BOND 2.875% 05/15/2052	**	2,063,029
UNITED STATES TREASURY BOND 3% 08/15/2052	UNITED STATES TREASURY BOND 3% 08/15/2052	**	4,385,872
UNITED STATES TREASURY BOND 3.375% 08/15/2042	UNITED STATES TREASURY BOND 3.375% 08/15/2042	**	1,180,397
UNITED STATES TREASURY BOND 3.625% 05/15/2053	UNITED STATES TREASURY BOND 3.625% 05/15/2053	**	2,515,119
UNITED STATES TREASURY BOND 4.125% 08/15/2044	UNITED STATES TREASURY BOND 4.125% 08/15/2044	**	4,315,801
UNITED STATES TREASURY BOND 4.125% 08/15/2053	UNITED STATES TREASURY BOND 4.125% 08/15/2053	**	8,181,453
UNITED STATES TREASURY BOND 4.25% 08/15/2054	UNITED STATES TREASURY BOND 4.25% 08/15/2054	**	1,172,550
UNITED STATES TREASURY BOND 4.5% 02/15/2044	UNITED STATES TREASURY BOND 4.5% 02/15/2044	**	5,779,312
UNITED STATES TREASURY BOND 4.625% 11/15/2044	UNITED STATES TREASURY BOND 4.625% 11/15/2044	**	4,123,751
UNITED STATES TREASURY BOND 4.75% 11/15/2053	UNITED STATES TREASURY BOND 4.75% 11/15/2053	**	855,739
UST NOTES 3.375% 09/15/2027	UST NOTES 3.375% 09/15/2027	**	1,975,938
UST NOTES 3.5% 09/30/2026	UST NOTES 3.5% 09/30/2026	**	27,864,540
UST NOTES 3.75% 06/30/2030	UST NOTES 3.75% 06/30/2030	**	5,030,377
UST NOTES 3.75% 08/31/2026	UST NOTES 3.75% 08/31/2026	**	27,743,666
UST NOTES 3.75% 12/31/2030	UST NOTES 3.75% 12/31/2030	**	4,475,294
UST NOTES 3.875% 08/15/2034	UST NOTES 3.875% 08/15/2034	**	2,838,844
UST NOTES 4% 07/31/2030	UST NOTES 4% 07/31/2030	**	701,958
UST NOTES 4.125% 03/31/2031	UST NOTES 4.125% 03/31/2031	**	7,774,414
UST NOTES 4.125% 07/31/2031	UST NOTES 4.125% 07/31/2031	**	2,534,462
UST NOTES 4.125% 10/31/2026	UST NOTES 4.125% 10/31/2026	**	34,224,917
UST NOTES 4.125% 10/31/2029	UST NOTES 4.125% 10/31/2029	**	5,604,702
UST NOTES 4.25% 11/30/2026	UST NOTES 4.25% 11/30/2026	**	27,989,433
UST NOTES 4.625% 04/30/2031	UST NOTES 4.625% 04/30/2031	**	1,318,046
USTN TII 1.5% 02/15/2053	USTN TII 1.5% 02/15/2053	**	2,702,067
UWM 2021-INV2 A4 2.5% 09/25/2051 144A	UWM 2021-INV2 A4 2.5% 09/25/2051 144A	**	101,344
VERUS SECURITIZATION TR 2019-INV3 3.692% 11/25/205	VERUS SECURITIZATION TR 2019-INV3 3.692% 11/25/205	**	120,518
VERUS SECURITIZATION TRUST 2021 1.437% 06/25/2066	VERUS SECURITIZATION TRUST 2021 1.437% 06/25/2066	**	571,671
VERUS SECURITIZATION TRUST 2021-5 1.373% 09/25/206	VERUS SECURITIZATION TRUST 2021-5 1.373% 09/25/206	**	130,886
VERUS SECURITIZATION TRUST 2022-1 A3 3.288% 01/25/	VERUS SECURITIZATION TRUST 2022-1 A3 3.288% 01/25/	**	599,533
VERUS SECURITIZATION TRUST 2022-6 4.91% 06/25/2067	VERUS SECURITIZATION TRUST 2022-6 4.91% 06/25/2067	**	165,817
VERUS SECURITIZATION TRUST 2023-8 6.6642% 12/25/20	VERUS SECURITIZATION TRUST 2023-8 6.6642% 12/25/20	**	723,902
VERUS SECURITIZATION TRUST 2023-INV3 A2 7.33% 11/2	VERUS SECURITIZATION TRUST 2023-INV3 A2 7.33% 11/2	**	769,519
VERUS SECURITIZATION TRUST 23-6 6.939% 09/25/2068	VERUS SECURITIZATION TRUST 23-6 6.939% 09/25/2068	**	347,570
WFCM TR 2015-NXS2 3.02% 7/58	WFCM TR 2015-NXS2 3.02% 7/58	**	46,909
WSTN TRUST 2023-MAUI VAR 07/05/2037 144A	WSTN TRUST 2023-MAUI VAR 07/05/2037 144A	**	935,251

TOTAL INVESTMENTS, AT FAIR VALUE			11,550,738,669
*Party-in-interest to the Plan
**Cost information not required
See Report of Independent Registered Public Accounting Firm

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrator of the Plan has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT RETIREMENT SAVINGS PLAN

Dated: June 24, 2025	/s/ Thaddeus Shepherd
Plan Administrator